Exhibit 2.1

Execution Version

Agreement and Plan of Merger

Among

GigOptix, Inc.,

Champagne Merger Sub, Inc.,

Magnum Semiconductor, Inc.,

and

Fortis Advisors LLC,
as the Stockholders’ Agent

April 1, 2016

i

4.2	Power, Authorization and Validity	55
4.3	No Conflict	56
4.4	Interim Operations of Merger Sub	56
4.5	Stockholders Consent	57
4.6	Financial Capacity	57
4.7	Merger Consideration	57
4.8	Litigation	57
4.9	Reorganization	57
4.10	Capitalization of Parent	57
4.11	Board Approval	58
4.12	SEC Documents; Parent Financial Statements	58
4.13	No Undisclosed Statements	58
4.14	Subsidiaries	58
4.15	No Reliance	59
ARTICLE V COMPANY COVENANTS		59
5.1	Advise of Changes	59
5.2	Maintenance of Business	60
5.3	Conduct of Business	60
5.4	Regulatory Approvals	63
5.5	Necessary Consents	63
5.6	Litigation	63
5.7	No Other Negotiations	63
5.8	Access to Information	64
5.9	Satisfaction of Conditions Precedent	65
5.10	Notices to Company Securityholders and Employees	65
ARTICLE VI PARENT COVENANTS		65
6.1	Advise of Changes	65
6.2	Regulatory Approvals	65
6.3	Satisfaction of Conditions Precedent	66
ARTICLE VII ADDITIONAL AGREEMENTS		66
7.1	Approval of the Company Stockholders	66
7.2	Employees	66
7.3	Tax Matters	67
7.4	Reorganization	70
7.5	Sale of Shares Pursuant to Regulation D	70
7.6	Blue Sky Laws	70
7.7	Registration of Shares of Parent Common Stock Issued in the Merger	70
7.8	Warranty Insurance	74
7.9	Director and Officer Liability	74
ARTICLE VIII CONDITIONS TO CLOSING OF MERGER		76
8.1	Conditions to Each Party’s Obligation to Effect the Merger	76
8.2	Additional Conditions to Obligations of Parent and Merger Sub	76
8.2	Additional Conditions to Obligations of the Company	79
ARTICLE IX TERMINATION OF AGREEMENT		79
9.1	Termination by Mutual Consent	79
9.2	Unilateral Termination	79

9.3	Effect of Termination	80
ARTICLE X INDEMNIFICATION		80
10.1	Survival Periods	80
10.2	Indemnification from the Escrow Fund or Warranty Insurance	81
10.3	Limitations	82
10.4	Determination of the Closing Net Working Capital	84
10.5	Defense of Third Party Claims	85
10.6	Indemnification Claim Procedure	86
10.7	Exercise of Remedies Other Than by Parent	89
10.8	Certain Limitations	89
10.9	Stockholders’ Agent	89
10.10	Parent Indemnification	91
ARTICLE XI MISCELLANEOUS		92
11.1	Governing Law	92
11.2	Assignment; Binding Upon Successors and Assigns	92
11.3	Severability	92
11.4	Counterparts	92
11.5	Other Remedies	92
11.6	Amendments and Waivers	93
11.7	Expenses	93
11.8	Attorneys’ Fees	93
11.9	Notices	94
11.10	Interpretation; Rules of Construction	94
11.11	Third Party Beneficiary Rights	95
11.12	Public Announcement	95
11.13	Entire Agreement	95
11.14	Waiver of Jury Trial	95
11.15	Legal Representation	96

List of Exhibits

Exhibit A-1	List of Signatories to Voting Agreement
Exhibit A-2	Form of Voting Agreement
Exhibit B-1	List of Signatories to Offer Letters
Exhibit B-2	Form of Offer Letter
Exhibit C	Escrow Agreement
Exhibit D	Investor Representation Statement

List of Schedules

Schedule 2.1	Employee Carve-Out, Payments and Bonuses
Schedule 2.2	Investor Debt
Schedule 2.3	Merger Consideration Calculations

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of April 1, 2016 (the “Agreement Date”) by and among GigOptix, Inc., a Delaware corporation (“Parent”), Champagne Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Magnum Semiconductor, Inc., a Delaware corporation (the “Company”) and Fortis Advisors LLC, a Delaware limited liability company, as the “Stockholders’ Agent”.

RECITALS

A.     The parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “Merger”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), on the terms and subject to the conditions of this Agreement and pursuant to the applicable provisions of the laws of the State of Delaware.

B.     The Boards of Directors of Parent, Merger Sub and the Company have determined that the Merger is in the best interests of their respective stockholders and have approved and declared advisable this Agreement and the Merger.

C.     Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each Company Stockholder listed on Exhibit A-1 is executing and delivering to Parent a Voting Agreement to approve the Merger, in substantially the form attached hereto as Exhibit A-2 (a “Voting Agreement”).

D.     Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each of the employees of the Company under the heading “Key Employees” listed on Exhibit B-1 is executing and delivering to Parent an executed employment offer letter (including the related Confidentiality and Assignment of Inventions Agreement) in substantially the form attached hereto as Exhibit B-2 (an “Offer Letter”), which Offer Letters shall become effective only upon the Effective Time (as defined in Article I).

E.     Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

F.     For United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Now, therefore, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

Article I
CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below.  Unless indicated otherwise, all mathematical calculations contemplated hereby shall be made to the fifth decimal place.

“409A Plan” has the meaning set forth in Section 3.16(u).

“Accounting Arbitrator” has the meaning set forth in Section 10.4(c).

“Accounts Receivable” has the meaning set forth in Section 3.21.

“Acknowledgment Letters” has the meaning set forth in Section 2.2(a).

“Advisory Group” has the meaning set forth in Section 2.3(f).

“Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.

“Agreed Amount” has the meaning set forth in Section 10.6(b).

“Agreement” has the meaning set forth in the Preamble.

“Agreement Date” has the meaning set forth in the Preamble.

“Alternative Transaction” means (a) any acquisition or purchase of Company Common Stock by  any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of five percent (5%) or more  in interest of the total number of outstanding shares of Company Common Stock on such date of acquisition (other than as provided for or permitted by this Agreement), or any merger, consolidation, business combination or similar transaction involving the Company; (b) any sale, lease, exchange, transfer, license, acquisition or disposition of a substantial portion of the assets of the Company; or (c) any sale, lease, exchange, transfer, license or disposition to a third party of the Company Business.

“Amended and Restated Certificate of Incorporation” means the Twelfth Amended and Restated Certificate of Incorporation of the Company, filed with the Delaware Secretary of State on May 20, 2014, as amended on March 31, 2016.

“Applicable Law” means, collectively, all foreign, federal, state, provincial, territorial, local or municipal laws, statutes, ordinances, regulations, rules, and all orders, writs, injunctions, awards, judgments and decrees applicable to the assets, properties and business (and any regulations promulgated thereunder) of the applicable company or entity.

“Arbitrable Dispute” has the meaning set forth in Section 10.6(f).

“Balance Sheet Date” means December 31, 2015.

“Books and Records” means (a) all product, business and marketing plans, sales and promotional literature and artwork relating to the assets of the Company or the Company Business, (b) all books, records, lists, ledgers, financial data, files, reports, Returns and related work papers and letters from accountants, budgets, pricing guidelines, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, product and design manuals, plans, drawings, technical manuals and operating records of every kind relating to the assets of the Company or the Company Business (including records and lists of customers, distributors, suppliers and personnel), computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans, and (c) all telephone and fax numbers used in the Company Business, and in each case whether maintained as hard copy or stored in computer memory and whether owned by the Company or its Affiliates.

“Bonus Recipient” means those persons entitled to receive a portion of the Employee Payments pursuant to Schedule 2.1, which for Gopal Solanki and Terry Griffin shall be received by them within 10 days of completion of consulting arrangements each for a period of 3 months following Closing, provided that such person has executed and not revoked an effective release of claims.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

“CapIP Put Amount” is equal to 2.5% of the Entity Value.

“CapIP Warrant” means that Warrant to Purchase Capital Stock issued by the Company on October 31, 2014 to CapIP Magnum LLC, as amended on September 11, 2015.

“Certificate of Merger” means the certificate of merger to be filed with the Office of the Secretary of State of the State of Delaware at the time of Closing in such appropriate form as shall be required by Delaware Law.

“Certificates” has the meaning set forth in Section 2.7.

“Claimed Amount” has the meaning set forth in Section 10.6(a).

“Closing” means the closing of the transactions necessary to consummate the Merger.

“Closing Date” means a time and date on which the Closing shall occur to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VIII, or at such other time, date and location as the parties hereto agree in writing.

“Closing Merger Expense Certificate” means a certificate executed by the Chief Financial Officer of the Company, dated as of the Closing Date, certifying the amount of unpaid Merger Expenses (including an itemized list of each Merger Expense and the Person to whom such expense was or is owed).

“Closing Working Capital Statement” has the meaning set forth in Section 8.2(i).

“COBRA” has the meaning set forth in Section 3.16(m).

“Code” has the meaning set forth in the Preamble.

“Company” has the meaning set forth in the Preamble.

“Company Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of the Company by an officer or officers of the Company at the Closing pursuant to Article VIII and each agreement or document (other than this Agreement) that the Company is to enter into as a party thereto pursuant to this Agreement.

“Company Balance Sheet” means the Company’s unaudited balance sheet as of the Balance Sheet Date included in the Company Financial Statements.

“Company Benefit Arrangements” has the meaning set forth in Section 3.16(d).

“Company Business” means the business of the Company (including its Subsidiaries) as presently conducted.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the Common Stock, par value $0.001 per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule attached hereto and dated as of the Agreement Date and delivered by the Company to Parent on the Agreement Date listing any exceptions to the representations and warranties of the Company herein as may be updated or modified from time to time (each of which exceptions, in order to be effective, shall clearly indicate the section and, if applicable, the subsection of Article III to which it relates, unless it is reasonably apparent on its face that such information qualifies another representation and warranty of the Company).

“Company Financial Statements” means (a) the Company’s unaudited balance sheet dated December 31, 2015 and audited balance sheet dated December 31, 2014; and (b)  the Company’s unaudited statement of income and statement of cash flows for the year ended December 31, 2015 and audited statement of income and statement of cash flows for the year ended December 31, 2014.

“Company Material Contract” means any Contract required to be listed on the Company Disclosure Schedule pursuant to Section 3.11.

“Company Optionholders” means the holders of Company Options.

“Company Options” means options to purchase shares of Company Common Stock issued pursuant to the Company Stock Plans or otherwise.

“Company Charter Documents” has the meaning set forth in Section 3.8(d).

“Company Indemnified Person” has the meaning set forth in Section 7.9(a).

“Company IP Rights” has the meaning set forth in Section 3.13(a).

“Company IP Rights Agreements” has the meaning set forth in Section 3.13(b).

“Company-Licensed IP Rights” has the meaning set forth in Section 3.13(a).

“Company-Owned IP Rights” has the meaning set forth in Section 3.13(a).

“Company Permitted Encumbrances” means (a) statutory liens for taxes that are not yet due and payable or being contested in good faith (and for which adequate accruals or reserves have been established on the Company Financial Statements; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (e) Encumbrances disclosed on the Company Financial Statements; (f) Encumbrances securing the Company’s obligations under the credit facility extended under the Credit Agreement; (g) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Encumbrances and other similar Encumbrances arising in the ordinary course of business securing obligations; (h) Encumbrances which do not materially detract from the value or materially interfere with any present or intended use of such property or assets; and (i)any minor imperfection of title or similar liens, charges or encumbrances which individually or in the aggregate with other such liens, charges and encumbrances does not impair the value of the property subject to such lien, charge or encumbrance or the use of such property in the conduct of the Company Business.

“Company Preferred Stock” means the Preferred Stock, par value $0.001 per share, of the Company, and includes the Series B Preferred Stock, the Series B-1 Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series D-1 Preferred Stock, the Series E Preferred Stock, the Series E-1 Preferred Stock and the Series E-2 Preferred Stock.

“Company Product or Service” has the meaning set forth in Section 3.13(c).

“Company Representatives” has the meaning set forth in Section 5.7.

“Company Securityholders” means the Company Stockholders, Company Optionholders, Company Warrantholders, the holders of the Investor Notes, and the holders of the Series E-1 In-The-Money Warrants, the SVB Warrants and the CapIP Warrant, collectively.

“Company Source Code” has the meaning set forth in Section 3.13(g).

“Company Stock Plans” means collectively the 2005 Stock Plan and the 2015 Stock Plan of the Company, each as amended from time to time.

“Company Stockholders” means the holders of shares of Company Capital Stock immediately prior to the Effective Time.

“Company Warrantholders” means the holders of Company Warrants.

“Company Warrants” means all warrants of the Company to purchase shares of Common Stock or Preferred Stock, but specifically excluding the Series E-1 In-The-Money Warrants, the SVB Warrants and the CapIP Warrant.

“Confidentiality Agreement” has the meaning set forth in Section 5.8.

“Consideration Spreadsheet” has the meaning set forth in Section 2.4.

“Contested Amount” has the meaning set forth in Section 10.6(b).

“Contract” means any written or oral legally binding contract, agreement, instrument, arrangement, commitment, understanding or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

“Credit Agreement” means the Credit Agreement dated October 31, 2014 by and between the Company, the lenders party thereto and Capital IP Investment Partners LLC as Administrative Agent, as amended on September 11, 2015.

“Credit Agreement Acknowledgment Letters” has the meaning set forth in Section 2.1(b).

“Critical Employees” has the meaning set forth in Section 7.2.

“D&O Insurance” has the meaning set forth in Section 7.9(c).

“Damages” includes any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable out of pocket attorneys’ fees), charge, cost (including reasonable costs of investigation) or expense of any nature, but does not include any incidental, indirect, special, exemplary, punitive or consequential damages (including lost revenues or profits) unless for amounts paid or payable to third parties in respect of any third-party claim for which indemnification hereunder is otherwise required.

“Deductible” has the meaning set forth in Section 10.3(a).

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Disagreement Notice” has the meaning set forth in Section 10.4(b).

“Dispute Period” has the meaning set forth in Section 10.6(b).

“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been perfected prior to the taking of a stockholder vote on the Merger at the Company’s Stockholder Meeting in accordance with Delaware Law in connection with the Merger.

“Documentation” means, collectively, programmers’ notes or logs, source code annotations, user guides, manuals, instructions, software architecture designs, layouts, any know-how, and any other designs, plans, drawings, documentation, materials, supplier lists, software source code and object code, net lists, photographs, development tools, blueprints, media, memoranda and records that are primarily related to or otherwise necessary for the use and exploitation of any products or any products in development of the Company, whether in tangible or electronic form, whether owned by the Company or held by the Company under any licenses or sublicenses (or similar grants of rights).

“DOL” has the meaning set forth in Section 3.16(h).

“DLA Piper” has the meaning set forth in Section 11.15.

“Effective Time” means the time of the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware (or such later time as may be mutually agreed in writing by the Company and Parent and specified in the Certificate of Merger); provided that the Effective Time shall occur on the Closing Date.

“Employee Carve-Out Amount” means an amount equal to $1,000,000.

“Employee Payments” means bonuses payable to the individuals and in the amounts listed on Schedule 2.1.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).  For purposes of clarification only, an inability to sell a security without registering such security for sale under the Securities Act or other federal securities laws shall not represent an Encumbrance.

“Entity Representatives” has the meaning set forth in the definition of “knowledge” in this Article I.

“Entity Value” means a cash amount equal to (a) the product of (i) the Parent Common Valuation multiplied by (ii) the Initial Parent Closing Shares, minus (b) the Employee Carve-Out Amount, minus (c) the Investor Debt Consideration, plus (d) the Parent Paid Merger Expenses.

“Environmental Law” has the meaning set forth in Section 3.19(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is a member of (a) a “controlled group of corporations,” as defined in Section 414(b) of the Code; (b) a group of entities under “common control,” as defined in Section 414(c) of the Code; or (c) an “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company.

“Escrow Agent” means Wells Fargo Bank, N.A. as escrow agent under the Escrow Agreement, or any alternative or successor agent that (a) shall be designated by Parent and the Company if designated prior to the Closing Date and (b) shall be designated in accordance with the terms of the Escrow Agreement if designated after the Closing Date.

“Escrow Agreement” means the escrow agreement to be entered into at the Closing by and among Parent, the Company, the Escrow Agent and the Stockholders’ Agent, in substantially the form attached hereto as Exhibit C.

“Escrow Amount” means the amount of $6,000,000 converted into Parent Common Stock at the Parent Common Valuation.

“Escrow Fund” has the meaning set forth in Section 2.3(e).

“Escrow Percentage” means the percentage equal to (a) the Escrow Amount divided by (b) the amount equal to (i) the product of (x) the Parent Common Valuation multiplied by (y) the Initial Parent Closing Shares, minus (ii) the Employee Carve-Out Amount, minus (iii) the CapIP Put Amount, minus (iv) the SVB Aggregate Put Amount, minus (v) the amounts payable by the Company at the Closing to Gopal Solanki and Terry Griffin in connection with their separation of employment from the Company on the Closing Date as set forth in Schedule 2.1.

“Escrowed Merger Consideration Reallocation” has the meaning set forth in Section 10.6(g).

“Estimated Net Working Capital” has the meaning set forth in Section 8.2(i).

“Estimated Working Capital Statement” has the meaning set forth in Section 8.2(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means American Stock Transfer and Trust Company.

“Expense Fund” has the meaning set forth in Section 10.9(e).

“Expense Fund Amount” has the meaning set forth in Section 10.9(e).

“Final Closing Working Capital Statement” has the meaning set forth in Section 10.4(a).

“Fundamental Representations” means: the representations and warranties set forth in Section 3.1 (Organization and Good Standing), Section 3.3 (Power, Authorization and Validity), Section 3.4 (Capitalization of the Company) and Section 3.7 (Taxes).

“Fundamental Reps Indemnity Period” has the meaning set forth in Section 10.1.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any court or tribunal, governmental or regulatory body, administrative agency, commission or other governmental authority.

“Governmental Permits” has the meaning set forth in Section 3.14(b).

“Holder” has the meaning set forth in the Section 2.12(b).

“Holder Indemnitee” has the meaning set forth in Section 7.7(e).

“Indemnitee” means the following Persons: Parent and its subsidiaries (including Merger Sub and, following the Effective Time, the Surviving Corporation) and their respective directors, officers and attorneys.

“Indemnity Period” has the meaning set forth in Section 10.1.

“Indemnifying Party” refers to an individual Participating Stockholder, holder of the Series E-1 In-The-Money Warrant or holder of an Investor Note.

“Initial Parent Closing Shares” means 8,000,000 shares of Parent Common Stock.

“Investor Notes” means those certain notes issued pursuant to the Company’s Subordinated Convertible Promissory Note Purchase Agreement dated as of August 22, 2013, as amended on January 17, 2014 and March 28, 2016 each of which are listed on Schedule 2.2.

“Investor Notes Acknowledgment Letters” has the meaning set forth in Section 2.2(a).

“Investor Debt Consideration” means an amount equal to the product of (a) the principal amount of the Investor Notes multiplied by (b) three.

“Intellectual Property” means, collectively, all worldwide industrial and intellectual property rights, including (a) patents, industrial design patents, patent applications, industrial design patent applications, patent rights, (b) trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, together with all common law rights and goodwill related to the foregoing, (c) Internet domain names, Internet and World Wide Web URLs or addresses, (d) copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, moral rights, and other rights of authorship or exploitation, (e) franchises and licenses, (f) inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, technology, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format), (g) software source code and object code, and (h) all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers’ notes, memoranda and records.

“Investor Representation Statement” has the meaning set forth in Section 7.5.

“IRS” has the meaning set forth in Section 3.7(b).

“ITA” means the Income Tax Act (Canada).

“JAMS Rules” has the meaning set forth in Section 10.6(f).

“knowledge” means the knowledge of a particular fact, circumstance, event or other matter in question of the executive officers of an entity (and with respect to Section 3.13, Lowell Winger, FC Jeng, Babu Turumella and Ranvir Singh) (collectively, the “Entity Representatives”).  Any such Entity Representative will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (a) such Entity Representative has actual knowledge of the fact, circumstance or event or (b) knowledge of such fact, circumstance or event would be obtained by reasonable inquiry of his direct reports. With respect to Intellectual Property, “knowledge” or its variants (i.e., “know,” “known”, etc.) does not require any Person to conduct, have conducted, obtain, or have obtained any freedom-to-operate opinions or similar opinions of counsel or any patent, trademark or other Intellectual Property rights clearance searches.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Letter of Transmittal” has the meaning set forth in Section 2.7.

“Liabilities” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

“Magnum Canada” means Magnum Semiconductor Canada Inc.

“Material Adverse Change” and “Material Adverse Effect” when used in connection with an entity means any change, event, circumstance, condition or effect that is or is reasonably likely to be, individually or in the aggregate, materially adverse in relation to the condition (financial or otherwise), capitalization, properties, products, assets (including intangible assets) and liabilities, taken as a whole, Intellectual Property, business, operations or results of operations of such entity and its Subsidiaries, taken as a whole, except to the extent that any such change, event, condition or effect directly results from (a) the direct effect of actions by the Company taken at the direction or request of Parent pursuant to this Agreement, (b) changes affecting any of the industries in which such entity operates generally or the United States or worldwide economy generally (which changes in each case do not disproportionately affect such entity in any material respect), (c) any change in any Applicable Law, or any interpretation thereof, (d) any change in GAAP or other accounting standards, (e) the announcement or expected completion of the transactions contemplated by this Agreement or (f) changes caused by acts of terrorism or war (whether or not declared), sabotage, natural disasters or other calamity, crisis or geopolitical event occurring after the date hereof, or (g) the failure, in and of itself, of the Company to meet any financial forecast, projection, estimate, prediction or models, whether internal to the Company or otherwise.

“Materials of Environmental Concern” has the meaning set forth in Section 3.19(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means the total consideration the Participating Stockholders and the holder of the Series E-1 In-The-Money Warrants are entitled to receive in aggregate, equal to (a) the product of (i) the Parent Common Valuation multiplied by (ii) the Initial Parent Closing Shares, minus (b) the Employee Carve-Out Amount, minus (c) the Investor Debt Consideration, minus (d) the CapIP Put Amount, minus (e) the SVB Aggregate Put Amount, minus (f) the amounts payable by the Company at the Closing to Gopal Solanki and Terry Griffin in connection with their separation of employment from the Company on the Closing Date as set forth in Schedule 2.1.

“Merger Expenses” means the out-of-pocket costs and expenses incurred by the Company in connection with the Merger and this Agreement and the transactions contemplated hereby (including any fees and expenses of legal counsel, financial advisors, investment bankers and accountants).

“Merger Securities” has the meaning set forth in the Section 2.12(b).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Merger Sub by an officer or officers of Merger Sub at the Closing pursuant to Article VIII and each agreement or document (other than this Agreement) that Merger Sub is to enter into as a party thereto pursuant to this Agreement.

“Merger Sub Common Stock” means the Common Stock, par value $0.0001 per share, of Merger Sub.

“Net Working Capital” means the sum of Company’s cash and cash equivalents as of the Effective Time plus (i) accounts receivable and the inventory amount, and minus (ii) accrued payroll and sales commissions and other current expenses and accounts payable, but not including Tax and deferred revenue of the Company, the Repaid Indebtedness, the Investor Debt Consideration, the Employee Carve-Out Amount, the Employee Payments, the Parent Paid Merger Expenses and employee bonus payments.  The Company’s Net Working Capital shall be calculated using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodologies that were used in the preparation of the Company Financial Statements.

“Notice of Claim” has the meaning set forth in Section 10.6(a).

“Non-Privileged Deal Communications” has the meaning set forth in Section 11.15(c).

“Offer Letter” has the meaning set forth in the Recitals.

“Parent” has the meaning set forth in the Preamble.

“Parent Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Parent by an officer or officers of Parent at the Closing pursuant to Article VIII and each agreement or document (other than this Agreement) that Parent is to enter into as a party thereto pursuant to this Agreement.

“Parent Common Stock” means Parent’s common stock, par value $0.001 per share.

“Parent Common Valuation” means an amount equal to the average of the closing prices of the Parent Common Stock on the NYSE MKT stock exchange over the thirty day period ending three days prior to the Closing Date.

“Parent Disclosure Schedule” means such disclosure schedule dated as of the Agreement Date that Parent may provide to the Company on the Agreement Date listing any exceptions to the representations and warranties of Parent and Merger Sub herein as may be updated or modified from time to time (each of which exceptions, in order to be effective, shall clearly indicate the section and, if applicable, the subsection of Article IV to which it relates, unless it is reasonably apparent on its face that such information qualifies another representation and warranty of Parent and Merger Sub).

“Parent Financial Statements” has the meaning set forth in Section 4.12.

“Parent Indemnitee” has the meaning set forth in Section 7.7(f).

“Parent Paid Merger Expenses” means up to $1,500,000 of Merger Expenses paid by Parent.

“Parent Permitted Encumbrances” means (a) statutory liens for taxes that are not yet due and payable or being contested in good faith (and for which adequate accruals or reserves have been established on the Parent Financial Statements); (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (e) Encumbrances disclosed on the Parent Financial Statements; (f) Encumbrances securing the Parent’s and its Subsidiaries obligations under the credit facility disclosed in the Parent Financial Statements; (g) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Encumbrances and other similar Encumbrances arising in the ordinary course of business securing obligations; (h) Encumbrances which do not materially detract from the value or materially interfere with any present or intended use of such property or assets; (i)  any minor imperfection of title or similar liens, charges or encumbrances which individually or in the aggregate with other such liens, charges and encumbrances does not impair the value of the property subject to such lien, charge or encumbrance or the use of such property in the conduct of the business of Parent and its Subsidiaries.

“Participant” means those persons entitled to receive a portion of the Employee Carve-Out Amount pursuant to Schedule 2.1.

“Participating Stockholders” means (a) those Company Stockholders immediately prior to the Effective Time that could become a recipient of Merger Consideration that are not holders of shares that are or remain then eligible to become Dissenting Shares, and (b) following the Effective Time, those former Company Stockholders who are not Participating Stockholders immediately prior to the Effective Time but who fail to perfect, effectively withdraw or otherwise lose their appraisal rights under Delaware Law following the Effective Time.

“Payment Type” means Parent Common Stock unless a Person is not an “accredited investor” as defined in Rule 501 of Regulation D of the Securities Act, in which case the amount to be paid to such Person shall be paid in cash.

“Permitted Transferees” means the partners, members, retired partners, retired members, stockholders, and Affiliates of a Holder, or the estates and immediate family members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing persons, whom, collectively and together with the Holder, own less than 1% of the outstanding Parent Common Stock.

“Per Share Series E Consideration” has the meaning set forth in Schedule 2.3.

“Per Share Series E-1 Consideration” has the meaning set forth in Schedule 2.3.

“Per Share Series E-2 Consideration” has the meaning set forth in Schedule 2.3.

“Person” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

“Pre-Closing Tax Period” has the meaning set forth in Section 7.3(a)(i).

“Privileged Communications” has the meaning set forth in Section 11.15(a).

“Privileged Deal Communications” has the meaning set forth in Section 11.15(b).

“Prohibited Payments” mean any offer, gift, payment, promise to pay or authorization to pay money or anything of value to or for the use or benefit of any government official (including employees and directors of government-owned companies and other state enterprises), political party, party official, candidate for public office or employee of a public international organization in an effort to win or retain business or secure any improper advantage, except that the term does not include any payment to a government official, political party, party official or political candidate that is expressly permitted under the written laws of the country involved, or any facilitating payment that is made solely to secure the provision of routine governmental services.

“Pro Rata Share” means, (a) for any Participating Stockholder and for the holder of the Series E-1 In-The-Money Warrants the fraction having a numerator equal to the portion of the Merger Consideration that such Participating Stockholder is entitled to receive pursuant to this Agreement, and having a denominator equal to the Pro Rata Denominator, and (b) for any holder of Investor Note the fraction having a numerator equal to the portion of the Investor Debt Consideration that such holder of Investor Notes is entitled to receive pursuant to this Agreement, and having a denominator equal to the Pro Rata Denominator.

“Pro Rata Denominator” means an amount equal to (a) the product of (i) the Parent Common Valuation multiplied by (ii) the Initial Parent Closing Shares, minus (b) the Employee Carve-Out Amount, minus (c) the CapIP Put Amount, minus (d) the SVB Aggregate Put Amount, minus (e) the amounts payable by the Company at the Closing to Gopal Solanki and Terry Griffin in connection with their separation of employment from the Company on the Closing Date as set forth in Schedule 2.1.

“Public Software” has the meaning set forth in Section 3.13(p).

“Registration Indemnified Person” has the meaning set forth in Section 7.7(g).

“Registration Indemnifying Person” has the meaning set forth in Section 7.7(g).

“Resumption Notice” has the meaning set forth in Section 7.7(c).

“Registration Statement” has the meaning set forth in Section 7.7(a).

“Repaid Indebtedness” has the meaning set forth in Section 2.1(a).

“Resolution Period” has the meaning set forth in Section 10.4(c).

“Response Notice” has the meaning set forth in Section 10.6(b).

“Returns” has the meaning set forth in Section 3.7(a).

“SEC” means the Securities and Exchange Commission.

“SEC Documents” means, with respect to any Person, each report, schedule, form, statement or other document filed or required to be filed with the SEC by such Person pursuant to Section 13(a) of the Exchange Act.

“Section 409A” has the meaning set forth in Section 3.16(u).

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholder Group” has the meaning set forth in Section 11.15.

“Series B Preferred Stock” means the Preferred Stock, par value $0.001 per share, of the Company designated as Series A-1 Preferred Stock in the Amended and Restated Certificate of Incorporation.

“Series B-1 Preferred Stock” means the Preferred Stock, par value $0.001 per share, of the Company designated as Series B-1 Preferred Stock in the Amended and Restated Certificate of Incorporation.

“Series C Preferred Stock” means the Preferred Stock, par value $0.001 per share, of the Company designated as Series C Preferred Stock in the Amended and Restated Certificate of Incorporation.

“Series D Preferred Stock” means the Preferred Stock, par value $0.001 per share, of the Company designated as Series D Preferred Stock in the Amended and Restated Certificate of Incorporation.

“Series D-1 Preferred Stock” means the Preferred Stock, par value $0.001 per share, of the Company designated as Series D-1 Preferred Stock in the Amended and Restated Certificate of Incorporation.

“Series E Preferred Stock” means the Preferred Stock, par value $0.001 per share, of the Company designated as Series E Preferred Stock in the Amended and Restated Certificate of Incorporation.

“Series E-1 In-The-Money Warrants” means those warrants for the purchase of Series E-1 Preferred Stock issued by the Company to NXT Capital, LLC on September 24, 2012.

“Series E-1 Preferred Stock” means the Preferred Stock, par value $0.001 per share, of the Company designated as Series E-1 Preferred Stock in the Amended and Restated Certificate of Incorporation.

“Series E-2 Preferred Stock” means the Preferred Stock, par value $0.001 per share, of the Company designated as Series E-2 Preferred Stock in the Amended and Restated Certificate of Incorporation.

“Significant Customer” has the meaning set forth in Section 3.20(a).

“Significant Supplier” has the meaning set forth in Section 3.20(b).

“Spreadsheet” means the spreadsheet delivered to Parent pursuant to Section 8.2(k), which spreadsheet shall be dated as of the Closing Date and shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following factual information relating to the Company Securityholders: (a) the names of all the Company Securityholders and, to the knowledge of the Company, their respective last known addresses and (where available) taxpayer identification numbers and email addresses; (b) the number and type of shares of Company Capital Stock held by, or subject to the CapIP Warrant, the SVB Warrants, the Series E-1 In-The-Money Warrants, Company Options or Company Warrants held by, such Persons and, in the case of outstanding shares, the respective certificate numbers; (c) the exercise price per share in effect for each Company Warrant, CapIP Warrant, Series E-1 In-The-Money Warrant and SVB Warrant; (d) the amount and holder of each of the Investor Notes; (e) the Pro-Rata Share of the Merger Consideration each Participating Stockholder is entitled to; and (f) the Pro Rata Share of the Escrow Amount, expressed as a dollar amount and as a percentage, each Participating Stockholder, holder of Series E-1 In‑The‑Money Warrant or holder of Investor Notes is entitled to.

“Stipulated Amount” has the meaning set forth in Section 10.6(e).

“Stockholders’ Agent” has the meaning set forth in the Preamble.

“Stockholders’ Agent Expenses” has the meaning set forth in Section 2.3(f).

“Stockholders’ Agent Group” has the meaning set forth in Section 2.3(f).

“Stockholder Approvals” has the meaning set forth in Section 3.4(e).

“Stockholder Indemnitees” has the meaning set forth in Section 10.10.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Straddle Period Tax Returns” has the meaning set forth in Section 7.3(a)(ii).

“Subsidiary” means a corporation or other business entity in which the Company or Parent owns, directly or indirectly, at least a 50% interest or that is otherwise, directly or indirectly, controlled by such entity.

“Subsidiary Charter Documents” has the meaning set forth in Section 3.8(d).

“Superior Proposal” has the meaning set forth in Section 5.7(a).

“Surviving Corporation” has the meaning set forth in the Recitals.

“Suspension Notice” has the meaning set forth in Section 7.7(c).

“Suspension Right” has the meaning set forth in Section 7.7(c).

“SVB Aggregate Put Amount” is equal to $450,000.

“SVB Warrants” means those warrants for the purchase of Series E-1 Preferred Stock issued by the Company on January 1, 2012 and April 30, 2012.

“Target Net Working Capital Amount” is equal to $5,100,000.

“Tax” (and, with correlative meaning, “Taxes”) means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, goods and services (“GST”), harmonized sales (“HST”), capital, unemployed occupation, Canada Pension Plan, Quebec Pension Plan, workers’ compensation, value added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, including an escheat obligation, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign).

“Tax Contest” has the meaning set forth in Section 7.3(d).

“Uninsured Amount” has the meaning set forth in Section 10.3(f).

“Voting Agreement” has the meaning set forth in the Recitals.

“WARN Act” has the meaning set forth in Section 3.16(q).

“Warrant Surrender Agreement” has the meaning set forth in Section 2.3(c)(ii).

“Warranty Insurance” shall mean any sell-side representations and warranties, warranty and indemnity, or similar insurance policy that is issued at or prior to the Closing in form and substance reasonably acceptable to the Parent.

“Warranty Insurance Premium” means the amount of the premium payable under the Warranty Insurance, including all taxes and other charges.

“WC Cash Amount” means $1,600,000.

ARTICLE II
THE MERGER

2.1     Repaid Indebtedness and Other Company Obligations.

(a)     Immediately prior to the Closing, Parent shall loan or caused to be loaned to the Company (and which may be accomplished through payment either to the Company or directly to the applicable payee) in order for the Company to pay or cause to be paid by wire transfer of immediately available funds an aggregate amount equal to (i) all remaining amounts, for distribution to discharge in full the indebtedness of the Company pursuant to the Credit Agreement (the “Repaid Indebtedness”) in the amounts designated in the Credit Agreement Acknowledgement Letters delivered pursuant to Section 2.1(b), (ii) the Employee Carve-Out Amount, (iii) the CapIP Put Amount, (iv) the SVB Aggregate Put Amount, (v) the aggregate Employee Payments less such amounts as to be paid to Gopal Solanki and Terry Griffin and (vi) the amounts payable by the Company at the Closing to Gopal Solanki and Terry Griffin in connection with their separation of employment from the Company on the Closing Date as set forth in Schedule 2.1.

(b)     Upon the making of the loan provided for in Section 2.1(a), to the extent the loan is made to the Company (rather than paid directly to the applicable payee), the Company shall immediately pay or cause to be paid by wire transfer of immediately available funds in full the Repaid Indebtedness.  In order to evidence the satisfaction of the Repaid Indebtedness upon the payment of the applicable amount pursuant to Section 2.1(a), at the Closing, the Company shall deliver to Parent documents in form reasonably satisfactory to Parent and its financing sources, from the Administrative Agent under the Credit Agreement evidencing (1) the discharge of all obligations constituting such Repaid Indebtedness and (2) the termination and release of all Encumbrances created pursuant to the Credit Agreement or any guarantee and collateral agreements (including any security, pledge or fee agreement) pertaining to such Repaid Indebtedness (the “Credit Agreement Acknowledgment Letter”), which Credit Agreement Acknowledgment Letter will be in a form reasonably satisfactory to Parent and its financing sources and shall indicate that such Administrative Agent has agreed to: (x) immediately terminate and release all Encumbrances and return all possessory collateral relating to the assets and properties of the Company or its Subsidiaries upon receipt of the amounts indicated in such Credit Agreement Acknowledgment Letter, (y) authorize the Company or its designee to file releases of Encumbrances should the Administrative Agent fail to file such releases within ten (10) days after the date of the Credit Agreement Acknowledgement Letter, and (z) terminate all guarantees and collateral agreements (including any security, pledge or fee agreement) with regard to the Company and its Subsidiaries.

(c)     Effective as of the Closing, the Company shall obtain a release of any guarantees and Encumbrances on any assets of the Company or its Subsidiaries, other than the Company Permitted Encumbrances (not including the Encumbrances securing the Company’s obligations under the credit facility extended under the Credit Agreement which shall be released as provided for in Section 2.1(b)).

(d)     To the extent that the cash to pay the Employee Carve-Out Amount was loaned to the Company (rather than paid directly to the applicable payee(s)), then immediately prior to the Closing, the Company shall pay in cash the Employee Carve-Out Amount in the amounts as set forth on Schedule 2.1 to each of the Participants  through the Company’s payroll system, net of applicable Tax withholding.

(e)     To the extent that the cash to pay the aggregate amount of Employee Payments (less such amounts as to be paid to Gopal Solanki and Terry Griffin) was loaned to the Company (rather than paid directly to the applicable payee(s)), then immediately prior to the Closing, the Company shall pay in cash the Employee Payments in the amounts as set forth on Schedule 2.1 to each of the Bonus Recipients (other than to Gopal Solanki and Terry Griffin) through the Company’s payroll system, net of applicable Tax withholding.

(f)     To the extent that the cash to pay the aggregate amounts payable by the Company at the Closing to Gopal Solanki and Terry Griffin in connection with their separation of employment from the Company on the Closing Date as set forth in Schedule 2.1 was loaned to the Company (rather than paid directly to the applicable payee(s)), then immediately prior to the Closing, the Company shall pay in cash such amounts to Gopal Solanki and Terry Griffin, through the Company’s payroll system, net of applicable Tax withholding.

2.2     Investor Debt; CapIP Warrant; SVB Warrants.

a)      Investor Debt.  Schedule 2.2 sets forth each of the Investor Notes.  At the Effective Time, each Investor Note outstanding immediately prior to the Effective Time will be cancelled and extinguished, and each holder of the Investor Notes (i) shall have the right to receive its portion of the Investor Debt Consideration in the form of cash or Parent Common Stock, pursuant to such holder’s Payment Type, as set forth on Schedule 2.2 and calculated using the Parent Common Valuation, and (ii) shall deliver to Parent documents in form reasonably satisfactory to Parent and its financing sources, from the holders of the Investor Notes evidencing (1) the discharge of all obligations pursuant to the Investor Notes and (2) termination and the release of all Encumbrances created pursuant to the Investor Notes or any guarantee and collateral agreements (including any security, pledge or fee agreement) pertaining to such Investor Notes (the “Investor Notes Acknowledgment Letters”, and together with the Credit Agreement Acknowledgment Letter, the “Acknowledgement Letters”), which Investor Notes Acknowledgment Letters will be in a form reasonably satisfactory to Parent and its financing sources and shall indicate that such holders of Investor Notes have agreed to: (x) immediately terminate and release all Encumbrances and return all possessory collateral relating to the assets and properties of the Company or its Subsidiaries upon receipt of the Investor Debt Consideration, (y) authorize the Company or its designee to file releases of Encumbrances should the Investor fail to file such releases within ten (10) days after the date of the Investor Notes Acknowledgement Letter, and (z) terminate all guarantees and collateral agreements (including any security, pledge or fee agreement) with regard to the Company and its Subsidiaries.  All payments of the Investor Debt Consideration made in the form of Parent Common Stock shall be delivered to the holders of the Investor Notes by the Exchange Agent after the Effective Time.  The Escrow Percentage of the amount payable pursuant to this Section 2.2(a) to the holders of Investor Notes shall be withheld from the amounts otherwise payable and deposited in the Escrow Fund.

(b)     CapIP Warrant.  If the CapIP Warrant is still outstanding immediately prior to the Effective Time, then the Company shall pay the holder of the CapIP Warrant in cash the CapIP Put Amount and the CapIP Warrant will be cancelled and extinguished as of the Effective Time.

(c)     SVB Warrants.  If the SVB Warrants are still outstanding immediately prior to the Effective Time, then the Company shall pay the holder of the SVB Warrants in cash the SVB Aggregate Put Amount and the SVB Warrants will be cancelled and extinguished as of the Effective Time.

2.3     Conversion/Cancellation of Shares.

(a)     Conversion of Merger Sub Common Stock.  At the Effective Time, each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, par value $0.001 per share, of the Surviving Corporation, and the shares of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of Company Capital Stock that are issued and outstanding immediately after the Effective Time.

(b)     Cancellation of Company-Owned Capital Stock.  At the Effective Time, each share of Company Capital Stock held by the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

(c)     Conversion or Cancellation of Company Capital Stock; Exercise of Series E-1 In-The-Money Warrants; Cancellation of Warrants and Company Options.

(i)     Company Capital Stock.  On the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or any Company Stockholder, the following shall occur:

A.     Conversion of Series E Preferred Stock.  Each share of Series E Preferred Stock outstanding immediately prior to the Effective Time will be cancelled and extinguished, and each share of Series E Preferred Stock (other than any shares that either then are or remain then eligible to become Dissenting Shares (as provided in Section 2.8) shall be automatically converted into the right to receive consideration, after the full consideration payable to holders of Series E-2 Preferred pursuant to Section 2.3(c)(i)(C) below have been paid, in the form of cash or  Parent Common Stock, pursuant to such Participating Stockholder’s Payment Type, in the amount equal to (i) the Per Share Series E Consideration calculated in accordance with Schedule 2.3 hereto; or (ii) notwithstanding the foregoing, if the Merger Consideration is insufficient to permit the payment to all holders of Series E, E-1 and E-2 Preferred Stock contemplated under this Section 2.3(c)(i) in full, then (x) the payment to holders of Series E-2 Preferred Stock under Section 2.3(c)(i)(C) shall be first made in full, and then (y) available Merger Consideration shall be distributed ratably among Series E Preferred and Series E-1 Preferred in proportion to the amount each such holder is otherwise entitled to receive pursuant to this Section 2.3(c)(i). The Escrow Percentage of the amount payable pursuant to this Section 2.3(c)(i)(A) to the Participating Stockholders of Series E Preferred Stock shall be withheld from the amounts otherwise payable and deposited in the Escrow Fund.

B.     Conversion of Series E-1 Preferred Stock.  Each share of Series E-1 Preferred Stock outstanding immediately prior to the Effective Time will be cancelled and extinguished, and each share of Series E-1 Preferred Stock (other than any shares that either then are or remain then eligible to become Dissenting Shares (as provided in Section 2.8) shall be automatically converted into the right to receive consideration, after the full consideration payable to holders of Series E-2 Preferred pursuant to Section 2.3(c)(i)(C) below have been paid, in the form of cash or  Parent Common Stock, pursuant to such Participating Stockholder’s Payment Type, in the amount equal to (i) the Per Share Series E-1 Consideration calculated in accordance with Schedule 2.3 hereto; or (ii) notwithstanding the foregoing, if the Merger Consideration is insufficient to permit the payment to all holders of Series E, E-1 and E-2 Preferred Stock contemplated under this Section 2.3(c)(i) in full, then (x) the payment to holders of Series E-2 Preferred Stock under Section 2.3(c)(i)(C) shall be first made in full, and then (y) available Merger Consideration shall be distributed ratably among Series E Preferred and Series E-1 Preferred in proportion to the amount each such holder is otherwise entitled to receive pursuant to this Section 2.3(c)(i)The Escrow Percentage of the amount payable pursuant to this Section 2.3(c)(i)(B) to the Participating Stockholders of Series E-1 Preferred Stock shall be withheld from the amounts otherwise payable and deposited in the Escrow Fund.

C.     Conversion of Series E-2 Preferred Stock.  Each share of Series E-2 Preferred Stock outstanding immediately prior to the Effective Time will be cancelled and extinguished, and each share of Series E-2 Preferred Stock (other than any shares that either then are or remain then eligible to become Dissenting Shares (as provided in Section 2.8) shall be automatically converted into the right to receive consideration in the form of cash or  Parent Common Stock, pursuant to such Participating Stockholder’s Payment Type, in the amount equal to the Per Share Series E-2 Consideration calculated in accordance with Schedule 2.3 hereto.  The Escrow Percentage of the amount payable pursuant to this Section 2.3(c)(i)(C) to the Participating Stockholders of Series E‑2 Preferred Stock shall be withheld from the amounts otherwise payable and deposited in the Escrow Fund.

D.     Cancellation of Company Capital Stock.  In accordance with the terms of the Amended and Restated Certificate of Incorporation, each share of Company Common Stock and Series B, B-1, C, D and D-1 Preferred Stock shall be cancelled and extinguished without any conversion thereof.

(ii)     Series E-1 In-The-Money Warrants.  At the Effective Time, the Series E-1 In-The-Money Warrants shall be cancelled, terminated and extinguished and, upon the cancellation thereof, be converted into the right to receive, in respect of each share of Series E-1 Preferred Stock then subject to such Series E-1 In-The-Money Warrants, upon the Closing, the Per Share Series E-1 Warrant Consideration calculated in accordance with Schedule 2.3 hereto.  The Escrow Percentage of the amount payable pursuant to this Section 2.3(c)(ii) to the holder of the Series E-1 In-The-Money Warrants shall be withheld from the amounts otherwise payable and deposited in the Escrow Fund.  Following the Effective Time, Parent shall cause to be delivered by the Exchange Agent to the holder of the Series E-1 In-The-Money Warrants, after delivery to Parent of a duly executed letter agreement in a form satisfactory to Parent (the “Warrant Surrender Agreement”) which, among other things, agrees to be bound to certain provisions of this Agreement, the consideration based upon such holders Payment Type of the consideration set forth in this Section 2.3(c)(ii).

(iii)     Company Options and Company Warrants.  At the Effective Time, by virtue of the Merger, each then outstanding Company Option and Company Warrant shall be terminated and cancelled without consideration and shall not be assumed by Parent.  The Company shall also take all action necessary to terminate the Company Stock Plans as of the Effective Time.

(d)     Adjustments.  In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock occurring after the Agreement Date and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(e)     Establishment of the Escrow Fund.  Immediately following the Closing Date and in the event that the Warranty Insurance is not bound at the Closing, Parent shall cause the Exchange Agent to deposit the Escrow Amount with the Escrow Agent to provide for the indemnification rights of Parent under Article X.  The fund comprised of the Parent Common Stock deposited with the Escrow Agent by the Parent in accordance with this Section 2.3(e) is referred to in this Agreement as the “Escrow Fund” and the disposition of the Escrow Fund will be governed by the terms of this Agreement and the Escrow Agreement.  Each Participating Stockholder, holder of the Series E-1 In-The-Money Warrants and holder of Investor Notes that is a recipient of Merger Consideration or Investor Debt Consideration will be entitled to receive its Pro Rata Share of any amounts that are released from the Escrow Fund to the Participating Stockholder, the holder of the Series E-1 In-The-Money Warrants and holders of Investor Debt in accordance with the terms of this Agreement and the Escrow Agreement.

(f)     Escrow; Indemnity; Stockholders’ Agent.  The Participating Stockholders, by virtue of the Approval of this Agreement, the holder of the Series E-1 In‑The‑Money Warrant in the Warrant Surrender Agreement, and the holders of the Investor Notes in the Investor Notes Acknowledgement Letters, (i) shall be deemed to have consented to the deposit of the Escrow Amount with the Escrow Agent pursuant to the terms of the Escrow Agreement, (ii) shall be deemed to have agreed that the funds in the Escrow Fund will be subject to the indemnification provisions of Article X, and (iii) shall be deemed to have irrevocably constituted and appointed the Stockholders’ Agent (together with his or her or its permitted successors) as their true and lawful agent and attorney-in-fact to enter into the Escrow Agreement, to enter into any other agreement in connection with the transactions contemplated by this Agreement, to exercise all or any of the powers, authority and discretion conferred on the Stockholders’ Agent under this Agreement and the Escrow Agreement, to waive any terms and conditions of any such agreement, to give and receive notices on their behalf and to be their exclusive representative to the extent of their respective interests in the Escrow Fund with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by this Agreement, including the defense, settlement or compromise of any claim, action or proceeding for which Parent or Merger Sub may be entitled to indemnification and the Stockholders’ Agent agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact; provided, however that the Stockholders’ Agent does not have the authority to do or cause to be done any action (including without limitation by amending or waiving any provision of this Agreement or otherwise) that (i) results in an increase of any Indemnifying Party’s indemnity or other obligations or liabilities under this Agreement or any Ancillary Agreement (including without limitation, imposing joint liability on the Indemnifying Parties or any change in the nature of the indemnity obligations), (ii) results in the amounts payable under this Agreement to any Indemnifying Party being distributed in any manner other than as specified in this Agreement or (iii) binds, and will not bind, any Indemnifying Party to aggregate liability under this Agreement in excess of such Indemnifying Party’s Pro Rata Share of the Escrow Fund.  This power of attorney and the powers, immunities and rights to indemnification granted to the Stockholders’ Agent Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Participating Stockholder, holder of Series E-1 In‑The‑Money Warrant or holder of Investor Notes and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Participating Stockholder, holder of Series E-1 In‑The‑Money Warrant or holder of Investor Notes of the whole or any fraction of his, her or its interest in the Escrow Fund.  Certain Participating Stockholders and holders of Investor Notes have entered into an engagement agreement with the Stockholders’ Agent to provide direction to the Stockholders’ Agent in connection with its services under this Agreement and the Escrow Agreement (such Participating Stockholders and holders of Investor Notes, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”).  Neither the Stockholders’ Agent, in connection with its obligations under this Agreement, nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Stockholders’ Agent Group”) shall be liable for any action taken or not taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction in the absence of his or her own gross negligence or willful misconduct.  The Participating Stockholders, holder of Series E-1 In‑The‑Money Warrant and holders of Investor Notes shall severally, but not jointly, and in accordance with his/her/its Pro Rata Share, indemnify, defend and hold harmless the Stockholders’ Agent Group from and against any and all losses, claims, damages, liabilities, fees, costs, expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (collectively, the “Stockholders’ Agent Expenses”) incurred without gross negligence or willful misconduct on the part of the Stockholders’ Agent and arising out of or in connection with the acceptance or administration of its duties hereunder.  Notwithstanding the foregoing, in no event shall the indemnification obligations (including under Article X) of each of the Participating Stockholders, the holder of Series E-1 In-The-Money Warrant and the holders of Investor Notes under this Agreement exceed the sum of the portion of the Merger Consideration or Investor Debt Consideration, as applicable, actually received (inclusive of the amounts held in the Escrow Fund) by each of such Participating Stockholders, the holder of Series E-1 In-The-Money Warrant or the holders of Investor Notes.  In all questions arising under this Agreement, the Stockholders’ Agent may rely on the advice or opinion of counsel, and for anything done, omitted or suffered in good faith by the Stockholders’ Agent based on such advice, the Stockholders’ Agent Group shall not be liable to any Participating Stockholder, holder of Series E-1 In‑The‑Money Warrant or holder of Investor Notes in its capacity as such.  The Stockholders’ Agent shall be entitled to: (i) rely upon the Consideration Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Participating Stockholder, holder of Series E-1 In‑The‑Money Warrant or holder of Investor Notes or other party.  The Stockholders’ Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement or the Escrow Agreement and the implied duty of good faith and fair dealing, and for purposes of clarity, there are no obligations of the Stockholders’ Agent in any ancillary agreement, schedule, exhibit or the Company Disclosure Schedule.  The Stockholders’ Agent, acting as such under this Agreement, is not charged with knowledge of or any duties or responsibilities under, and shall not be bound by, any other document or agreement, other than the Escrow Agreement.  If the Stockholders’ Agent shall be unable or unwilling to serve in such capacity, his or her successor shall be named by those persons who will receive a majority of the Parent Common Stock issuable hereunder and such successor shall serve and exercise the powers of Stockholders’ Agent hereunder.

(g)     Fractional Shares.  No fraction of a share of Parent Common Stock shall be issued by virtue of the Merger, but in lieu thereof:  Each holder of Series E Preferred Stock, Series E-1 Preferred Stock, Series E-2 Preferred Stock, Series E-1 In-The-Money Warrants or Investor Notes who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificate or Certificates (as defined in Section 2.7), or upon the cancellation of such holder’s Investor Notes or Series E-1 In-The-Money Warrants, receive from the Exchange Agent (on behalf of Parent) an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (x) the fractional share interest (after aggregating all shares of Parent Common Stock that would otherwise be received by such holder) which such holder would otherwise receive, multiplied by (y) the Parent Common Valuation.

2.4     Allocation of Merger Consideration.  At the Closing, the Company shall deliver to Parent a spreadsheet setting forth the final calculation of the portions of the Merger Consideration that are payable to the Company Securityholders upon the consummation of the Merger pursuant to Section 2.3 (the “Consideration Spreadsheet”).

2.5     The Closing.  Subject to termination of this Agreement as provided in Article IX, the Closing shall take place at the offices of Crowell & Moring LLP at 275 Battery Street, 23rd Floor, San Francisco, California, on the Closing Date.  Concurrently with the Closing or at such later date and time as may be mutually agreed in writing by the Company and Parent, the Certificate of Merger shall be filed with the Office of the Secretary of State of the State of Delaware in accordance with Delaware Law.

2.6     Effects of the Merger.  At and upon the Effective Time:

(a)     the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company, and the Company shall be the Surviving Corporation of the Merger pursuant to the terms of this Agreement and the Certificate of Merger;

(b)     the Certificate of Incorporation of the Surviving Corporation shall be amended as reasonably directed by Parent, which amendment shall be set forth in the Certificate of Merger;

(c)     the Bylaws of Merger Sub shall continue unchanged and be the Bylaws of the Surviving Corporation;

(d)     the officers of Merger Sub immediately prior to the Effective Time shall be appointed as the officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed;

(e)     the members of the Board of Directors of Merger Sub immediately prior to the Effective Time shall be appointed as the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified; and

2.7     Surrender of Certificates.  Within five (5) Business Days after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates which immediately prior to the Effective Time represented shares of Series E Preferred Stock, Series E-1 Preferred Stock and Series E-2 Preferred Stock (collectively, the “Certificates”) a letter of transmittal (the “Letter of Transmittal”) in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other customary provisions as Parent may reasonably specify).  Upon receipt by the Exchange Agent of the Certificates for cancellation, together with a duly completed and validly executed Letter of Transmittal and any other documents as Parent shall reasonably require, Parent shall cause the Exchange Agent to promptly deliver or pay depending upon the Payment Type to such Company Stockholder that portion of the Merger Consideration which such Company Stockholder has the right to receive pursuant to Section 2.3(c) and any other amount which such Company Stockholder has the right to receive pursuant to Section 2.3(g), except for that portion being deposited in the Escrow Fund.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, Parent shall cause the Exchange Agent, as promptly as practicable following the receipt by the Exchange Agent and Parent of the foregoing documents, to pay in exchange for such lost, stolen or destroyed Certificate that portion of the Merger Consideration that such Company Stockholder has the right to receive pursuant to Section 2.3(c) and any other amount payable pursuant to Section 2.3(g) represented by the lost, stolen or destroyed Certificate in exchange therefor which the Company Stockholder has the right to receive.  The Board of Directors of Parent may in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificate to provide to Parent an indemnity agreement or bond (not to exceed $100) against any claim that may be made against Parent with respect to the Certificate alleged to have been lost, stolen or destroyed.  From and after the Effective Time, no shares of Company Capital Stock will be deemed to be outstanding, and holders of Certificates formerly representing such Company Capital Stock shall cease to have any rights with respect thereto except as provided herein or by Applicable Law.  At the Effective Time, the stock transfer books of Company shall be closed and no transfer of Company Capital Stock shall thereafter be made.  If, after the Effective Time, Certificates formerly representing shares of Company Capital Stock are presented to Parent or the Surviving Corporation, they shall be cancelled and exchanged for that portion of the Merger Consideration payable with respect to such Company Capital Stock in accordance with Section 2.3(c).

2.8     Dissenting Shares.  If, in connection with the Merger, holders of Company Capital Stock shall have demanded and perfected appraisal rights pursuant to Section 262 of Delaware Law, none of such Dissenting Shares shall be converted into a right to receive a portion of the Merger Consideration with respect to such Company Capital Stock in accordance with Section 2.3(c), but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law.  Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law becomes entitled to payment of the fair value of such shares shall receive payment therefor in accordance with Delaware Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to Delaware Law).  Notwithstanding the above, Parent is, as part of the deposit made pursuant to Section 2.3(e), depositing into the Escrow Fund an amount equal to the product of (a) the percentage obtained by dividing the Escrow Amount by the Merger Consideration, multiplied by (b) that portion of the Merger Consideration that would otherwise be payable to holders of shares that immediately prior to the Effective Time are or remain then eligible to become Dissenting Shares.  In the event that any holder of Company Capital Stock fails to make an effective demand for payment or fails to perfect its appraisal rights as to its shares of Company Capital Stock or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration issuable pursuant to Article II in respect of such shares as if such shares never been Dissenting Shares, and Parent shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 2.7, following the satisfaction of the applicable conditions set forth in Section 2.7, the portion of the Merger Consideration, to which such Company Stockholder would have been entitled under Section 2.3(c) with respect to such shares.  The Company shall give Parent (i) prompt notice of any demand received by the Company for appraisal of Company Capital Stock in accordance with Delaware Law and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal rights under such law.  The Company agrees that, except with Parent’s prior written consent, it shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for appraisal rights.

2.9     Remaining Funds.  At any time following six (6) months after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Exchange Agent and which have not been disbursed to holders of Certificates.  Thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other applicable Laws) only as a general creditor thereof with respect to the Merger Consideration payable upon surrender of their Certificates, without any interest thereon.  Neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.10     Tax Withholding.  Parent or Parent’s agent shall be entitled to deduct and withhold from the Merger Consideration or other payment otherwise payable pursuant to this Agreement to any Company Securityholder, the amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Securityholder in respect of whom such deduction and withholding was made.

2.11     Tax Consequences.  It is intended by the parties hereto that the Merger shall constitute a “reorganization” within the meaning of Section 368 of the Code.  The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368‑3T(a) of the United States Income Tax Regulations.  Notwithstanding the foregoing, none of Parent, Merger Sub or Company makes any representation or warranty with respect to any tax consequences to Parent, Merger Sub, Company or any Company Stockholders arising under this Agreement or the transactions contemplated hereby, and each party hereto and the Company Stockholders shall rely on their own tax advisors as to the tax consequences to them of such transactions.

2.12     Legends; Stop-Transfer Notices; Removal.

(a)     Legends.  Legends reading substantially as follows shall be placed on each stock certificate representing Parent Common Stock issued pursuant to the Merger:

(b)     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT AND AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

(c)     Stop-Transfer Notice.  Each holder (“Holder”, and such definition shall include any Permitted Transferees to whom shares of Parent Common Stock have been transferred) of Parent Common Stock issued in the Merger (the “Merger Securities”) agrees that, in order to ensure compliance with the restrictions referred to herein, Parent may issue appropriate “stop transfer” instructions to its transfer agent.

(d)     Removal of Legend.  When all of the following events have occurred, the Parent Common Stock issued pursuant to the Merger will no longer be subject to the legend referred to in Section 2.12(a) upon the registration of the Parent Common Stock under a registration statement pursuant to the terms of Section 7.7.  After such time, Parent shall issue a blanket instruction to its transfer agent to issue new certificates (or uncertificated shares), upon exchange from the Holders of such legended certificates, representing such Parent Common Stock without the legend referred to in Section 2.12(a).

(e)     Transfers to Permitted Transferees.  Notwithstanding anything to the contrary herein, a Holder shall be permitted to transfer, at its sole discretion, its shares of Parent Common Stock to any Permitted Transferee.

2.13     Closing Merger Expense Certificate.  The Company shall deliver to Parent the Closing Merger Expense Certificate prior to the Closing.  At Closing, Parent shall pay, by wire transfer to the accounts specified in the invoices from the Company’s legal counsel and financial advisors, all of the Merger Expenses set forth on the Closing Merger Expense Certificate (up to an aggregate of $1,500,000) and for the avoidance of doubt, such Parent Paid Merger Expenses shall not be deducted from the Merger Consideration.

2.14     Further Assurances.  If, at any time before or after the Effective Time, any of the parties hereto reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Parent, the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth in a numbered or lettered section of the Company Disclosure Schedule and other sections of the Company Disclosure Schedule to the extent (a) such information is cross-referenced in another part of the Disclosure Schedule, or (b) it is reasonably apparent on the face of the disclosure that such information qualifies another representation and warranty of the Company in the Agreement, the Company represents and warrants to Parent that the statements contained in this Article III are true and correct on and as of the date of this Agreement:

3.1     Organization and Good Standing.  The Company and each of its Subsidiaries (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the State of Delaware or such other jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept); (ii) has the requisite power and authority to own, operate and lease its properties and to carry on the Company Business; and (iii) is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except, in the case of (ii) and (iii) above, where the failure to be so qualified, licensed or in good standing or to obtain requisite power or authority would not reasonably be expected to have a Material Adverse Effect on the Company; without limiting the foregoing, the Company and each of its Subsidiaries is so qualified or licensed in each jurisdiction listed on Section 3.1 of the Company Disclosure Schedule.

3.2     Subsidiaries.  Section 3.2 of the Company Disclosure Schedule sets forth each Subsidiary of the Company as of the Agreement Date.  All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary are duly authorized, have been validly issued and are fully paid and nonassessable and are owned by the Company, a wholly-owned Subsidiary of the Company, or the Company and another wholly-owned Subsidiary of the Company, free and clear of all material Encumbrances of any kind or nature whatsoever, other than Company Permitted Encumbrances, except for restrictions imposed by applicable securities laws.  Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

3.3     Power, Authorization and Validity.

(a)     Power and Authority.  Other than the Stockholder Approvals, the Company has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Company Ancillary Agreements and to consummate the Merger.  The Merger and the execution, delivery and performance by the Company of this Agreement, each of the Company Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby, have been duly and validly approved and authorized by all requisite corporate action on the part of the Company (other than the Stockholder Approvals) and no other corporate proceedings on the part of the Company are necessary to approve this Agreement and each of the Company Ancillary Agreements or to authorize or consummate the transactions contemplated hereby or thereby.

(b)     Enforceability.  This Agreement has been duly executed and delivered by the Company.  This Agreement and each of the Company Ancillary Agreements are, or when executed by the Company shall be, assuming the due authorization, execution and delivery by each other party hereto, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

3.4     Capitalization of the Company.

(a)     Authorized and Outstanding Capital Stock of the Company.  The authorized capital stock of the Company consists of 174,366,666 shares of Company Common Stock, of which 3,791460 shares of Company Common Stock are issued and outstanding as of the Agreement Date, and 107,105,709 shares of Company Preferred Stock, consisting of 24,485,000 shares designated Series B Preferred Stock, all of which are issued and outstanding as of the Agreement Date, 1,000,000 shares designated Series B-1 Preferred Stock, no shares of which are issued and outstanding as of the Agreement Date, 14,848,484 shares designated Series C Preferred Stock, all of which are issued and outstanding as of the Agreement Date, 12,121,212 shares designated Series D Preferred Stock, all of which are issued and outstanding, 1,287,878 shares designated Series D-1 Preferred Stock, no shares of which are issued and outstanding as of the Agreement Date, 996,469 shares designated Series E Preferred Stock, 746,237 of which are issued and outstanding as of the Agreement Date, 50,166,666 shares designated Series E-1 Preferred Stock, 40,769,257 of which are issued and outstanding as of the Agreement Date, and 2,200,000 shares designated Series E-2 Preferred Stock, 1,888,960 shares of which are issued and outstanding as of the Agreement Date.  The number of issued and outstanding shares of Company Capital Stock held by each stockholder as of the Agreement Date have been made available to the Parent, and no shares of Company Capital Stock are issued or outstanding as of the Agreement Date that are not set forth on documents made available to Parent, and no such shares shall be issued or outstanding as of the Closing Date that are not set forth on documents made available to Parent except for shares of Company Capital Stock issued pursuant to the exercise of outstanding (i) Company Options listed on documents made available to Parent and (ii) Company Warrants, Series E-1 In-The Money Warrants and the CapIP Warrant listed on documents made available to Parent.  The Company holds no treasury shares.  All issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and, except under the agreements to be terminated pursuant to Section 8.2(h) hereof, are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by the Company in compliance with all requirements of Applicable Law and all requirements set forth in applicable Contracts.  There is no Liability for dividends accrued and unpaid by the Company.

(b)     Options.  The Company has reserved an aggregate of 30,213,105 shares of Company Common Stock for issuance pursuant to the Company Stock Plans (including shares subject to outstanding Company Options).  A total of 19,693,290 shares of Company Common Stock are subject to outstanding Company Options as of the Agreement Date and as of the Closing Date, except for Company Options outstanding as of the Agreement Date that are exercised in accordance with their terms prior to the Closing Date.  Section 3.4(b) of the Company Disclosure Schedule sets forth, as of the Agreement Date, for each Company Option, (i) the name of the holder of such Company Option, (ii) the exercise price per share of such Company Option, (iii) the number of shares covered by such Company Option, (iv) the vesting schedule for such Company Option, (v) the extent such Company Option is vested as of the Agreement Date, (vi) whether such Company Option is an incentive stock option or non-statutory stock option under the Code, (vii) the date of grant of such Company Option and the name of the entity originally granting such Company Option, and (viii) whether such Company Option was granted under the Company Stock Plans.  The holders of the requisite number of shares of Company Capital Stock have approved each Company Stock Plan.  True and correct copies of the Company Stock Plans, the standard agreements under the Company Stock Plans and each agreement for each Company Option that does not conform to the standard agreement under the Company Stock Plans have been delivered by the Company to Parent.  All Company Options have been issued and granted in compliance with Applicable Law and all requirements set forth in applicable Contracts.

(c)     Warrants.  As of the Agreement Date, a total of 7,054,154.00 shares of Company Capital Stock are subject to issuance upon exercise of the Company Warrants, the SVB Warrants, Series E-1 In-The Money Warrants and the CapIP Warrant.  Section 3.4(c) of the Company Disclosure Schedule sets forth, as of the Agreement Date, for each Company Warrant, the SVB Warrants, Series E-1 In-The Money Warrants and the CapIP Warrant, (i) the name of the holder of such warrant, (ii) the exercise price per share of such warrant, and (iii) the number of shares of Company Capital Stock covered by such warrant.

(d)     No Other Rights.  Except for Company Options, the SVB Warrants, Company Warrants, Series E-1 In-The Money Warrants and the CapIP Warrant,  there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any shares of Company Capital Stock or any securities or debt convertible into or exchangeable for Company Capital Stock or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract.  Except under the agreements to be terminated pursuant to Section 8.2(g) hereof, there are no voting agreements, registration rights, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to any outstanding securities of the Company.

(e)     Required Vote of Stockholders.  The affirmative vote or consent of the holders of (i) more than fifty percent (50%) of the outstanding Company Preferred Stock, voting together as a single class on an as-converted to Company Common Stock and (ii) a majority of the outstanding shares of Company Capital Stock (the “Stockholder Approvals”), are the only votes or consents of the holders of any class or series of the Company’s Capital Stock necessary to adopt this Agreement.

(f)     Spreadsheet.  The information set forth on the Spreadsheet is true, complete and accurate as of the Closing Date and immediately prior to the Effective Time.

3.5     Consents; Conflict.

(a)     No Consents.  Except for the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware and those consents, approvals and notices set forth on Section 3.5(a) of the Company Disclosure Schedule, no consents or approvals of or notices to or filings, declarations or registrations with any Governmental Authority, any other governmental Person, or any other Person are necessary in connection with (i) the execution and delivery by the Company of this Agreement or any of the Company Ancillary Agreements or (ii) the consummation by the Company of the Merger or the other transactions contemplated hereby or thereby so as to permit the Surviving Corporation to continue the Company Business after the Closing Date (including the consent of any Person required to be obtained in order to keep any Company Material Contract between such Person and the Company in effect following the Merger or to provide that the Company is not in breach or violation of any such Company Material Contract following the Merger), except where the breach or violation or the lack of consent, approval or notice would not, individually or in the aggregate, have a Material Adverse Effect.

(b)     No Conflict.  Neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements by the Company, nor the consummation of the Merger or any other transaction contemplated hereby or thereby, shall conflict with, result in a termination or breach, impairment or violation of (with or without notice or lapse of time, or both), or constitute a default, or require the consent, release, waiver or approval of any third party, under: (a) any provision of the Company Charter Documents, each as currently in effect; (b) any Applicable Law applicable to the Company or any of its assets or properties; (c) except as set forth on Section 3.5(a) of the Company Disclosure Schedule, any Company Material Contract; or (d) any privacy policy of the Company, except, in each case, where such conflict, termination, breach, impairment or violation, default, consent, or lack of consent, release, waiver or approval would not, individually or in the aggregate, have a Material Adverse Effect.

3.6     Litigation.  As of the date of this Agreement, there is no action, suit, arbitration, mediation, proceeding, claim or, to its knowledge, investigation pending against the Company or any of its Subsidiaries (or, to the Company’s knowledge, against any officer, director, employee or agent of the Company or any of its Subsidiaries in their capacity as such or relating to their employment, services or relationship with the Company or such Subsidiary) before any Governmental Authority, arbitrator or mediator other than actions, suits, arbitrations, mediations, proceedings, claims or investigations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, nor, to the knowledge of the Company, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened in writing.  There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has an action, suit, arbitration, mediation, proceeding, claim or investigation pending against any Governmental Authority or other Person.

3.7     Taxes.  For purposes of this Section 3.7, all references to the “Company” shall also include its predecessor and each of its Subsidiaries and their predecessors.

(a)     The Company, (i) has properly completed and timely filed all federal and material foreign, state, provincial, local and municipal tax and information returns, including all schedules thereto (the “Returns”) required to be filed by it, (ii) has timely paid all Taxes required to be paid by it for which payment was due, (iii) has established an adequate accrual or reserve for the payment of all Taxes payable in respect of the periods or portions thereof prior to the Balance Sheet Date (which accrual or reserve as of the Balance Sheet Date is fully reflected on the Company Balance Sheet) for which payment has not yet been made and will establish an adequate accrual or reserve for the payment of all Taxes payable by the Company in respect of the periods or portion thereof through the Closing Date, and (iv) has made (or will make on a timely basis) all estimated Tax payments required to be made.

(b)     The Company is not delinquent in the payment of any Tax or in the filing of any Returns, and no deficiencies for any Tax have been threatened, claimed or proposed in writing or assessed against the Company. The Company has not received any written notification from the Internal Revenue Service (“IRS”) or any other taxing authority regarding any material issues that (i) are currently pending before the IRS or any other taxing agency or authority (including any sales or use taxing authority) regarding the Company, or (ii) have been raised by the IRS or other taxing agency or authority and not yet finally resolved.  No Return of the Company is under audit by the IRS or any other taxing agency or authority and past audits (if any) have been completed and fully resolved.

(c)     There is not in effect any waiver by the Company of any statute of limitations with respect to any Taxes nor has the Company agreed to any extension of time for filing any Return that has not yet been filed.  The Company has not consented to extend to a date later than the Agreement Date the period in which any Tax may be assessed or collected by any taxing agency or authority.

(d)     The Company has complied (and until the Closing Date will comply) with all Applicable Law relating to the payment and withholding of Taxes (including withholding of taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), and has, within the time and in the manner prescribed by Applicable Law, withheld from employee wages and paid over to the proper taxing agencies and authorities all amounts required to be so withheld and paid over under all Applicable Law (including Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act and relevant state income and employment tax withholding laws), including federal and state income Taxes, and has timely filed all withholding tax Returns.

(e)     The Company is not a party to or bound by any tax sharing, tax indemnity, or tax allocation agreement other than commercial agreements entered into in the ordinary course where the primary subject matter is not Taxes.

(f)     The Company has not filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Return.  The Company has not participated in, and the Company is not currently participating in, a “Listed Transaction” within the meaning of Treasury Regulation Section 1.6011‑4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Tax law.

(g)     The Company has no liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

(h)     The Company is not required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (i) change in method of accounting made prior to the Closing Date, including under Section 481 of the Code (or any similar provision of applicable Tax law), made prior to the Closing Date; (ii) closing agreement as described in Section 7121 (or any similar provision of state, local, or foreign Tax law) executed prior to the Closing Date; (iii)  installment sale or open transaction disposition made prior to the Closing Date; (iv) prepaid amount received prior to the Closing Date; of (v) election under Section 108(i) of the Code (or any similar provision of applicable Law) made prior to the Closing Date.

(i)     The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(j)     The Company does not have a permanent establishment or foreign branch outside of its country of incorporation.

(k)     Magnum Canada is duly registered with the Canada Revenue Agency under the Excise Tax Act (Canada) for purposes of the GST or the HST, and the registration number is 853255750 RT0001.  All input Tax credits claimed by Magnum Canada for GST or HST purposes were correctly calculated in accordance with the Excise Tax Act (Canada).  Magnum Canada has complied with all registration, reporting, payment, collection and remittance requirements in respect of GST or HST and provincial or territorial sales tax or harmonized tax legislation.

(l)     Records or documents that meet the requirements of Subsection 247(4) of the ITA have been made and obtained by Magnum Canada with respect to all transactions between Magnum Canada and any non-resident person of Canada with whom Magnum Canada was not dealing at arm’s length (within the meaning of the ITA).  All transactions between Magnum Canada and any non-resident of Canada (for purposes of the ITA) with whom Magnum Canada was not dealing at arm’s–length (within the meaning of the ITA) were priced in accordance with the provisions of Section 69 and 247 of the ITA.  Magnum Canada has not acquired any property from any Person in circumstances where Magnum Canada did or became liable for any Taxes payable by that Person.

(m)     All Tax credits and refunds, including refundable and non-refundable investment Tax credits in respect of scientific research an experimental development, claimed by Magnum Canada were claimed and calculated in accordance with Applicable Law and accepted practices of the applicable Government Authority.

(n)     None of Sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the ITA (or equivalent provisions of any Tax legislation of any other jurisdiction) has applied to Magnum Canada.  Magnum Canada has not received any requirement from any Governmental Authority pursuant to Section 224 of the ITA which remains unsatisfied in any respect.

(o)     The shares of Magnum Canada are not taxable Canadian property within the meaning of the ITA.

3.8     Financial Statements; Books and Records.

(a)     Financial Statements.  Section 3.8(a) of the Company Disclosure Schedule includes the Company Financial Statements.  The Company Financial Statements:  (i) are derived from and are in accordance with the Books and Records of the Company; (ii) fairly present, in all material respects, the financial condition of the Company at the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified; and (iii) have been prepared in accordance with GAAP consistently applied in accordance with the Company’s practices throughout the periods indicated and with each other, except for the absence of footnotes.  The Company has no material Liabilities of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except for (v) those shown on the Company Balance Sheet or in the notes thereto, (w) those incurred after the Balance Sheet Date in the ordinary course of the Company’s business consistent with its past practices, (x) Liabilities set forth on Section 3.8(a) of the Company Disclosure Schedule or included in the calculation of Merger Expenses, (y) other undisclosed liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (z) liabilities directly incurred under the terms of this Agreement.

(b)     Internal Controls; Disclosure Controls.  To the Company’s knowledge, the Company maintains a system of internal controls designed to provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded amount for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  To the Company’s knowledge, there are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls which would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial data.  There is no fraud in connection with the Company Financial Statements, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(c)     All Accounts Recorded.  The Company has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts or funds which have been and are reflected in the Books and Records.

(d)     Corporate Records.  The stock records and minute books of the Company that have been made available to Parent materially reflect all minutes of meetings, resolutions and other material actions and proceedings of the Company Stockholders and board of directors and all committees thereof, all issuances, transfers and redemptions of capital stock of the Company and contain true, correct and complete copies of the Company’s Amended and Restated Certificate of Incorporation and Bylaws, each as amended to date (collectively, the “Company Charter Documents”) and the Certificate of Incorporation and Bylaws, or like organizational documents (collectively, “Subsidiary Charter Documents”), of each of its Subsidiaries, and each such instrument is in full force and effect.  The Company is not in material violation of any of the provisions of the Company Charter Documents and each Subsidiary is not in material violation of its respective Subsidiary Charter Documents.

3.9     Title to Properties.  The Company and each of its Subsidiaries has good and marketable title to all of its assets and properties (including those shown on the Company Balance Sheet) free and clear of all Encumbrances, other than Company Permitted Encumbrances.  Such assets are sufficient for the continued operation of the Company Business.  All properties used in the operations of the Company Business are reflected on the Company Balance Sheet.  All machinery, vehicles, equipment and other tangible personal property owned or leased by the Company and each of its Subsidiaries or used in the Company Business are, in all material respects, in good condition and repair, normal wear and tear excepted.  All leases of real or personal property to which the Company and each of its Subsidiaries is a party afford the Company a valid leasehold possession of the real or personal property that is the subject of the lease.  The Company and each of its Subsidiaries has materially complied with the terms of all leases to which it is a party and under which it is in occupancy.  Each of the Company and its Subsidiaries enjoy peaceful and undisturbed possession under all leases of real property.  Neither the Company nor any of its Subsidiaries owns or has any other interest in any real property.  Section 3.9 of the Company Disclosure Schedule sets forth a complete and accurate list and a brief description of all personal property owned by the Company and each of its Subsidiaries with an original purchase price of Ten Thousand Dollars ($10,000) or greater.

3.10     Absence of Certain Changes.  Since December 31, 2015 and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company or any of its Subsidiaries, any:

(a)     Material Adverse Change or any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Change;

(b)     failure to operate the Company Business in the ordinary course;

(c)     amendment or change in the Company Charter Documents;

(d)     incurrence, creation or assumption of (i) any Encumbrance on any of its assets or properties (other than Company Permitted Encumbrances), (ii) any Liability for borrowed money, or (iii) any Liability as a guarantor or surety with respect to the obligations of others;

(e)     acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of its capital stock, or any acceleration or release of any right to repurchase shares of its capital stock upon the stockholder’s termination of employment or services with it or pursuant to any right of first refusal, in each case except pursuant to the transactions contemplated under this Agreement;

(f)     payment or discharge of any Encumbrance on any of its assets or properties, or payment or discharge of any of its Liabilities, in each case that was not either shown on the Company Balance Sheet or incurred in the ordinary course of its business consistent with its past practices after the Balance Sheet Date in an amount not in excess of Twenty Five Thousand Dollars ($25,000) for any single Liability to a particular creditor;

(g)     failure to pay any of its material obligations when due;

(h)     purchase, license, sale, grant, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of its assets (including Company IP Rights (as defined in Section 3.13(a)) and other intangible assets), properties or goodwill other than the sale or non-exclusive license of its products or services to its customers excluding non-disclosure, confidentiality, employee, contractor and consultant Contracts;

(i)     damage, destruction or loss of any material property or material asset, whether or not covered by insurance;

(j)     declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its capital stock, or any split, combination or recapitalization of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities (other than repurchases of stock in accordance with the Company Stock Plans or applicable Contracts in connection with the termination of service of employees or other service providers);

(k)     except as set forth on Section 3.10(j) of the Company Disclosure Schedule, change or increase in the cash or equity compensation payable or to become payable to any of its officers, directors, employees or agents, including with respect to any bonus, severance, retention, or stock awards, stock option grants, stock appreciation rights or stock option grants made to or with any of such officers, directors, employees or agents;

(l)     change with respect to its management, supervisory or other key personnel, any termination of employment of a material number of employees, or any labor dispute or claim of unfair labor practices;

(m)     Liability incurred by it to any of its officers, directors or stockholders, except for normal and customary compensation and expense allowances payable to officers in the ordinary course of its business consistent with its past practices;

(n)     making by it of any material loan, advance or capital contribution to, or any investment in, any of its officers, directors or stockholders or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

(o)     cancellation of any indebtedness or waiver of any rights of substantial value to it, other than in the ordinary course of its business consistent with its past practices;

(p)     entering into, amendment of, relinquishment, termination or nonrenewal by it of any Company Material Contract (or any other right or obligation) other than in the ordinary course of its business consistent with its past practices, any default by it under such Contract (or other right or obligation), or any written indication or assertion by the other party thereto of any material problems with its services or performance under such Company Material Contract (or other right or obligation) or such other party’s desire to so amend, relinquish, terminate or not renew any such Company Material Contract (or other right or obligation);

(q)     material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;

(r)     entering into by it of any Contract that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on its part that involves in excess of Fifty Thousand Dollars ($50,000) or that is not entered into in the ordinary course of its business consistent with its past practices;

(s)     making or entering into any Contract with respect to any acquisition, sale or transfer of any material asset of the Company;

(t)     any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) or any revaluation of any of its assets;

(u)     any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practices, or any discount, accommodation or other concession made other than in the ordinary course of business, consistent with past practices, in order to accelerate or induce the collection of any receivable; or

(v)     announcement of, any negotiation by or any entry into any Contract to do any of the things described in the preceding clauses (a) through (u) (other than negotiations and agreements with Parent and its representatives regarding the transactions contemplated by this Agreement).

3.11     Contracts, Agreements, Arrangements, Commitments and Undertakings.  Sections 3.11(a)-(n) of the Company Disclosure Schedule set forth a list of each of the following Contracts, as of the date hereof, to which the Company or any of its Subsidiaries is a party or to which the Company, any of its Subsidiaries or any of their assets or properties is bound (other than with respect to the plans set forth on Section 3.16(d) of the Company Disclosure Schedule):

(a)     any Contract providing for payments (whether fixed, contingent or otherwise) by or to it in an aggregate amount of Fifty Thousand Dollars ($50,000) or more;

(b)     any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for any of its products, services or technology;

(c)     any Contract providing for the development of any software, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property for (or for the benefit or use of) it, or providing for the purchase by or license to (or for the benefit or use of) it of any software, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property, which software, content, technology or Intellectual Property is material in any manner to the Company Business and used or incorporated (or is contemplated by it to be used or incorporated) in connection with any aspect or element of any product, service or technology of it;

(d)     any joint venture or partnership Contract;

(e)     any Contract for or relating to the employment by it of any director, officer, employee or consultant or any other type of Contract with any of its officers, employees or consultants that is not immediately terminable by it without cost or other Liability, including any contract requiring it to make a payment to any director, officer, employee or consultant on account of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

(f)     any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with GAAP;

(g)     any Contract that restricts it from (1) engaging in any aspect of its business, (2) participating or competing in any line of business, market or geographic area, (3) freely setting prices for its products, services or technologies (including most favored customer pricing provisions), or (4) soliciting potential employees, consultants, contractors or other suppliers or customers;

(h)     any Contract that grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any Person;

(i)     any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its Company Capital Stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of Company Capital Stock, other securities or options, warrants or other rights therefor, except for those Contracts in substantially the form of the standard agreement evidencing incentive stock options or non-statutory stock options under the Company Stock Plans and the Contracts to be terminated pursuant to Section 8.2(g) hereof;

(j)     any Contract with any labor union or any collective bargaining agreement or similar Contract with its employees;

(k)     any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those made in the ordinary course of its business;

(l)     any Contract in which its officers, directors or Altera Corporation, or any member of their immediate families, is directly or indirectly interested (whether as a party or otherwise);

(m)     any Contract pursuant to which it has acquired a business or entity, or substantially all of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets or otherwise; or

(n)     any other Contract that is material to it or its business, operations, financial condition, properties or assets.

A true and complete copy of each agreement or document, including any amendments thereto, required by these subsections (a)-(n) of this Section 3.11 to be listed on Section 3.11 of the Company Disclosure Schedule has been delivered to Parent.  As of the Agreement Date, each of the Company Material Contracts is a legal, valid and binding obligation of the Company or its Subsidiaries (assuming the due authorization, execution and delivery by the other parties thereto) and is in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally and by the availability of equitable remedies (whether in proceedings at law or in equity).

3.12     No Default; No Restrictions.

(a)     The Company and each of its Subsidiaries has performed all material obligations required to be performed by it to date under the Company Material Contracts, and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any of its Subsidiaries, or to the knowledge of the Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) become a default or event of default under any Company Material Contract or (ii) give any third party (1) the right to declare a default or exercise any remedy under any Company Material Contract, (2) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Company Material Contract, (3) the right to accelerate the maturity or performance of any obligation of the Company under any Company Material Contract, or (4) the right to cancel, terminate or modify any Company Material Contract, except in each case for those breaches or defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.  Neither the Company nor any of its Subsidiaries has received any written notice or other communication regarding any actual or possible violation or breach of or default under, or intention to cancel, call a default under, or modify, any Company Material Contract.

(b)     Except as listed in Section 3.12(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, and no asset or property of the Company or any of its Subsidiaries is bound or affected by, any judgment, injunction, order or decree, that restricts or prohibits the Company, any of its Subsidiaries or, following the Effective Time, will restrict or prohibit the Surviving Corporation, Parent or any of its Subsidiaries, from freely engaging in the Company Business or from competing anywhere in the world (including any judgments, injunctions, orders or decrees, restricting the geographic area in which the Company or any of its Subsidiaries may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that the Company or any of its Subsidiaries may address in operating the Company Business or restricting the prices which the Company or any of its Subsidiaries may charge for its products, technology or services (including most favored customer pricing provisions)), or includes any grants by the Company or any of its Subsidiaries of exclusive rights or licenses, rights of refusal, rights of first negotiation or similar rights.

3.13     Intellectual Property.

(a)     To the Company’s knowledge, the Company or its Subsidiaries own or, to its knowledge, has a right or license to all Intellectual Property used in any Company Product or Service (as defined in Section 3.13(c)) or otherwise sufficient for the conduct of the Company Business (such Intellectual Property being hereinafter collectively referred to as the “Company IP Rights”).  Such Company IP Rights are sufficient for the conduct of the Company Business.  As used in this Agreement, “Company-Owned IP Rights” means Company IP Rights that are owned by the Company or its Subsidiaries; and “Company-Licensed IP Rights” means Company IP Rights that are licensed to the Company or its Subsidiaries by a third party.  The representations of this Section 3.13(a) do not constitute Intellectual Property non-infringement representations, which are covered by Section 3.13(c) below.

(b)     Neither the execution, delivery and performance of this Agreement or the Company Ancillary Agreements nor the consummation of the Merger and the other transactions contemplated by this Agreement and/or by the Company Ancillary Agreements shall, in accordance with their terms:  (i) constitute a material breach of or default under any instrument, license or other Contract of Company governing any Company IP Right (collectively, the “Company IP Rights Agreements”); (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company-Owned IP Right or Company-Licensed IP Right that is necessary to the operation of the Company Business; or (iii) materially impair the right of the Company, its Subsidiaries or the Surviving Corporation to use, make, market, license, sell, copy, distribute or dispose of any Company-Owned IP Right or Company-Licensed IP Right that is necessary to the operation of the Company Business or portion thereof.  Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, there are no royalties, honoraria, fees or other payments payable by the Company or its Subsidiaries to any third person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product and for fees due to the US PTO or other Government Intellectual Property offices) as a result of the ownership, use, manufacture, marketing, license-in, sale, copying, distribution, or disposition of any Company-Owned IP Rights or Company-Licensed IP Right that is necessary to the operation of the Company Business by the Company or its Subsidiaries, and none shall become payable as a result of the consummation of the transactions contemplated by this Agreement.

(c)     Section 3.13(c) of the Company Disclosure Schedule sets forth a list (by name and version number), as of the date hereof,  of each of the current commercial products and services designed, developed, produced, manufactured, assembled, sold, leased, licensed, marketed, distributed or otherwise made commercially available by the Company or its Subsidiaries as of the Agreement Date that are material to the Company Business and each product and service currently under development material to the Company Business (each a “Company Product or Service”).  The Company has the valid right or license to the Company-Licensed IP Rights used in any Company Product or Services or otherwise in the conduct of the Business.  Neither the operation of the Company Business nor the use, development, manufacture, marketing, license, sale, distribution or furnishing of any Company Product or Service currently used infringes or misappropriates any Intellectual Property right of any other party.  To the knowledge of the Company, the use, development, manufacture, marketing, license, sale distribution or furnishing of any Company Product or Service currently under development by the Company or its Subsidiaries, does not infringe or misappropriate any Intellectual Property rights of any other party.  There is no pending, or, to the knowledge of the Company, threatened, claim or litigation contesting the validity, ownership or right of the Company or its Subsidiaries to use, develop, make, market, license, sell, distribute or furnish any Company Product or Service, nor has the Company or its Subsidiaries received any written notice asserting that any Company Product or Service or the use, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition thereof conflicts with or infringes the rights of any other party.  The Company and each of its Subsidiaries has not received any written notice from any third party alleging it is infringing, or requesting on an unsolicited basis that it enter into a license under, any third party patents.  None of the Company-Owned IP Rights or Company Products or Services of the Company or its Subsidiaries is subject to any proceeding or outstanding order or stipulation (i) restricting in any material manner the use, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition by the Company or its Subsidiaries of any Company-Owned IP Rights, any Company Product or Service, or which is reasonably expected to affect the validity, use or enforceability of any such Company-Owned IP Rights or Company Product or Service. The foregoing does not apply to office actions in the ordinary course of prosecution by the US PTO or any other Government Intellectual Property office, domestic or foreign.

(d)     The Company or its Subsidiaries, to its knowledge, has not taken an action or failed to take an action that operates in such a way that would give reasonably be expected to rise to a laches or equitable estoppel claim by any Person which would result in the avoidance of a claim of infringement by the Company or its Subsidiaries against any such Person.

(e)     To the Company’s knowledge, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries:  (i) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or any of its Subsidiaries or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any of its Subsidiaries that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.  To the Company’s knowledge, neither the employment of any employee of the Company or any of its Subsidiaries, nor the use by the Company or any of its Subsidiaries of the services of any consultant or independent contractor subjects the Company or any of its Subsidiaries to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company or any of its Subsidiaries.

(f)     The Company and each of its Subsidiaries has taken steps reasonable under the circumstances to protect, preserve and maintain the secrecy and confidentiality of the Company-Owned IP Rights with respect to which the Company wishes to maintain as confidential and that is not otherwise disclosed by the Company’s published patents, patent applications or copyrights and to preserve and maintain all the Company’s and each of its Subsidiaries’ interests, proprietary rights and trade secrets in such Company-Owned IP Rights.  The Company has a policy requiring that all current and former officers, employees, consultants and independent contractors of the Company, each of its Subsidiaries, and, to its knowledge, each of its and their predecessors having access to proprietary information of the Company, each of its Subsidiaries, and each of its and their predecessors, to have executed and delivered an agreement regarding the protection of such proprietary information and the assignment of inventions to the Company, its predecessor or its Subsidiaries or their predecessors; and copies of the form of all such agreements have been made available to Parent or its counsel.  The Company, each of its Subsidiaries, and each of its and their predecessors has secured assignments from all of their current and former consultants, independent contractors and employees who were involved in the creation or development of any Company-Owned IP Rights material to the Company, of the rights that otherwise would have been owned by such persons or that the Company, each of its Subsidiaries, and each of its and their predecessors did not or does not already own by operation of law, subject to statutory reversionary rights, and waivers of any moral rights.  No current or former employee, officer, director, consultant or independent contractor of the Company, any of its Subsidiaries or, to its knowledge, any of its or their predecessors, has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights, subject to statutory reversionary rights and waivers of any moral rights.

(g)     Section 3.13(g) of the Company Disclosure Schedule contains a true and complete list, as of the Agreement Date, of (i) all worldwide registrations made by or on behalf of the Company or any of its Subsidiaries of any patents, industrial design patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses with any Governmental Authority or quasi-governmental authority, including Internet domain name registries, and (ii) all applications, registrations, and filings by the Company or any of its Subsidiaries to register the Company-Owned IP Rights, including all patent applications, industrial design patent applications, copyright registration applications, mask work applications and applications for registration of trademarks and service marks, and where applicable the jurisdiction in which each of the items of the Company-Owned IP Rights has been applied for, filed, issued or registered.  All registered patents, industrial design patents, trademarks, service marks, copyrights and mask work rights that are Company-Owned IP Rights are presumed valid and subsisting (or, in the case of applications, applied for), and the Company or its Subsidiaries are the record owner thereof.  All registered patents, industrial design patents, trademarks and service marks are currently in compliance with all legal requirements other than any requirement, that if not satisfied, with respect to a patent or industrial design patent, would not reasonably be expected to result in a revocation or lapse or otherwise adversely affect its enforceability, and, with regard to a trademark or service mark, would not reasonably be expected to result in a cancellation of such registration or otherwise adversely affect the use, priority or enforceability of the trademark or service mark.  The Company or its Subsidiaries own exclusively, and have good title to, all copyrighted works that Company or any of its Subsidiaries purports to own.

(h)     The Company or its Subsidiaries own all right, title and interest in and to all Company-Owned IP Rights free and clear of all Encumbrances (other than Company Permitted Encumbrances) and licenses (other than licenses and rights granted in the ordinary course).

(i)     Section 3.13(i)-1 of the Company Disclosure Schedule lists all licenses, sublicenses and other Contracts as to which the Company or any of its Subsidiaries is a party and pursuant to which any Person is authorized to use any Company-Owned IP Rights, unless such Contracts are in the form of standard customer agreements, the forms of which are included in Section 3.11 of the Company Disclosure Schedule and also excluding non-disclosure, confidentiality, employee, contractor and consultant Contracts.  Except as set forth on Section 3.13(i)-2 of the Company Disclosure Schedule, none of the licenses or other Contracts listed in Section 3.13(i)-1 of the Company Disclosure Schedule grants any third party exclusive rights to or under any Company-Owned IP Rights or grants any third party the right to sublicense any of such Company-Owned IP Rights.  The Company and each of its Subsidiaries has not agreed to transfer ownership of any Intellectual Property that is owned by the Company or any of its Subsidiaries to any third party, or knowingly permitted the Company’s or any of its Subsidiaries’ rights in such Intellectual Property to enter the public domain (other than through the expiration of registered Intellectual Property at the end of its statutory term).

(j)     Neither the Company, nor any of its Subsidiaries, nor any other party authorized to act on any of their behalves, has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent of, any Company Source Code (as defined below), except for disclosures to employees, contractors or consultants under binding written agreements that prohibit use or disclosure except in the performances of services to the Company or any Subsidiary, escrows in the ordinary course, and source code open source detection scans in connection with the transaction contemplated by this Agreement.  To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, result in the disclosure or delivery by the Company, or any of its Subsidiaries or any other party authorized to act on any of their behalves to any party of any Company Source Code, except for disclosures to employees, contractors or consultants under binding written agreements that prohibit use or disclosure except in the performances of services to the Company or any subsidiary thereof, escrows in the ordinary course, and source code open source detection scans in connection with the transaction contemplated by this Agreement.  Section 3.13(g) of the Company Disclosure Schedule identifies, as of the Agreement Date, each Contract pursuant to which the Company or any of its Subsidiaries has deposited, or is or may be required to deposit, with an escrow agent or other similar party, any Company Source Code.  As used in this Section 3.13(g), “Company Source Code” means, collectively, the source code of any software or program (i.e., software code in its original, human readable, un-compiled, form), or any material proprietary information or algorithm contained in or relating to any software source code, owned by the Company, or its Subsidiaries.  This paragraph does not apply to any Public Software.

(k)     To the knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company IP Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

(l)     All Company Products or Services (excluding those in development) conform in all material respects to their applicable published product specifications and product Documentation, and neither the Company nor any of its Subsidiaries has any material Liability (and, to the knowledge of the Company, there is no particular basis to expect any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any of its Subsidiaries giving rise to any material Liability relating to the foregoing).  The Company has made available to Parent the opportunity to review all Documentation relating to the testing of the Company Products or Services and plans and specifications for Company Products or Services currently under development by the Company or any of its Subsidiaries.  The Company and each of its Subsidiaries has a policy and procedure for tracking material bugs, errors and defects of which it becomes aware in any Company Products or Services, and maintains a database covering the foregoing.  For all software used by the Company or any of its Subsidiaries in providing Company Products or Services, or in developing or making available any of the Company Products or Services, the Company and each of its Subsidiaries has generally implemented any and all material security patches or upgrades that to the knowledge of the Company are generally available for that software.

(m)     Except with respect to demonstration or trial copies, to the Company’s knowledge, no Company Product or Services made available by the Company or its Subsidiaries to any Person contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other malicious software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user and the Company’s employees and contractors have not placed any of the foregoing in any Company Product.  The representations of this paragraph do not apply to any license keys, time-out devices or similar self-help mechanisms.

(n)     The Company Business as currently conducted complies in all material respects with all Applicable Laws whether U.S. or otherwise, regarding encryption technology, including, without limitation, the import and export thereof.

(o)     The Company or its Subsidiaries is not nor has it or they been in the past two years a member of, or a contributor to or made any commitments or agreements regarding any patent pool, standards body, standard setting organization, or similar organization, in each case that requires or obligates the Company or its Subsidiaries to grant or offer to any other Person any license or right to any Company IP Rights, including without limitation any future Intellectual Property developed, conceived, made or reduced to practice by the Company or its Subsidiaries or any Affiliate of the Company after the date of this Agreement.

(p)     No government funding, or facilities or personnel of any university, college, other education institution or research center, or funding from third parties (other than funds received in consideration for Company Common Stock or pursuant to instruments of indebtedness for borrowed money) were used in the development, in whole or in part, of the Company-Owned IP Rights.  To the knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any material Company-Owned IP Rights performed services for any Governmental Authority, for a university, college or other education institution or for a research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.

(q)     Except as provided in of Section 3.13(q) the Company Disclosure Schedule, the Company and each of its Subsidiaries has not taken and will not take any actions that (i) incorporate any Public Software, in whole or in part, into any Company-Owned IP Right or any Company Product or Service or any portion thereof; (ii) use Public Software, in whole or in part, in the development of any part of any Company-Owned IP Right or any Company Product or Service or any portion thereof in a manner that would subject any Company-Owned IP Right or Company Product or Service, in whole or in part, to all or part of the license obligations of any Public Software; or (iii) statically combine or distribute any Company-Owned IP Right as integrated with Public Software.  As used herein, “Public Software” means software licensed pursuant to terms (1) that grant, or purport to grant, to any third party any rights or immunities under patents that are part of the Company-Owned IP or (2) that requires as a condition of use or distribution of such software on the disclosure, licensing, or distribution of any Company-owned proprietary source code for any Company Products and Services incorporated into, derived from or distributed with such software and requires that the Company-owned proprietary source code be disclosed or distributed in source code form, licensed for the purpose of making derivative works, and redistributable at no charge and by way of example, shall include, without limitation, software licensed under GNU’s General Public License (GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, the Artistic License (e.g., PERL) and the Apache License.

(r)     To the knowledge of the Company, in the two years prior to the Agreement Date there has been no failure, breakdown, loss or impairment of, or unauthorized access to or unauthorized use of, any core information technology systems of the Company or any of its Subsidiaries that has resulted in a material disruption or material interruption in the operation of the business of the Company or such Subsidiary, the cause of which has not been repaired or remedied.  The Company and each of its Subsidiaries has in place commercially reasonable disaster recovery and business continuity plans and procedures.  To the knowledge of the Company, in the two years prior to the Agreement Date, there has been no unauthorized access to or unauthorized use of any information technology systems of the Company or any of its Subsidiaries that has resulted in unauthorized disclosure of any material confidential information of the Company or its Subsidiaries to any other Person.  The Company is not aware of and has not been notified in writing of: (i) any actual, attempted or suspected unauthorized access to or use of any data of the Company or its Subsidiaries, or any other occurrence which may compromise the availability, security, integrity or confidentiality of such data; or (ii) any disclosure, intended, accidental or otherwise, wherein such data actually is, or may reasonably be expected to potentially be, acquired by an unauthorized person or accessed or used in an unauthorized manner; but in each case always excluding: (a) unsuccessful attempts to penetrate computer networks or servers maintained by or for Company or its Subsidiaries; and (b) immaterial incidents that occur on a routine basis, such as general “pinging” or “denial of service” attacks.  Instances of good faith access or use of data by an employee or contractor of Company or its Subsidiaries also are excluded, provided that the data is not used for a purpose unrelated to work performed for Company or its Subsidiaries and is not subject to further unlawful or unauthorized use.

3.14     Compliance with Laws.

(a)     The Company, each of its Subsidiaries and each of its and their predecessors is in material compliance, with all Applicable Law.

(b)     To the Company’s knowledge, the Company, each of its Subsidiaries and each of its and their predecessors holds all material permits, licenses and approvals from, and has made all material filings with, government (and quasi-governmental) agencies and authorities, that are necessary and/or legally required to be held by it to conduct the Company Business without any violation of Applicable Law (“Governmental Permits”), and all such Governmental Permits are valid and in full force and effect.  The Company, each of its Subsidiaries and each of its and their predecessors has complied with each Governmental Permit to which it is subject.  The Company has not received any written notice or other written communication from any Governmental Authority regarding (i) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.  The Company has no knowledge of any outstanding material violation of any Governmental Permit.  Section 3.14(b) of the Company Disclosure Schedule sets forth a true and complete list of all Governmental Permits held by the Company and each of its Subsidiaries as of the Agreement Date.

(c)     To the Company’s knowledge, no Governmental Authority has initiated, and no Governmental Authority has provided written notice to the Company of any threatened proceeding or investigation into the business or operations of the Company, any of its Subsidiaries, any of its or their predecessors and, to the knowledge of the Company, no such proceedings or investigations are contemplated.  There is no unresolved deficiency, violation or exception claimed or asserted by any Governmental Authority with respect to any examination of any of the Company or any of its Subsidiaries.

(d)     Neither the Company, nor any of its Subsidiaries, its or their predecessors, directors, officers, agents or employees has, for or on behalf of the Company or such predecessor or Subsidiary, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) made any Prohibited Payments, (iv) received any payments, services or gratuities that were not legal to receive, (v) engaged in any transactions or made or received payments that were not properly recorded on the accounting books and records of the Company or its Subsidiaries or properly disclosed on their respective financial statements, (vi) has maintained any off-book bank or cash account, or (vii) violated or operated in noncompliance with any money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations.

3.15     Certain Transactions and Agreements.  To the knowledge of the Company, none of the officers and directors of the Company, and no stockholder of the Company owning more than 10% of the Company Capital Stock, nor any immediate family member of an officer or director of the Company, has a direct ownership interest of more than 10% of the equity ownership of any firm or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any of its Subsidiaries.  None of said officers, directors, stockholders or of immediate family members, is a party to, or otherwise directly or indirectly interested in any Company Material Contract.

3.16     Employees, ERISA and Other Compliance.

(a)     The Company and each of its Subsidiaries has always been and currently is in compliance in all material respects with all Applicable Law and Contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including employee compensation matters, and has correctly classified employees as exempt employees and nonexempt employees under the Fair Labor Standards Act or any other Applicable Laws.  A complete list as of the Agreement Date of all employees, officers and consultants of the Company and each of its Subsidiaries and their current title and/or job description and compensation (base compensation and bonuses) is set forth on Section 3.16(a) of the Company Disclosure Schedule.  To the knowledge of the Company, all employees of the Company and each of its Subsidiaries are legally permitted to be employed by the Company and such Subsidiary in the jurisdiction in which such employee is employed in their current job capacities for the maximum period allowed under Applicable Law.  All independent contractors providing services to the Company and each of its Subsidiaries have been properly classified as independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other Applicable Law.  The Company and each of its Subsidiaries does not have any employment or consulting Contracts with personnel providing services in the United States currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions), and outside of the United States, termination of employment or consulting arrangements may occur upon such notice as may be required under Applicable Law or the employees’ Contract of employment or consulting services.  To the knowledge of the Company, no employees or consultants of the Company or any of its Subsidiaries have given notice to the Company or such Subsidiary of an intention to terminate his or her employment or relationship with the Company or such Subsidiary.

(b)     To the knowledge of the Company, the Company and each of its Subsidiaries is not now, nor has ever been, subject to a union organizing effort.  The Company and each of its Subsidiaries is not subject to any collective bargaining agreement with respect to any of its employees, subject to any other Contract with any trade or labor union, employees’ association or similar organization, and subject to any current labor disputes.  The Company and each of its Subsidiaries has good labor relations, and the Company has no knowledge of any facts indicating that the consummation of the Merger or any of the other transactions contemplated hereby shall have a material adverse effect on such labor relations, and has no knowledge that any of its key employees intends to leave their employ.

(c)     Neither the Company nor any ERISA Affiliate has participated in or had any obligation to contribute to a pension plan which constitutes, or has since the enactment of ERISA, constituted, a “multiemployer plan” as defined in Section 3(37) of ERISA or a “multiple employer plan” as defined in Section 413(c) of the Code.

(d)     Section 3.16(d) of the Company Disclosure Schedule lists as of the Agreement Date each employment, consulting, severance or other similar Contract (other than with respect to Contracts based on form agreements that have been made available to Parent, provided that such Contracts do not materially differ from the forms upon which they are based), each “employee benefit plan” as defined in Section 3(3) of ERISA and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), life and health benefits (including medical, mental health, dental, vision and hospitalization), workers’ compensation benefits, vacation benefits, severance benefits, supplemental unemployment benefits, material fringe benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, tax equalization, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors that is entered into, maintained or contributed to by the Company or any ERISA Affiliate or non-U.S. Subsidiary or is sponsored or maintained by any Governmental Authority and covers any employee or former employee of the Company, its predecessors or any of its ERISA Affiliates or non-U.S. Subsidiary.  Such Contracts, plans and arrangements as are described in this Section 3.16(d) are hereinafter collectively referred to as “Company Benefit Arrangements.”

(e)     Each Company Benefit Arrangement has been maintained and amended, including its form, in compliance in all material respects with its terms and with the requirements prescribed by any and all Applicable Law that is applicable to such Company Benefit Arrangement.  No such Company Benefit Arrangement is an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA.  Any investment vehicles used to fund any Company Benefit Arrangement may be changed at any time upon reasonable advance notice without incurring a material sales charge, surrender fee or other similar expense that would be payable in whole or in part by the Company or any ERISA Affiliate.  The Company has the right under the terms of each applicable Company Benefit Arrangement and under Applicable Law to amend or terminate such Company Benefit Arrangement (or terminate the participation in such Company Benefit Arrangement by the Company) without material Liability to the Company or any ERISA Affiliate and subject to Applicable Law and to the Company’s or it’s ERISA Affiliate’s statutory and contractual obligations to pay any earned and vested benefits thereunder.

(f)     All of the Company Benefit Arrangements in Canada have:

(i)     in all material respects, been established, registered, qualified, funded, invested and administered in accordance with, and are in good standing under, all Applicable Laws and the terms of such Company Benefit Arrangements;

(ii)     all data necessary to administer such Company Benefit Arrangements, in all material respects, in the possession of Magnum Canada and in a form sufficient for the proper administration, in all material respects, of such Company Benefit Arrangements;

(iii)     had made all contributions or premiums required to be made by Magnum Canada under the terms of such Company Benefit Arrangements or by Applicable Law, in all material respects, in a timely fashion in accordance with Applicable Law and the terms of the Company Benefit Arrangements, and Magnum Canada has not, and as of the Effective Time will not have, any actual or potential material unfunded liabilities (other than liabilities accruing after the Effective Time) with respect to any of such Company Benefit Arrangements;

(iv)     had no withdrawals, applications or transfers of assets from such Company Benefit Arrangements or the trusts or other funding media relating thereto except in accordance with the terms of such Company Benefit Arrangements, Applicable Law and all applicable agreements, other than as would not, individually or in the aggregate, result in a Material Adverse Effect.

To the knowledge of the Company, as of the Agreement Date, no such Company Benefit Arrangement, nor any related trust or other funding medium thereunder, is subject to any pending, threatened or anticipated investigation, examination or other legal proceeding, initiated by any Governmental Authority or by any other Person (other than routine claims for benefits) which would, if not decided in Magnum Canada’s favor, individually or in the aggregate, have a Material Adverse Effect.

(g)     Each Company Benefit Arrangement that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code.  The Company and each ERISA Affiliate has furnished to Parent copies of the most recent IRS determination or opinion letters with respect to each such plan, and no action or event has occurred since the date of the most recent determination or opinion letter relating to any such Company Benefit Arrangement that would adversely affect the tax-qualified status of any such plan or related trust.

(h)     No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened in writing against or with respect to any Company Benefit Arrangement (other than routine claims for benefits under such Company Benefit Arrangement and administrative appeals of such claims), including any audit or inquiry by the IRS or the Department of Labor (“DOL”).  No “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred with respect to any Company Benefit Arrangements and no set of facts has occurred that is reasonably likely to subject Company, any of the its ERISA Affiliates, or any of their employees to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA or any other Applicable Law.

(i)     All contributions and payments due from the Company with respect to any of the Company Benefit Arrangements, determined in accordance with prior funding and accrual practices, have been made or have been accrued on the Company’s financial statements (including the Company Financial Statements), and no further contributions shall be due or shall have accrued thereunder as of the Closing Date (other than contributions accrued in the ordinary course of business, consistent with past practices, after the Balance Sheet Date as a result of the operations of the Company after the Balance Sheet Date).  All claims as of the Closing Date made under any self-insured Company Benefit Arrangement that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA have been paid or, if not paid, will either be paid by the Company or are or will be the subject of the denial of a claim or an administrative appeal.

(j)     All individuals who, pursuant to the terms of any Company Benefit Arrangement, are entitled to participate in any Company Benefit Arrangement, are currently participating in such Company Benefit Arrangement or have been offered an opportunity to do so and have declined in writing.

(k)     The Company shall not have any material Liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

(l)     There has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Company Benefit Arrangement that would increase materially the expense of maintaining such Company Benefit Arrangement above the level of the expense incurred in respect thereof during the fiscal year ended prior to the date hereof (other than increased insurance premiums), except any such amendments that are required under Applicable Law.  Except as set forth on Section 3.16(l) of the Company Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in connection with the termination of employment or change of position of any employee following or in connection with the consummation of the Merger) constitute an event under any Company Benefit Arrangement that will or may result in any material payment (whether severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

(m)     Each Company Benefit Arrangement, to the extent applicable, is in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code, Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended, and the regulations thereunder, the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder, the Women’s Health and Cancer Rights Act of 1998, the Family Medical Leave Act of 1993, as amended, the Mental Health Parity and Addiction Equity Act of 2008, and the Patient Protection and Affordable Care Act of 2010, as amended, and the regulations thereunder, and any other Applicable Law as such requirements affect the Company, any ERISA Affiliate, and their employees.  There are no outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA”), with respect to any of the Company Benefit Arrangements, covered employees or qualified beneficiaries that would be reasonably likely to result in a Material Adverse Effect on the Company, any of its Subsidiaries or Parent.

(n)     No benefit payable or that may become payable by the Company or any of its Subsidiaries pursuant to any Company Benefit Arrangement or as a result of, in connection with or arising under this Agreement or the Certificate of Merger shall constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) that is subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code.  Unless otherwise indicated in Section 3.16(n) of the Company Disclosure Schedule, the Company and each of its Subsidiaries is not a party to any:  (i) Contract with any executive officer or other key employee thereof (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company in the nature of the Merger or any of the other transactions contemplated by this Agreement or any Company Ancillary Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment other than as required by COBRA (or other Applicable Law), vacation pay cash-outs or other arrangements governed by ERISA; or (ii) Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement, or any event subsequent to the Merger such as the termination of employment of any person, or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.  The Company and each of its Subsidiaries has no obligation to pay any material amount or provide any material benefit to any former employee or officer, other than obligations (i) for which the Company has established a reserve for such amount on the Company Balance Sheet and (ii) pursuant to Contracts entered into after the Balance Sheet Date and disclosed on Section 3.16(n) of the Company Disclosure Schedule.

(o)     To the Company’s knowledge, no employee or consultant of the Company or any of its Subsidiaries is in material violation of (i) any term of any employment or consulting Contract or (ii) any term of any other Contract or any restrictive covenant relating to the right of any such employee or consultant to be employed by the Company or any of its Subsidiaries or to use trade secrets or proprietary information of others.  To the Company’s knowledge, the employment of any employee or consultant by the Company and each of its Subsidiaries does not subject it to any Liability to any third party other than Liabilities with respect to employer payroll tax and employee tax withholding.

(p)     The Company and each of its Subsidiaries has not established any compensation and benefit plan that is maintained or is required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction, outside of the United States, except the Registered Retirement Savings Plan and health coverage program for Canadian employees.

(q)     In the past two years, there has been no “mass termination,” “mass layoff,” “employment loss,” or “plant closing” as defined by the Workers Adjustment and Retraining Notification Act (the “WARN Act”) or other Applicable Law in respect of the Company or any of its Subsidiaries.

(r)     All filings and reports as to each Company Benefit Arrangement (including Form 5500 annual reports, summary annual reports, summary plan descriptions and summaries of material modifications) have been timely submitted to the IRS, the DOL or other governmental body and/or have been distributed as required.

(s)     All unfunded Liabilities under all Company Benefit Arrangements (including paid time off accruals) are fully reflected as liabilities on the Balance Sheet and will be fully reflected on the books and records of the Company as of the Closing Date in accordance with GAAP.

(t)     No tax under Section 4980B or 4980D of the Code has been incurred in respect of any Company Benefit Arrangement that is a group health plan, as defined in Section 5000(b)(1) of the Code.  With respect to the employees and former employees of the Company and each ERISA Affiliate, there are no employee post-retirement medical or health plans in effect, except as required by Section 4980B of the Code, or any other post-retirement welfare benefit programs.

(u)     Any “non-qualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance issued thereunder) of the Company (to the extent applicable to any Company employee) under which the Company makes, is obligated to make, or promises to make any payments or other awards (each, a “409A Plan”), has, if subject to Section 409A (or any state law equivalent) and the regulations and guidance thereunder (collectively, “Section 409A”), been since January 1, 2005 maintained and operated in good faith compliance with Section 409A and since January 1, 2009, each such 409A Plan has been in documentary compliance with Section 409A.  No assets have been set aside (directly or indirectly) outside of the United States for purposes of paying deferred compensation as described in Code section 409A(b)(1).  No 409A Plan that was originally exempt from application of Section 409A has been “materially modified” at any time after October 3, 2004.  There is no Contract to which the Company or any of its subsidiaries is a party covering any employee, consultant, or other service provider to the Company or any it subsidiaries, which individually or collectively requires the Company or any of its subsidiaries to pay a Tax gross-up payment to, or otherwise indemnify or reimburse, any employee for Tax-related payments under Section 409A.

(v)     The Company and each of its Subsidiaries is in compliance with and fully funded for all premiums arising pursuant to worker health and safety legislation and the employees of Magnum Canada are classified office worker for the purposes of employer premiums levied under Applicable Law or otherwise by the workplace safety and insurance program.

3.17     Merger Expenses.  (a) Except for Raymond James & Associates, Inc., neither the Company nor any Affiliate of the Company is obligated for the payment of any brokerage, finder’s or other similar fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement.  (b) The legal and accounting advisors, and any other persons, to whom the Company currently expects to owe fees and expenses that will constitute Merger Expenses are set forth on Section 3.17 of the Company Disclosure Schedule, and other than the Merger Expenses that will be due to the entities set forth on Section 3.17 of the Company Disclosure Schedule, there are no Merger Expenses.

3.18     Insurance.  The Company and each of its Subsidiaries maintains as of the Agreement Date the policies of insurance and bonds set forth in Section 3.18 of the Company Disclosure Schedule.  Section 3.18 of the Company Disclosure Schedule sets forth the name of the insurer under each such policy and bond, the type of policy or bond, and the coverage amount and any applicable deductible.  There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been timely paid, and the Company and each of its Subsidiaries is otherwise in compliance with the terms of such policies and bonds.  The Company has no knowledge of any written threatened termination of, or material premium increase with respect to, any of such policies or bonds.  Neither the Company nor any of its Subsidiaries has been refused any insurance with respect to any aspect of the operations of its business, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance.  The activities and operations of the Company and each of its Subsidiaries have been conducted in a manner so as to materially conform to all applicable provisions of such policies and bonds.  The Company has delivered to Parent correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company.

3.19     Environmental Matters.

(a)     The Company and its predecessors and Affiliates are in material compliance with all Environmental Laws (as defined below), which compliance includes the possession by the Company of all material permits and other governmental authorizations required under Environmental Laws and compliance with the terms and conditions thereof.  The Company has not received any written notice or other written communication, whether from a Governmental Authority, citizens groups, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and to the knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by the Company with any current Environmental Law in the future.  All Governmental Permits held by the Company as of the Agreement Date pursuant to any Environmental Law (if any) are identified in Section 3.19 of the Company Disclosure Schedule.

(b)     For purposes of this Section 3.19:  (i) “Environmental Law” means any federal, state or local statute, law, regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

3.20     Customers and Suppliers.

(a)     The Company has no outstanding material disputes concerning its products and/or services with any customer or distributor who was one of the 10 largest sources of revenues for the Company, based on amounts paid or payable in the year ended December 31, 2014, or to the extent different, the 10 largest sources of revenues for the Company, based on amounts paid or payable in the year ended December 31, 2015 (each, a “Significant Customer”).  Each Significant Customer, together with the amount of revenues paid or payable by such Significant Customer to the Company in the years ended December 31, 2014 or December 31, 2015, is listed on Section 3.20(a) of the Company Disclosure Schedule.  Since January 1, 2016 through to the date of this Agreement, the Company has not received any written notice from any Significant Customer that such customer shall not continue as a customer of the Company or any of its Subsidiaries or that such customer intends to terminate or materially and in a manner detrimental to the Company or its Subsidiaries modify existing Contracts with the Company (or the Surviving Corporation, Parent or any of its Subsidiaries) or that such customer refuses to make payments for products delivered or services rendered.  The Company has not had any of its products returned by a Significant Customer thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any material amount of revenue by the Company.

(b)     The Company has no outstanding material dispute concerning products and/or services provided by any supplier who, in the year ended December 31, 2014 was one of the 5 largest suppliers of products and/or services to the Company, or in the year ended December 31, 2015 was one of the 10 largest suppliers of products and/or services, in either case based on amounts paid or payable (each, a “Significant Supplier”).  Each Significant Supplier, together with the amounts paid or payable by the Company to such Significant Supplier during the years ended December 31, 2014 or December 31, 2015, is listed on Section 3.20(b) of the Company Disclosure Schedule.  Since January 1, 2016 through to the date of this Agreement, the Company has not received any written notice from any Significant Supplier that such supplier shall not continue as a supplier to the Company or any of its Subsidiaries or that such supplier intends to terminate or materially and in a manner detrimental to the Company or its Subsidiaries modify existing Contracts with the Company (or the Surviving Corporation, Parent or any of its Subsidiaries).  The Company has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Company Businesses, and the Company has no knowledge of any reason why it will not continue to have such access on commercially reasonable terms.

3.21     Accounts Receivable.  Section 3.21 of the Company Disclosure Schedule sets forth a true, correct and complete itemization of the accounts receivable (including aging) of the Company and each of its Subsidiaries as of the Agreement Date (the “Accounts Receivable”).  Section 3.21 of the Company Disclosure Schedule sets forth such amounts of accounts receivable as of February 29, 2016 of the Company which are subject to asserted claims by customers and reasonably detailed information regarding asserted claims made within the last year, including the type and amounts of such claims.  The Accounts Receivable represent bona fide claims against debtors for sales, services performed or other charges arising on or before the respective dates of recording thereof, and all of the goods delivered and services performed which gave rise to the Accounts Receivable were delivered or performed in accordance with applicable orders, Contracts or customer requirements.  The Company has good and marketable title to the Accounts Receivable free and clear of all Encumbrances (other than Company Permitted Encumbrances).  All Accounts Receivable have been billed in accordance with the past practice of the Company and each of its Subsidiaries consistently applied.

3.22     Inventory.  All inventory of the Company (which includes all raw materials, work in progress (WIP) and finished products), whether or not reflected in the Company Balance Sheet consists of a quality and quantity usable and salable in the ordinary course of business of the Company, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Company Balance Sheet.  The quantities of each item of inventory are not excessive, but are reasonable in the present circumstances of the Company.  The Company has good and marketable title to the inventories free and clear of all Encumbrances (other than Company Permitted Encumbrances).  The inventories do not include any material amount of inventory that is slow-moving, obsolete, excess, damaged or otherwise not merchantable or returnable by vendors for full credit.

3.23     Bank Account.  Section 3.23 of the Company Disclosure Schedule sets forth the account number and names of authorised signatories with respect to each account maintained by or for the benefit of the Company and each of its Subsidiaries or in connection with its business at any bank or other financial institution.

3.24     Board Approval.  The Board of Directors of the Company has, as of the date of this Agreement, (i) determined that the Merger is fair to, advisable and in the best interests of the Company and its stockholders, (ii) duly approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) determined to recommend that the stockholders of the Company approve and adopt this Agreement and approve the Merger.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to the exceptions set forth in a numbered or lettered section of the Parent Disclosure Schedule and other sections of the Parent Disclosure Schedule to the extent (a) such information is cross-referenced in another part of the Disclosure Schedule, or (b) it is reasonably apparent on the face of the disclosure that such information qualifies another representation and warranty of Parent and Merger Sub in the Agreement, Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct on and as of the date of this Agreement:

4.1     Organization and Good Standing.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate be material to Parent’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Parent Ancillary Agreements and the Merger Sub Ancillary Agreements. Neither Parent nor Merger Sub is in violation of its respective certificate of incorporation or bylaws, each as amended to date.

4.2     Power, Authorization and Validity.

(a)     Power and Authority.  Parent has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Parent Ancillary Agreements and to consummate the Merger.  The Merger and the execution, delivery and performance by Parent of this Agreement, each of the Parent Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all requisite corporate action on the part of Parent.  Merger Sub has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Merger Sub Ancillary Agreements and to consummate the Merger.  The Merger and the execution, delivery and performance by Merger Sub of this Agreement, each of the Merger Sub Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all requisite corporate action on the part of Merger Sub.

(b)     No Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other Person, governmental or otherwise, is necessary or required to be made or obtained by Parent or Merger Sub to enable Parent and Merger Sub to lawfully execute and deliver, enter into, and perform its obligations under this Agreement, each of the Parent Ancillary Agreements and each of the Merger Sub Ancillary Agreements or to consummate the Merger, except where the breach or violation or the lack of consent, approval or notice would not, individually or in the aggregate, have a Material Adverse Effect.

(c)     Enforceability.  This Agreement has been duly executed and delivered by Parent and Merger Sub.  This Agreement and each of the Parent Ancillary Agreements are, or when executed by Parent shall be, assuming the due authorization, execution and delivery by each other party thereto, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.  This Agreement and each of the Merger Sub Ancillary Agreements are, or when executed by Merger Sub shall be, assuming the due authorization, execution and delivery by each other party thereto, valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

4.3     No Conflict.  Neither the execution and delivery of this Agreement, any of the Parent Ancillary Agreements or any of the Merger Sub Ancillary Agreements by Parent or Merger Sub, nor the consummation of the Merger or any other transaction contemplated hereby or thereby, shall conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under:  (a) any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub, each as currently in effect; (b) any Applicable Law applicable to Parent, Merger Sub or any of their respective material assets or properties; or (c) any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective material assets or properties are bound, except in each case, where such conflict, termination, breach, impairment, violation, default, consent, or lack of consent, release, waiver or approval would not, individually or in the aggregate, have a Material Adverse Effect.

4.4     Interim Operations of Merger Sub.  Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.  Merger Sub has no liabilities and, except for a subscription agreement pursuant to which all of its authorized capital stock was issued to Parent, is not a party to any agreement other than this Agreement and agreements with respect to the appointment of registered agents and similar matters.

4.5     Stockholders Consent.  No consent or approval of the stockholders of Parent is required or necessary for Parent to enter into this Agreement or to consummate the transactions contemplated hereby.

4.6     Financial Capacity.  If financing sufficient to enable Parent, at the Closing, to deliver to the Company such funds as are necessary to make such payments set forth in Section 2.1 is obtained, Parent will have sufficient cash funds on hand or available to it to pay the Merger Consideration.

4.7     Merger Consideration.  Parent has reserved a sufficient number of authorized but unissued shares of Parent Common Stock for issuance in connection with the Merger.  All shares of Parent Common Stock which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, are fully paid and nonassessable, and will not be subject to any right of rescission, right of first refusal or preemptive right, and will be offered, issued, sold and delivered by the Parent in compliance with all requirements of Applicable Law.

4.8     Litigation.  There is no material action, suit, arbitration, mediation, proceeding, claim or investigation pending against the Parent or Merger Sub (or, to the Parent’s knowledge, against any officer, director, employee or agent of the Parent or Merger Sub in their capacity as such or relating to their employment, services or relationship with Parent or Merger Sub) before any Governmental Authority, arbitrator or mediator, nor, to the knowledge of the Parent, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened in writing.  There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against Parent or Merger Sub.  Neither Parent nor Merger Sub has an action, suit, arbitration, mediation, proceeding, claim or investigation pending against any Governmental Authority or other Person.

4.9     Reorganization.  None of Parent, any of its Subsidiaries (including Merger Sub) nor, to the knowledge of Parent, any of Parent’s Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code and parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code.

4.10     Capitalization of Parent.  The authorized capital stock of Parent is as described in Parent’s Annual Report on Form 10-K filed with the SEC on March 14, 2016.  As stated therein, the number of shares of Parent Common Stock outstanding as of February 26, 2016 was 44,811,907 shares, and the Parent held 701,754 shares as of December 31, 2015 as treasury stock.  All issued and outstanding Parent Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by the Parent in compliance with all requirements of Applicable Law and all requirement set forth in applicable Contracts.  There is no Liability for dividends accrued and unpaid by Parent.  There is no Liability for dividends accrued and unpaid by Parent.

4.11     Board Approval.  Each of the Boards of Directors of the Parent and Merger Sub have, as of the Agreement Date, (i) determined that the Merger is fair to, advisable and in the best interests of the Parent and the Merger Sub, respectively, and their respective stockholders, (ii) duly approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) determined to recommend that the stockholder of the Merger Sub approve and adopt this Agreement and approve the Merger.

4.12     SEC Documents; Parent Financial Statements.  Parent has furnished or made available to the Company true and complete copies of all SEC Documents filed by it or its predecessors with the SEC, all in the form so filed.  As of their respective filing dates, such SEC Documents filed by Parent and all SEC Documents filed after the date hereof but before the Closing complied or, if filed after the date hereof, will comply in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, as the case may be, and none of the SEC Documents contained or will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent such SEC Documents have been corrected, updated or superseded by a document subsequently filed with the SEC.  The financial statements of Parent, including the notes thereto, included in Parent’s Annual Report on Form 10-K filed with the SEC on March 14, 2016 (the “Parent Financial Statements”) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) and present fairly the consolidated financial position of Parent at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended, it being understood that such financial statements may be required to be restated from time to time.

4.13     No Undisclosed Statements.  Neither Parent nor any of its Subsidiaries has any liabilities or obligations of a nature, whether accrued, absolute, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent, except for liabilities or obligations (a) those shown on the Parent Financial Statements or in the notes thereto, (b) those incurred after December 31, 2015 in the ordinary course of the Parent’s business consistent with its past practices, (c) other undisclosed liabilities which, individually or in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole; (d) liabilities disclosed on SEC Documents filed prior to the date of this Agreement or otherwise relating to items disclosed therein; and (e) liabilities directly incurred under the terms of this Agreement or necessary for providing the financing sufficient to enable Parent’s performance hereof.

4.14     Subsidiaries.  (a) All the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Parent and (b) all the shares of capital stock of, or other equity or voting interest held by Parent in each Person in which Parent owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature, each as disclosed in Parent’s Annual Report on Form 10-K filed with the SEC on March 14, 2016, either on Exhibit 21 thereto or otherwise, are duly authorized, have been validly issued and are fully paid and nonassessable and are owned by the Parent, a wholly-owned Subsidiary of the Parent, or the Parent and another wholly-owned Subsidiary of the Parent, free and clear of all material Encumbrances of any kind or nature whatsoever, other than Parent Permitted Encumbrances, except for restrictions imposed by applicable securities laws.

4.15     No Reliance.  Parent and Merger Sub acknowledge that none of the Company or its Affiliates or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or its Affiliates, the Company Businesses or other matters except as expressly provided in Article III of this Agreement.  Without limiting the generality of the foregoing, Parent and Merger Sub hereby acknowledge that none of the Company or its Affiliates nor any other Person has made a representation or warranty to Parent with respect to any material, documents or information relating to the Company or any of its Subsidiaries or Affiliates, whether written or oral, made available to Parent, Merger Sub or their representatives in any “data room”, confidential information memorandum, presentation by the management of the Company, due diligence discussion, projections, estimates or budgets of future revenues, future results of operations, future cash flows or future financial condition (or any component of any of the foregoing) of the Company. or otherwise, except as expressly and to the extent specifically covered by a representation or warranty set forth in Article III.  Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that they have been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of the Company for such purpose. Parent and Merger Sub acknowledge and agree that (a) in making their decision to enter into this Agreement and the Parent Ancillary Agreements and the Merger Sub Ancillary Agreements and to consummate the transactions contemplated hereby and thereby, Parent and Merger Sub have relied solely upon their own investigation and the express representations and warranties of the Company set forth in Article III of this Agreement, and (b) neither the Company nor any other Person has made any representation or warranty as to the Company or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Company Disclosure Schedules).

ARTICLE V
COMPANY COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article IX, the Company covenants and agrees with Parent as follows:

5.1     Advise of Changes.  The Company shall promptly advise Parent in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of the Company contained in Article III untrue or inaccurate such that the condition set forth in Section 8.2 would not be satisfied, (b) any breach of any covenant or obligation of the Company pursuant to this Agreement or any Company Ancillary Agreement such that the condition set forth in Section 8.2 would not be satisfied, (c) any Material Adverse Change in the Company or its Subsidiaries, or (d) any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Effect on the Company or its Subsidiaries or cause any of the conditions set forth in Section 8.2 not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.1 shall not be deemed to amend or supplement the Company Disclosure Schedule.

5.2     Maintenance of Business.

(a)     The Company shall use its commercially reasonable efforts to carry on and preserve the Company Business and its Subsidiaries’ business relationships with customers, advertisers, suppliers, employees and others with whom the Company has contractual relations.  If the Company becomes aware of any material deterioration in the relationship with any customer, key advertiser, key supplier or employee, it shall promptly bring such information to Parent’s attention in writing and, if requested by Parent, shall exert commercially reasonable efforts to promptly restore the relationship.

(b)     The Company and its Subsidiaries shall (i) pay all of their debts and Taxes when due, subject to good faith disputes over such debts or Taxes and (ii) pay or perform their other Liabilities when due.

(c)     The Company shall use its commercially reasonable efforts to assure that each of the Company’s and its Subsidiaries’ Contracts entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger.

5.3     Conduct of Business.  The Company shall continue to conduct, and shall cause its Subsidiaries to conduct, the Company Business in the ordinary and usual course consistent with its and their past practices, and the Company shall not, and shall cause its Subsidiaries to not, without Parent’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed):

(a)     incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt securities or guarantee any debt securities of another Person;

(b)     (i) lend any money, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practices, (ii) make any investments in or capital contributions to, any Person, (iii) forgive or discharge in whole or in part any outstanding loans or advances, or (iv) prepay any indebtedness;

(c)     enter into any Company Material Contract, violate, terminate, amend or otherwise modify or waive any of the material terms of any Company Material Contract, or enter into any material transaction or take any other action, in each case not in the ordinary course of business consistent with its past practices;

(d)     place or allow the creation of any Encumbrance (other than a Company Permitted Encumbrance) on any of its assets or properties;

(e)     sell, lease, license, transfer or dispose of any assets material to the Company Business (except for sales or licenses of products in the ordinary course of business consistent with its past practices);

(f)     except as required by Applicable Law, by any Contract in effect of the date hereof or contemplated by this Agreement, (i) pay any special bonus, increased salary, severance or special remuneration to any officer, director, employee or consultant, (ii) amend or enter into any employment or consulting Contract with any such person, or (iii) adopt or amend any employee or compensation benefit plan, including any stock purchase, stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan (except in each case as required under ERISA or as necessary to maintain the qualified status of such plan under the Code);

(g)     change any of its accounting methods;

(h)     declare, set aside or pay any cash or stock dividend or other distribution (whether in cash, stock or property) in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its capital stock or other securities (except for the repurchase of stock from its employees, directors, consultants or contractors in connection with the termination of their services at the original purchase price of such stock), or pay or distribute any cash or property to any of its stockholders or securityholders or make any other cash payment to any of its stockholders or securityholders;

(i)     terminate, waive or release any material right or claim;

(j)     issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock, other than the issuance of shares of Company Capital Stock pursuant to the exercise of Company Options, Company Warrants, Series E-1 In-The Money Warrants or the CapIP Warrant on or prior to the Closing Date;

(k)     subdivide, split, combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

(l)     merge, consolidate or reorganize with, acquire, or enter into any other business combination with any corporation, partnership, limited liability company or any other entity (other than Parent or Merger Sub), acquire a substantial portion of the assets of any such entity, or enter into any negotiations, discussions or agreement for such purpose;

(m)     amend the Company Charter Documents;

(n)     license any of its technology or Intellectual Property (except for licenses under its standard customer agreement made in the ordinary course of business consistent with its past practices, provided that under no circumstances shall the Company or its Subsidiaries enter into any software escrow or similar agreement or arrangement), or acquire any Intellectual Property (or any license thereto) from any third party (other than shrink wrap and other licenses of software generally available to the public at a per copy license fee of less than One Thousand Dollars ($1,000) per copy);

(o)     materially change any insurance coverage (other than as contemplated in this Agreement);

(p)     (i) agree to any audit assessment by any taxing authority, (ii) file any material Return or amendment to any material Return unless copies of such Return or amendment have first been delivered to Parent for its review at a reasonable time prior to filing, (iii) except as required by applicable law, make or change any material election in respect of Taxes or adopt or change any material accounting method in respect of Taxes, or (iv) enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, that would, in the case of (i) through (iv), reasonably be expected to have an adverse effect on Parent or any of its Affiliates in a tax period ending after the Closing Date;

(q)     except as is necessary to comply with its obligations pursuant to Section 5.7 below, modify or change the exercise or conversion rights or exercise or purchase prices of any of its capital stock, any of its stock options, warrants or other securities, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any of its capital stock or other securities or (ii) the vesting or release of any shares of its capital stock or other securities from any repurchase options or rights of refusal held by it or any other party or any other restrictions;

(r)     (i) initiate any litigation, action, suit, proceeding, claim or arbitration or (ii) settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration;

(s)     (i) pay, discharge or satisfy, in an amount in excess of Ten Thousand Dollars ($10,000) in any one case or Thirty Thousand ($30,000) in the aggregate, any Liability arising otherwise than in the ordinary course of business, other than (1) the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Company Balance Sheet and (2) the payment, discharge or satisfaction of Merger Expenses, or (ii) make any capital expenditures, capital additions or capital improvements;

(t)     materially change the manner in which it extends warranties, discounts or credits to customers; or

(u)     (i) agree to do any of the things described in the preceding clauses (a)-(u), (ii) take or agree to take any action which would reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement materially untrue or incorrect, or (iii) take or agree to take any action which would reasonably be expected to prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company;

For purposes of this Section 5.3, “Company Material Contract” includes any Contract arising subsequent to the date of this Agreement that would have been required to be listed on the Company Disclosure Schedule pursuant to Section 3.11 had such Contract been in effect on the date of this Agreement.

5.4     Regulatory Approvals.  The Company shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement or any Company Ancillary Agreement.  The Company shall use commercially reasonable efforts to obtain, and to cooperate with Parent to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by the Company with respect to such authorizations, approvals and consents.  The Company shall promptly inform Parent of any material communication between the Company or its Subsidiaries and any Governmental Authority regarding any of the transactions contemplated hereby.  If the Company or any Affiliate of the Company receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then the Company shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request following consultation with Parent.

5.5     Necessary Consents.  The Company shall use its commercially reasonable efforts to obtain prior to Closing such written consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the Merger and the other transactions contemplated by this Agreement, to enable the Surviving Corporation (or Parent) to carry on the Company Business immediately after the Effective Time and to keep in effect and avoid the breach, violation of, termination of, or adverse change to, any Company Material Contract which are listed on Section 5.5 of the Company Disclosure Schedule.

5.6     Litigation.  The Company shall notify Parent in writing promptly after learning of any material claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by the Company to be threatened against the Company or its Subsidiaries or any of its officers, directors, employees or stockholders in their capacity as such.

5.7     No Other Negotiations.

(a)     The Company shall not, and shall not authorize, encourage or permit any of its officers, directors, employees, Affiliates, agents, advisors (including any attorneys, financial advisors, investment bankers or accountants) or other representatives (collectively, “Company Representatives”) to, directly or indirectly:  (a) solicit, initiate, or knowingly encourage, facilitate or induce the making, submission or announcement of any inquiry, offer or proposal from any Person (other than Parent) concerning any Alternative Transaction; (b) furnish any nonpublic information regarding the Company or its Subsidiaries to any Person (other than Parent and its agents and advisors) in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that the Company is subject to this Section 5.7); (c) enter into, participate in, maintain or continue any discussions or negotiations with any Person (other than Parent and its agents and advisors) with respect to any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that the Company is subject to this Section 5.7); (d) otherwise cooperate with, facilitate or encourage any effort or attempt by any Person (other than Parent and its agents and advisors) to effect any Alternative Transaction; or (e) execute, enter into or become bound by any letter of intent, memorandum of understanding, other Contract or understanding between the Company and any Person (other than Parent) that is related to, provides for or concerns any Alternative Transaction, provided, however, that in the event the Company receives an unsolicited proposal with respect to such a transaction from any Person (other than Parent and its designees), the Company may, to the extent it is required to do so by applicable fiduciary duties confirmed by advice of counsel to that effect, (a “Superior Proposal”) enter into discussion or transactions with or provide information to such Person.  If any Company Representative, whether in his or her capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 5.7(a) to cause such Company Representative not to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.7(a).

(b)     Subject to any reasonable confidentiality obligations, the Company shall notify Parent within 24 hours after receipt by the Company (or, to the Company’s knowledge, by any of the Company Representatives) of any inquiry, offer or proposal that constitutes an Alternative Transaction, or any other notice that any Person is considering making an Alternative Transaction, or any request for nonpublic information relating to the Company or its Subsidiaries or for access to any of the properties, books or records of the Company or its Subsidiaries by any Person or Persons other than Parent (which notice shall identify the Person or Persons making, or considering making, such inquiry, offer or proposal) in connection with a potential Alternative Transaction and shall keep Parent fully informed of the status and details of any such inquiry, offer or proposal and any correspondence or communications related thereto and shall provide to Parent a correct and complete copy of such inquiry, offer or proposal and any amendments, correspondence and communications related thereto, if it is in writing, or a written summary of the material terms thereof, if it is not in writing.  The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Board of Directors of the Company) of any meeting of the Board of Directors of the Company at which the Board of Directors of the Company is reasonably expected to consider any Alternative Transaction.  The Company shall immediately cease and cause to be terminated any and all existing activities, discussions and negotiations with any Persons conducted heretofore with respect to an Alternative Transaction.

5.8     Access to Information.  The Company shall allow Parent and its agents and advisors (which shall include Parent’s financing sources and their advisors) access at reasonable times to the files, books, records, technology, Contracts, personnel and offices of the Company, including any and all information relating to the Company’s and its Subsidiaries’ taxes, Contracts, Liabilities, financial condition and real, personal and intangible property, subject to the terms of the Confidentiality Agreement  between the Company and Parent (the “Confidentiality Agreement”).  The Company shall cause its accountants to cooperate with Parent and Parent’s agents and advisors in making available all financial information reasonably requested by Parent and its agents and advisors, including the right to examine all working papers pertaining to all financial statements prepared by such accountants.

5.9     Satisfaction of Conditions Precedent.  The Company shall use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Sections 8.1 and 8.2, and the Company shall use commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

5.10     Notices to Company Securityholders and Employees.

(a)     The Company shall timely provide to holders of Company Capital Stock, Company Options, Company Warrants, Series E-1 In-The Money Warrants, the CapIP Warrant and Investor Notes all advance notices required to be given to such holders in connection with this Agreement, the Certificate of Merger, the Merger and the transactions contemplated by this Agreement, the Certificate of Incorporation, under the Company Stock Plans, the Company Warrants, Series E-1 In-The Money Warrants, the CapIP Warrant and the Investor Notes or other applicable Contracts and under Applicable Law.

(b)     The Company shall give all notices and other information required to be given by the Company to the employees of the Company, any collective bargaining unit representing any group of employees of the Company, and any applicable Governmental Authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other Applicable Law in connection with the transactions contemplated by this Agreement or other applicable Contracts.

ARTICLE VI
PARENT COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article IX, Parent covenants and agrees with the Company as follows:

6.1     Advise of Changes.  Parent shall promptly advise the Company in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of Parent or Merger Sub contained in Article IV untrue or inaccurate such that the condition set forth in Section 8.3 would not be satisfied, or (b) any breach of any covenant or obligation of Parent or Merger Sub pursuant to this Agreement, any Parent Ancillary Agreement or any Merger Sub Ancillary Agreement such that the condition set forth in Section 8.3 would not be satisfied.

6.2     Regulatory Approvals.  Parent shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether foreign, federal, state, local or municipal, which may be required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, any Parent Ancillary Agreement or any Merger Sub Ancillary Agreement.  Parent shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents and shall pay any associated filing fees payable by Parent with respect to such authorizations, approvals and consents.  Parent shall promptly inform the Company of any material communication between Parent and any Governmental Authority regarding any of the transactions contemplated hereby.  If Parent or any Affiliate of Parent receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then Parent shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request following consultation with the Company.  Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened in writing to be instituted) challenging any transaction contemplated by this Agreement as violative of any Applicable Law, it is expressly understood and agreed that neither Parent nor any of its Subsidiaries or Affiliates shall be under any obligation to: (a) litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; or (b) make proposals, execute or carry out agreements or submit to orders providing for (i) the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its Subsidiaries or Affiliates or the Company, or the holding separately of the shares of Company Common Stock or (ii) the imposition of any limitation on the ability of Parent or any of its Subsidiaries or Affiliates to freely conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock.

6.3     Satisfaction of Conditions Precedent.  Parent shall use its commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Sections 8.1 and 8.38.3, and Parent shall use its commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement as soon as reasonably practical.

ARTICLE VII
ADDITIONAL AGREEMENTS

7.1     Approval of the Company Stockholders.  Company shall promptly after the date hereof take all action necessary in accordance with Delaware Law and the Company Charter Documents to obtain the Stockholder Approvals approving the Merger as soon as practicable.

7.2     Employees.

(a)     Continued employment opportunities shall be provided on and after the Effective Time to the existing employees of Company and its Subsidiaries as listed on Exhibit B‑1 (collectively, the “Critical Employees”), with adjusted titles and responsibilities to match Parent’s organizational responsibilities structure and as defined by the Chief Executive Officer of Parent.  Parent shall have offered, conditioned on the Closing, those Critical Employees of Company and its Subsidiaries other than Magnum Canada, employment on substantially the same base salary as in effect for Parent’s employees at the same level and geographical classification.  The Company, prior to the Closing, and Surviving Corporation, immediately after the Effective Time and for such period of time as Surviving Corporation determines in its sole discretion shall cause Magnum Canada to continue the employment of those Critical Employees of Magnum Canada, on substantially the same base salary as in effect for such Critical Employees as of immediately prior to the Effective Time, along with benefits (other than equity-based benefits) that are substantially comparable in the aggregate to the employee benefits provided to such Critical Employees of Magnum Canada pursuant to the terms of their letters offering employment.  The Company, prior to the Closing, and Surviving Corporation, immediately after the Effective Time and for such period of time as Surviving Corporation determines in its sole discretion, shall continue the at-will employment of the Critical Employees of Company and its Subsidiaries other than Magnum Canada at the Effective Time.  The Company shall cooperate with Parent to affect the transfer of the Critical Employees as provided above, including but not limited to using all reasonable efforts to retain existing employees of Company and its Subsidiaries through the Effective Time, subject to compliance with the covenants of Company hereunder and except that Company shall have no obligation to take any action which would breach any representation and warranty of Company hereunder.  The Company shall take all required corporate action to terminate Company’s 401(k) plan, effective no later than the day prior to the Closing Date.  Company shall take all required corporate action to terminate all other Company Benefit Arrangements which it may terminate under Applicable Law and without the consent of any participants under such Company Benefit Arrangement (except for the Company’s group health plan and any Company Benefit Arrangements for the employees of Magnum Canada), effective immediately prior to the Effective Time (or within an administratively reasonably period of time thereafter) but contingent thereon.

(b)     Such Critical Employees who are employed after the Effective Time by Parent or its Subsidiaries shall receive credit for service with the Company and its Subsidiaries (including credit with predecessors recognized by the Company and its Subsidiaries) for purposes of all employee benefit plans and programs offered by Parent, including but not limited to paid time off.  After the Effective Time, Parent shall grant to each of the Critical Employees who are employed by it or its Subsidiaries a stock option award or other equity award with respect to Parent stock with terms and conditions and for numbers of shares that are consistent with stock option awards or other equity awards to other similarly situated employees of Parent or Parent’s Affiliates; subsequent awards to such employees shall be as determined in the sole discretion of Parent.

(c)     The Critical Employees who are employed after the Effective Time by Parent or its Subsidiaries shall be eligible to receive retention bonuses in the amounts set by Parent and set forth opposite their names on Exhibit B-1, which shall be payable to those Critical Employees that remain employed by Parent or any subsidiary of Parent on April 1, 2017, 2018, 2019 and 2020 on Parent’s standard bonus payment cycle in each such year; except that in the event of termination by Parent of any of such Critical Employee’s employment (or if a Critical Employee is employed by a Subsidiary of Parent, by such Subsidiary) without cause or not for grossly under performance prior to such retention date, the next retention bonus that would otherwise accrue for that Critical Employee will be paid within thirty (30) days of such termination.

7.3     Tax Matters.  For purposes of this Section 7.3, all references to the “Company” shall also include each of its Subsidiaries.

(a)     Tax Returns.

(i)     After the Closing Date, Parent shall be responsible for preparing and filing when due all Returns required to be filed by the Company for any Tax period ending on or prior to the Closing Date (a “Pre-Closing Tax Period”) (including, without limitation, all income tax Returns for the taxable year ending on the Closing Date).  The Parent shall cause the Company to furnish on a timely basis to the Stockholders’ Agent such information and documents as the Stockholders’ Agent may reasonably request to enable it to review such Returns.  Returns prepared by Parent pursuant to this Section 7.3(a)(i) shall be prepared in a manner consistent with past practices of the Company unless otherwise required by Law.  The Parent shall provide the Stockholders’ Agent with a copy of such Returns (and supporting schedules) at least thirty (30) days in advance of the due date for Returns.  If the due date for filing any such Return is within thirty (30) days of the Closing Date, Parent shall provide the Stockholders’ Agent with a copy of such Return (and supporting schedules) within a reasonable period of time prior to the due date.  The Parent shall consider any changes and revisions to such Returns as are reasonably requested by the Stockholders’ Agent.  The Stockholders’ Agent shall cause to be paid to Parent from the Escrow Fund, within a reasonable time after having received a detailed, written request therefore from Parent, an amount equal to any Taxes to be paid for such Pre-Closing Tax Period, and Parent shall then pay or cause to be paid when due all Taxes with respect to any such Returns.  For the avoidance of doubt, all proceeds paid to the Company Stockholders in connection with the transactions contemplated hereunder shall be reported as consideration for such holders’ shares of Company Capital Stock and the Company shall not report any compensation for the payment of such proceeds, or any transactions immediately prior to the Closing between the Company Stockholders, on one hand, and the Company, on the other hand, unless required by a final determination pursuant to Section 1313 of the Code.

(ii)     Parent shall be responsible for preparing and filing when due all Returns of the Company for any Tax period ending after the Closing Date and shall pay or cause to be paid when due all Taxes with respect to any such Returns.  Returns prepared and filed by Parent for a Straddle Period (“Straddle Period Tax Returns”) shall be prepared in a manner consistent with past practices of the Company unless otherwise required by Law.  Parent shall provide the Stockholders’ Agent with a copy of such Straddle Period Tax Returns (and supporting schedules) at least thirty (30) days in advance of the due date for such Returns. If the due date for filing any Straddle Period Tax Return is within thirty (30) days of the Closing Date, Parent shall provide the Stockholders’ Agent with a copy of such Return (and supporting schedules) within a reasonable period of time prior to the due date.  The Parent shall make such changes and revisions to such Straddle Period Tax Returns as are reasonably requested by the Stockholders’ Agent, subject to the Parent’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.  The Stockholders’ Agent shall cause to be paid to Parent from the Escrow Fund, within a reasonable time after having received a detailed, written request therefore from Parent, an amount equal to any Taxes relating to the portion of a Straddle Period ending on the Closing Date, as determined in accordance with Section 7.3(c).

(b)     Cooperation; Audits.  In connection with the preparation and filing of Returns, audit examinations, and any administrative or judicial proceedings relating to any Tax liabilities imposed on the Company, the Parent and the Stockholders’ Agent shall cooperate fully with each other, including, without limitation, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation and filing of such Returns, the conduct of audit examinations or the defense of claims by taxing authorities as to the imposition of Taxes.

(c)     Apportionment of Taxes.  In order to apportion appropriately any Taxes relating to the portion of a Straddle Period ending on the Closing Date, the portion of any Taxes that are allocable to such period shall be:  (A) in the case of Taxes other than income, sales and use, value added, employment and withholding Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period, and (B) in the case of income, sales and use, withholding, value added and employment Taxes, deemed equal to the amount that would be payable if the taxable year or period ended and the books closed at the close of the Closing Date.  For purposes of Section 7.3(c), the Taxes payable by the Company or any of its Subsidiaries pursuant to Code Section 951 and attributable to the Pre-Closing Tax Period will deemed to be the amount that would have been payable if the taxable year of the applicable “controlled foreign corporation” had ended as of the close of the Closing Date.

(d)     Tax Contests.  After the Closing, each of Parent and the Stockholders’ Agent shall promptly notify the other in writing of the proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim, of which such party has been informed in writing by any Taxing Authority, with respect to or on Parent or the Company which, if determined adversely to the taxpayer or after the lapse of time, could (x) be grounds for indemnification pursuant to Section 10.2 of this Agreement or (y) otherwise result in a Tax liability or material reduction in tax attributes with respect to a tax period beginning before Closing; provided, that failure to so notify shall not diminish such obligation to indemnify except to the extent of material prejudice.  In the case of a Tax audit or administrative or judicial proceeding (a “Tax Contest”) that relates solely to Pre-Closing Tax Periods, the Stockholders’ Agent shall have the sole right, at its expense (on behalf of the Participating Stockholders), to control the conduct of such Tax Contest; provided, that (i) the Stockholders’ Agent shall not settle, discharge, or otherwise dispose of any such Tax Contest without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned, or delayed, and (ii) Parent shall have the right to fully participate in any such Tax Contest at its own expense.  Parent shall have the sole right, at its own expense, to control the conduct of any Tax Contest that relates to a Straddle Period; provided, that (A) the Parent shall not settle, discharge, or otherwise dispose of any such Tax Contest without the prior written consent of Stockholders’ Agent, which shall not be unreasonably withheld, conditioned, or delayed, and (B) Stockholders’ Agent shall have the right to fully participate in any such Tax Contest at its own expense (on behalf of the Participating Stockholders).  Parent shall control and shall have the right to discharge, settle, or otherwise dispose of all other Tax Contests.  Parent and the Stockholders’ Agent agree to cooperate in the defense of any Tax Contest.

(e)     The Participating Stockholders shall be entitled to all Tax refunds of the Company for any Pre-Closing Tax Period.  If Parent or Company receives any Tax refund to which Stockholders’ Agent is entitled pursuant to this Section 7.3(e), Parent will promptly pay (or cause Company to pay) the amount of such Tax refund to Participating Stockholders net of the reasonable out-of-pocket costs to Parent, Company and their respective Affiliates with respect to such Tax.  In the event that any such Tax refund is subsequently disallowed in whole or part by any tax authority, the Participating Stockholders shall promptly return any such amounts (plus any interest or penalties, if applicable) to Parent or the Company, as applicable.

7.4     Reorganization.  Each of Parent, Merger Sub and the Company intends and shall use its commercially reasonable efforts to cause the Merger to qualify and will not take any actions which to its knowledge could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code. Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of Parent, Merger Sub and the Company shall report the Merger as a “reorganization” within the meaning of Section 368 of the Code.

7.5     Sale of Shares Pursuant to Regulation D.  The parties hereto acknowledge and agree that the shares of Parent Common Stock issuable to the Holders pursuant to Section 2.3 hereof shall constitute “restricted securities” under the Securities Act.  All such holders shall be accredited investors.  The certificates of Parent Common Stock shall bear the legend set forth in Section 2.12.  It is acknowledged and understood that Parent is relying on certain written representations made by each of the Holders.  Company will use its commercially reasonable efforts to cause each Holders to execute and deliver to Parent an Investor Representation Statement in the form attached hereto as Exhibit D (the “Investor Representation Statement”) prior to the Closing Date.

7.6     Blue Sky Laws.  Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock in connection with the Merger and the registration and re-sale of the Parent Common Stock pursuant to Section 7.7.  Company shall take such steps as may be necessary to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock in connection with the Merger and the registration and re-sale of the Parent Common Stock pursuant to Section 7.7.

7.7     Registration of Shares of Parent Common Stock Issued in the Merger.

(a)     Parent shall cause the Merger Securities to be registered under the Securities Act so as to permit the resale thereof, and in connection therewith shall use best efforts to prepare and file a registration statement under the Securities Act (the “Registration Statement”) with the SEC within ten (10) days following the Closing Date and use all commercially reasonable efforts to cause the Registration Statement to become effective as soon as possible after the filing thereof, and no later than forty-five days after such filing.  Each Holder shall provide all such information and materials to Parent and take all such action as may be required in order to permit Parent to comply with all applicable requirements of the SEC and to obtain any desired acceleration of the effective date of such Registration Statement. Such provision of information and materials is a condition precedent to the obligations of Parent with respect to such Holder pursuant to this Section 7.7.  The offering made pursuant to such registration shall not be underwritten.

(b)     Parent shall (i) prepare and file with the SEC the Registration Statement in accordance with Section 7.7(a) hereof with respect to the shares of Merger Securities and shall use all commercially reasonable efforts to cause the Registration Statement to remain effective for a period ending on the first to occur of (a) the date all of the shares registered thereunder have been sold or (B) two (2) years after the Effective Time; provided, however, for this subsection (B), if the Parent exercises its Suspension Right (as defined below), the period for the effective time of the Registration Statement shall be extended beyond the two (2) years by the cumulative period of time in which the Parent has suspended open market offers and sales of Merger Securities; (ii) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities proposed to be registered in the Registration Statement until the termination of effectiveness of the Registration Statement; (iii) in the event of the issuance of any stop order suspending the effectiveness of the Registration Statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Merger Securities included in the Registration Statement for sale in any jurisdiction, obtain promptly the withdrawal of such order; (iv) list all Merger Securities included in the Registration Statement on the NYSE MKT stock exchange; (v) furnish to each Holder such number of copies of any prospectus (including any amended or supplemented prospectus) in conformity with the requirements of the Securities Act, and such other documents, as each Holder may reasonably request in order to effect the offering and sale of the Merger Securities to be offered and sold, but only while Parent shall be required under the provisions hereof to cause the Registration Statement to remain current; and (vi) to the extent required by Applicable Law, register or qualify the Merger Securities covered by the Registration Statement under the securities or blue sky laws of such jurisdictions as each Holder shall reasonably request; provided, however, that Parent shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdiction where it has not been qualified or is not otherwise subject to a general consent for service of process.

(c)     Notwithstanding any other provision of this Section 7.7, Parent shall have the right at any time to require that all Holders suspend further open market offers and sales of Merger Securities for a period not to exceed ninety (90) days, if, in the reasonable judgment of Parent after consultation with counsel, there is in existence material undisclosed information or events with respect to Parent the disclosure of which would be seriously detrimental to Parent (the “Suspension Right”); provided, however, that Parent shall not exercise this Suspension Right more than once in any twelve (12) month period.  In the event Parent exercises the Suspension Right, such suspension will continue for the period of time reasonably necessary for disclosure to occur at a time that is not materially detrimental to Parent or until such time as the information or event is no longer material, each as determined in good faith by Parent after consultation with counsel, but in no event shall any single suspension continue for more than 90 consecutive days.  Directors and executive officers of Parent shall suspend all trading in Parent securities (or any securities of any of Parent’s subsidiaries or Affiliates) during any such period in which Holders are suspended from trading in Merger Securities pursuant to this Section 7.7(c).  Parent will promptly give notice, in a writing signed by an executive officer of Parent of any such suspension (the “Suspension Notice”). Parent agrees to notify the Holders promptly upon termination of the suspension (the “Resumption Notice”).

(d)     Parent shall pay all of the out-of-pocket expenses, other than underwriting discounts and commissions, if any, incurred in connection with any registration of Merger Securities pursuant to this Section 7.7, including, without limitation, all registration and filing fees, printing expenses, transfer agents’ and registrars’ fees, the fees and disbursements of Parent’s outside counsel and independent accountants and the reasonable fees and disbursements of one counsel for the selling Holders selected by them with the approval of Parent, which approval shall not be unreasonably withheld.

(e)     To the fullest extent permitted by law, Parent will indemnify, defend, protect and hold harmless each selling Holder, each underwriter of Parent Common Stock being sold by such Holders pursuant to this Section 7.7, each Person, if any, who controls any such Holder or underwriter within the meaning of the Securities Act or the Exchange Act and their respective affiliates, officers, directors, partners, members, stockholders, agents, attorneys, accountants, successors and assigns (each a “Holder Indemnitee”) against all actions, claims, losses, damages, liabilities and expenses to which they or any of them become subject under the Securities Act, the Exchange Act or under any other statute or at common law or otherwise and, except as hereinafter provided, will promptly reimburse each such Holder Indemnitee for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions, whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of material fact in any Registration Statement and any prospectus filed pursuant to Section 7.7 or any post-effective amendment thereto or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading or any violation by Parent of any rule or regulation promulgated under the Securities Act, the Exchange Act, or under any other statute or at common law or otherwise and relating to action or inaction required of Parent in connection with such registration; provided, however, that Parent shall not be liable to any such Holder Indemnitee in respect of any claims, losses, damages, liabilities and expenses resulting from any untrue statement or alleged untrue statement, or omission or alleged omission, made in reliance upon and in conformity with information furnished to Parent by such Holder Indemnitee specifically for use in connection with such registration statement and prospectus or post-effective amendment.

(f)     To the fullest extent permitted by law, each selling Holder of Merger Securities registered in accordance with Section 7.7 will indemnify Parent, each Person, if any, who controls Parent within the meaning of the Securities Act or the Exchange Act, each underwriter of Parent Common Stock and their respective affiliates, officers, directors, partners, successors and assigns (each a “Parent Indemnitee”) against any actions, claims, losses, damages, liabilities and expenses to which they or any of them become subject under the Securities Act, the Exchange Act or under any other statute or at common law or otherwise, and, except as hereinafter provided, will promptly reimburse each Parent Indemnitee for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions, whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact in any Registration Statement and any prospectus filed pursuant to Section 7.7 or any post-effective amendment thereto or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, which untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information furnished in writing to Parent by such Holder specifically for use in connection with such registration statement, prospectus or post-effective amendment; provided, however, that the obligations of each such selling Holder hereunder shall be limited to an amount equal to the proceeds to such Holder from the sale of such Holder’s Merger Securities as contemplated herein.

(g)     Each Person entitled to indemnification under this Section 7.7 (a “Registration Indemnified Person”) shall give notice to the party required to provide indemnification (the “Registration Indemnifying Person”) promptly after such Registration Indemnified Person has actual knowledge of any claim as to which indemnity may be sought and shall permit the Registration Indemnifying Person to assume the defense of any such claim and any litigation resulting therefrom, provided that counsel for the Registration Indemnifying Person who conducts the defense of such claim or any litigation resulting therefrom shall be approved by the Registration Indemnified Person (whose approval shall not unreasonably be withheld), and the Registration Indemnified Person may participate in such defense at such party’s expense (unless the Registration Indemnified Person has reasonably concluded that there may be a conflict of interest between the Registration Indemnifying Person and the Registration Indemnified Person in such action, in which case the fees and expenses of one counsel for such Registration Indemnified Person(s) shall be at the expense of the Registration Indemnifying Person), and provided further that the failure of any Registration Indemnified Person to give notice as provided herein shall not relieve the Registration Indemnifying Person of its obligations under this Section 7.7 except to the extent the Registration Indemnifying Person is materially prejudiced thereby.  No Registration Indemnifying Person, in the defense of any such claim or litigation, shall (except with the consent of each Registration Indemnified Person) consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Registration Indemnified Person of a release from all liability in respect to such claim or litigation.  Each Registration Indemnified Person shall furnish such information regarding itself or the claim in question as a Registration Indemnifying Person may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(h)     In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which Parent or any Holder makes a claim for indemnification pursuant to this Section 7.7 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding that this Section 7.7 provides for indemnification, in such case, then Parent and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of Parent on the one hand and of the Holder on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations or, if the allocation provided herein is not permitted by applicable law, in such proportion as shall be permitted by applicable law and reflect as nearly as possible the allocation provided herein. The relative fault of Parent on the one hand and of the Holder on the other shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by Parent on the one hand or by the Holder on the other, and each party’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that in any such case (i) no Holder will be required to contribute any amount in excess of the proceeds received by such Holder from the sale of Merger Securities pursuant to the Registration Statement; and (ii) no Person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act will be entitled to contribution from any Person or entity who was not guilty of such fraudulent misrepresentation.

(i)     In no event shall Parent provide registration rights to any other Person superior to or on parity with the rights provided in this Section 7.7.

7.8     Warranty Insurance.  The Company may use prior to the Closing its commercially reasonable efforts to obtain Warranty Insurance, and any such Warranty Insurance shall be on terms and conditions reasonably acceptable to Parent.  The Company shall keep Parent reasonably informed as to the status of the Company’s efforts to obtain such Warranty Insurance, including providing the Parent with copies of any quotes and terms and conditions received by the Company related to any such Warranty Insurance.  In the event the Company is so able to obtain such Warranty Insurance, the Company shall use its commercially reasonable efforts to bind the Warranty Insurance and pay the Warranty Insurance Premium and deliver to Parent evidence of such payment on or prior to the Closing.  In the event that the Company shall be unable to obtain Warranty Insurance pursuant to this Section 7.8, including due to the failure of Parent to agree on the reasonableness of the terms and conditions for such policy, by the later of: (i) the date on which the last of the conditions set forth in Article VIII is satisfied or waived (other than conditions that by their nature cannot be satisfied until the Closing Date, and other than conditions that relate to the Warranty Insurance or the Escrow Fund); and (ii) March 31, 2016,  then the Closing shall occur without the Warranty Insurance and with the Escrow Fund pursuant to Section 2.3(e).  The payment by the Company of any Warranty Insurance Premium shall not relieve the Company of its obligation to deliver Net Working Capital in an amount of at least the Target Net Working Capital Amount as specified in Section 8.2(i), and to the extent that the Estimated Net Working Capital is less than the Target Net Working Capital Amount due to the obligation of the payment of the Warranty Insurance Premium, then the Initial Parent Closing Shares shall be reduced by such Warranty Insurance Premium on a dollar-for-dollar basis using the Parent Common Valuation.

7.9     Director and Officer Liability.  Parent shall and shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)     For six years after the Effective Time, the Parent shall and shall cause Surviving Corporation to indemnify and hold harmless the present and former officers and directors of the Company (each an “Company Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company Certificate of Incorporation, bylaws of the Company, or any indemnification agreement in effect on the Agreement Date.

(b)     For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries (including former directors and officers) than the corresponding provisions in existence on the date of this Agreement.

(c)     Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium (which amount if paid for by the Surviving Corporation shall be recoverable by Parent from the Escrow Fund on a dollar-for-dollar basis) for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby).

(d)     If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.9.

(e)     The rights of each Company Indemnified Person under this Section 7.9 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Company Indemnified Person with the Company or any of its Subsidiaries.  These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Company Indemnified Person.

ARTICLE VIII
CONDITIONS TO CLOSING OF MERGER

8.1     Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)     Governmental Approvals.  Other than the filing of the Certificate of Merger in accordance with the terms of Section 2.5, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority shall have been filed, occurred or been obtained pursuant to Applicable Law.

(b)     Company Stockholder Approvals.  The Merger and this Agreement shall have been duly and validly approved and adopted, as required by Applicable Law and the Company Charter Documents, each as in effect on the date of such approval and adoption, by the requisite vote of the holders of Company Capital Stock.

(c)     No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting the conduct or operation of the business of the Company by Parent after the Merger shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Authority, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

8.2     Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Parent and Merger Sub:

(a)     Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement (without modification by any update or modification to the Company Disclosure Schedules) that are qualified by materiality shall be true and correct, and the representation and warranties of the Company set forth in this Agreement (without modification by any update or modification to the Company Disclosure Schedules) that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(b)     Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(c)     Government Consents.  There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to consummate the Merger.

(d)     Dissenting Stockholders.  Holders of not more than eleven percent (11%) of the issued and outstanding Company Capital Stock as of the Closing shall have elected to, or continue to have contingent rights to, exercise appraisal rights under Delaware Law as to such shares.

(e)     Consents.  Parent shall have received duly executed copies of all third party consents, approvals, assignments, notices, waivers, authorizations or other certificates set forth in Section 5.5 of the Company Disclosure Schedule.

(f)     Employment Matters.  The executed Offer Letters of each of the persons identified under the heading “Key Employees” on Exhibit B-1 shall continue to be in full force and effect.

(g)     Termination, Modification or Satisfaction of Company Stockholder Documents and Rights.  Each of the agreements identified on Section 8.2(g) of the Company Disclosure Schedule shall have been terminated, effective as of the Closing, in accordance with their respective terms, and the parties to the agreements identified on Section 8.2(g) of the Company Disclosure Schedule shall have waived all of their respective rights thereunder, effective as of, and contingent upon, the Closing.

(h)     Resignations of Directors and Officers.  The persons holding the positions of a director or officer of the Company, in office immediately prior to the Effective Time, shall have resigned from such positions in writing effective as of the Effective Time.

(i)     WC Cash Amount; Estimated Net Working Capital.  The Company shall deliver cash on its balance sheet equal to the WC Cash Amount and the estimated amount of Net Working Capital as of Closing (the “Estimated Net Working Capital”) set forth on the Estimated Working Capital Statement.  Prior to the Closing, the Company will provide Parent with a written statement setting forth the WC Cash Amount and the Estimated Net Working Capital and its components (the “Estimated Working Capital Statement”).

(j)     Closing Merger Expense Certificate.  Parent shall have received the Closing Merger Expense Certificate from the Company; provided, however, that such receipt shall not be deemed to be an agreement by Parent that the Closing Merger Expense Certificate is accurate.

(k)     Spreadsheet.  Parent shall have received the Spreadsheet accompanied by a certificate signed on behalf of the Company by the Chief Executive Officer of the Company certifying that the Spreadsheet is true, complete and accurate as of the Closing Date and immediately prior to the Effective Time; provided, however, that such receipt shall not be deemed to be an agreement by Parent that the Spreadsheet is accurate and shall not diminish Parent’s remedies hereunder if the Spreadsheet is not accurate.

(l)     Company Good Standing Certificates.  Parent shall have received a certificate from the Office of the Secretary of State of the State of Delaware and each other State in which the Company is qualified to do business as a foreign corporation certifying that the Company is in good standing and that all applicable fees of the Company through and including the Closing Date have been paid.

(m)     FIRPTA.  Parent, as agent for the stockholders of the Company, shall have received a properly executed Foreign Investment and Real Property Tax Act of 1980 Notification Letter, in form and substance required under Treasury Regulation 1.897-2(h) and reasonably satisfactory to Parent, which shall be dated as of the Closing Date and states that shares of Company Capital Stock do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

(n)     No Litigation.  There shall not be pending any suit, action or proceeding against the Company by any of the Company’s stockholders or any domestic administrative agency or commission or other domestic Governmental Authority (i) challenging the acquisition by Parent or Merger Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger, or seeking to place limitations on the ownership of shares of Company Common Stock (or shares of common stock of the Surviving Corporation) by Parent or Merger Sub or seeking to obtain from the Company, Parent or Merger Sub any damages that are material in relation to the Company, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of Parent’s Subsidiaries of any material portion of any business or of any assets of Company, Parent or any of Parent’s Subsidiaries, or to compel Company, Parent or any of Parent’s Subsidiaries to divest or hold separate any material portion of any business or of any assets of Company, Parent or any of Parent’s Subsidiaries, as a result of the Merger or (iii) seeking to prohibit Parent or any of Parent’s Subsidiaries from effectively controlling in any material respect the business or operations of the Company upon the Effective Time.

(o)     Material Adverse Effect.  Since the Agreement Date, there shall not have occurred and be continuing a Material Adverse Effect on the Company.

(p)     Acknowledgement Letters.  Delivery of the Acknowledgment Letters in a form reasonably satisfactory to Buyer and its financing sources.

(q)     Warranty Insurance.  In the event that the Warranty Insurance is bound at the Closing, a bound copy of the Warranty Insurance and proof of payment by the Company of the Warranty Insurance Premium.

(r)     Escrow Agreement.  In the event that the Warranty Insurance is not bound at the Closing, the Escrow Agreement executed by Parent, the Stockholders’ Agent and the Escrow Agent.

(s)     Termination of 401(k) Plan.  The Company shall have taken all required corporate action to terminate the Company’s 401(k) plan.

(t)     Transition Letters.  The executed transition letters, in a form acceptable to Parent, between the Company and each of Gopal Solanki and Terry Griffin shall be in full force and effect.

8.2     Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)     Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified by materiality shall be true and correct, and the representation and warranties of Parent and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and the Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to such effect.

(b)     Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to such effect.

(c)     Material Adverse Effect.  Since the Agreement Date, there shall not have occurred a Material Adverse Effect on Parent.

ARTICLE IX
TERMINATION OF AGREEMENT

9.1     Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Parent and the Company.

9.2     Unilateral Termination.

(a)     Either Parent or the Company, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or any other material transaction contemplated by this Agreement.

(b)     Either Parent or the Company, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated by midnight in San Jose, California on April 30, 2016; provided, however, that the right to terminate this Agreement pursuant to this Section 9.2(b)) shall not be available to any party whose breach of a representation or warranty or covenant made under this Agreement by such party results in the failure of any condition set forth in Article VIII to be fulfilled or satisfied on or before such date.

(c)     Either Parent or the Company, by giving written notice to the other, may terminate this Agreement at any time prior to the Effective Time if the other has committed a breach of (i) any of its representations and warranties under Article III or Article IV, as applicable, or (ii) any of its covenants under Article V or Article VI, as applicable, and has not cured such breach within ten (10) business days after the party seeking to terminate this Agreement has given the other party written notice of such breach and its intention to terminate this Agreement pursuant to this Section 9.2(c) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured on or prior to the Closing Date, such breach would result in the failure of any of the conditions set forth in Article VIII, as applicable, to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 9.2(c) shall not be available to a party if the party is at that time in material breach of this Agreement.

(d)     Parent, by giving written notice to the Company, may terminate this Agreement if (i) the Company’s Board of Directors shall have for any reason recommended, endorsed, accepted or agreed to an Alternative Transaction or shall have resolved to do any of the foregoing, or (ii) if an inquiry, offer or proposal for an Alternative Transaction shall have been made and the Company’s Board of Directors of the Company in connection therewith does not within five (5) business days of Parent’s request to do so reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby and reject such Alternative Transaction.

(e)     The Company, by giving written notice to Parent, may terminate this Agreement (at any time prior to the approval and adoption of this Agreement by the required vote of the stockholders of the Company) if the Company has received a Superior Proposal and the Board of Directors of the Company determines in its good faith judgment, confirmed by advice of outside legal counsel, that it is required to recommend or accept such Superior Proposal provided that the Company has substantially complied with the provisions of Section 5.7.

9.3     Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.2, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors, stockholders or Affiliates; provided, however, that (i) the provisions of this Section 9.3 (Effect of Termination) and Article XI (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party hereto from liability in connection with any material breach of any of such party’s representations, warranties or covenants contained herein.

ARTICLE X
INDEMNIFICATION

10.1     Survival Periods.  If the Merger is consummated, the representations and warranties of the parties contained in this Agreement and the representations and warranties set forth in the Company’s closing certificate referenced in Section 8.2, respectively, shall survive the Effective Time, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement for a period of twelve (12) months following the Closing (the “Indemnity Period”), except that the representations and warranties set forth in the Fundamental Representations shall survive the Effective Time, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement for a period of twenty-four (24) months following the Closing (the “Fundamental Reps Indemnity Period”); provided, however, that (a) no right to indemnification pursuant to this Article X in respect of any claim based upon any breach of any representation or warranty that is not a Fundamental Representation that is set forth in a Notice of Claim delivered prior to the expiration of the Indemnity Period shall be affected by the expiration of such Indemnity Period, and (b) no right to indemnification pursuant to this Article X in respect of any claim based upon any breach of any Fundamental Representation that is set forth in a Notice of Claim delivered prior to the expiration of the Fundamental Reps Indemnity Period shall be affected by the expiration of such Fundamental Reps Indemnity Period.  If the Merger is consummated, all covenants of the parties (including the covenants set forth in Article V, Article VI and Article VII) shall expire and be of no further force or effect as of the Effective Time, except to the extent such covenants provide that they are to be performed after the Effective Time, in which case such covenants shall survive until fully performed or observed in accordance with their terms.  The right to indemnification pursuant to Article X based on any breach or inaccuracy of such representations and warranties will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation or warranty; provided, however, that the representations and warranties of the Company shall be deemed to be limited by the disclosures set forth in the Disclosure Schedules and any subsequent updates or modifications thereto.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, will not affect any right to indemnification that may otherwise exist based on any breach or inaccuracy of such representations, warranties and covenants.  No claim for indemnification may be asserted after the expiration of the Indemnity Period.  Nothing in this Section 10.1 shall limit the application of Section 10.3(d).

10.2     Indemnification from the Escrow Fund or Warranty Insurance.  From and after the Effective Time (but subject to Section 10.3(a)), each Indemnifying Party shall severally, but not jointly, and in accordance with his/her/its Pro Rata Share, indemnify each Indemnitee from either (i) the Escrow Fund, in the event the Warranty Insurance is not bound at the Closing, or (ii) under or from the Warranty Insurance, in the event that the Warranty Insurance is bound at the Closing (except as provided for in Section 10.3(d)), from and against any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees to the extent that such Damages are the result of or arising out of:

(a)     any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement as of the date of this Agreement;

(b)     any inaccuracy in or breach of any representation or warranty made by the Company: (i) in this Agreement as if such representation or warranty was made on and as of the Closing; or (ii) in the Company closing certificate;

(c)     any breach of any covenant or obligation of the Company or the Stockholders’ Agent in this Agreement;

(d)     (i) any amounts paid by the Surviving Corporation to former Company Stockholders with respect to Dissenting Shares required to be paid or otherwise reasonably paid to the extent that the aggregate of such amounts exceed the aggregate portion of the Merger Consideration that the holders of such Dissenting Shares would have received in the Merger pursuant to Section 2.3 had they not dissented, plus (ii) that portion of the Escrow Amount deposited pursuant to Section 2.8 with regard to such holders; or

(e)     any amount by which the Estimated Net Working Capital is less than the Target Working Capital Amount, as any shortfall is conclusively determined pursuant to Section 10.4.

The Company shall have no liability with respect to this Article X after the Closing and the Indemnifying Parties will have no right to seek contribution from the Company after the Closing with respect to their indemnification obligations hereunder; provided that the foregoing shall not limit the rights of any Company Indemnified Person and the obligations of the Company pursuant to Section 7.9.

The Indemnitees shall use commercially reasonable efforts to seek recoveries for Damages pursuant to this Section 10.2 from any Warranty Insurance prior to seeking recoveries for such Damages from either, first, the Escrow Fund or, second, upon exhaustion of the Escrow Fund, the Indemnifying Parties, pursuant to the terms of this Article X.

The Indemnitees shall take all reasonable steps to mitigate and otherwise minimize any Damages to the maximum extent reasonably possible upon and after becoming aware of any event which would reasonably be expected to result in any Damages.

10.3     Limitations.

(a)     Deductible.  Subject to Section 10.3(c), no Indemnitee shall be entitled to be indemnified out of the Escrow Fund or Warranty Insurance, as applicable, pursuant to Section 10.2(a) or Section 10.2(b) for any actual or alleged inaccuracy in or breach of any representation or warranty in this Agreement until such time as the total amount of all Damages (including the Damages arising from such actual or alleged inaccuracy or breach and all other Damages arising from any other actual or alleged inaccuracies or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise directly or indirectly become subject, exceeds $100,000 (the “Deductible”) in the aggregate.  If the total amount of Damages exceeds the Deductible, then the Indemnitees shall be only entitled to be indemnified against and compensated and reimbursed for the amount of the Damages that exceed the Deductible.

(b)     Liability Cap.  Subject to Section 10.3(d), the maximum amount for which an Indemnitee may be indemnified (i) out of the Escrow Fund, in the event the Warranty Insurance is not bound at the Closing, or (ii) from and under the Warranty Insurance, in the event the Warranty Insurance is bound at the Closing, pursuant to Section 10.2(a) or Section 10.2(b) for any actual or alleged inaccuracy in or breach of any representation or warranty in this Agreement, Section 10.2(c) for any breach of any covenant or obligation and Section 10.2(e) for shortfall of Estimated Net Working Capital shall be the Escrow Amount.  Except as provided in Section 10.3(d), each Indemnifying Party’s indemnification obligation under this Agreement shall be limited to such Indemnifying Party’s Pro Rata Share of the Damages subject to indemnification hereunder and in no event shall any Indemnifying Party’s indemnification obligation exceed the sum of the portion of the Merger Consideration or Investor Debt Consideration, as applicable, actually received by the Indemnifying Party (inclusive of the amounts held in the Escrow Fund).

(c)     Applicability of Deductible.  The limitations set forth in Section 10.3(a) and Section 10.3(b) shall not apply: (i) in the event of fraud (whether on the part of such Indemnifying Party, any other Indemnifying Party, the Company or any representative of the Company); or (ii) to the matter referred to in Section 10.2(d).

(d)     Exceptions to Limitations; Fraud.  With respect to Damages arising or resulting from fraud by the Company or any representative of the Company, inaccuracies in or breaches of any of the Fundamental Representations, or the matter referred to in Section 10.2(d), the maximum aggregate amount for which Indemnitees may be indemnified pursuant to this Agreement shall be $10,000,000 (which, for the avoidance of doubt, is inclusive of the Escrow Amount), provided that each Indemnifying Party’s indemnification obligation shall be limited to such Indemnifying Party’s Pro Rata Share of the Damages subject to this Section 10.2(d) and in no event shall any Indemnifying Party’s indemnification obligation exceed the sum of the portion of the Merger Consideration or Investor Debt Consideration, as applicable, actually received by the Indemnifying Party.  Notwithstanding any other provision hereof, no Indemnifying Party shall be liable to the Indemnitees for Damages to the extent arising from or related to the fraudulent conduct of another Indemnifying Party in its capacity as a Company Securityholder, and instead liability for the entirety of the Damages shall rest with such Indemnifying Party who engaged in fraudulent conduct, and such indemnification obligation shall not be limited to such Indemnifying Party’s Pro Rata Share.

(e)     Exclusivity of Escrow Fund and Warranty Insurance.  Recovery from the Escrow Fund or from and under the Warranty Insurance, as applicable, shall be the sole and exclusive remedy of any Indemnitee with respect to any right to indemnification hereunder or other claims arising after the Closing with respect to the Merger or otherwise arising under or with respect to this Agreement, except with respect to: (i) in the event of fraud (whether on the part of such Indemnifying Party, any other Indemnifying Party, the Company or any representative of the Company), which shall be subject to the limitation set forth in Section 10.3(d); (ii) to inaccuracies in or breaches of any of the Fundamental Representations; or (iii) to the matters referred to in Section 10.2(d).  Upon the depletion of the Escrow Fund, there shall be no further recoveries by the Indemnitees whatsoever other than for those items that are excepted by the prior sentence, that are subject to the limitations in Section 10.3(d).

(f)     Warranty Insurance.  In the event that the Warranty Insurance is bound at the Closing, if Parent pursues payment in respect of any claim for which the limitations set forth in Section 10.2(d) apply but coverage is denied under the Warranty Insurance or the retention under the Warranty Insurance is not eroded because the indemnifiable Losses under this Agreement do not constitute insurable losses under the Warranty Insurance (the “Uninsured Amount”), and not because Parent failed to properly pursue such payment under the terms and conditions of the Warranty Insurance, then notwithstanding the limitations set forth in Section 10.3(d), each Indemnifying Party shall  pay to Parent, severally but not jointly, an amount equal to such Indemnifying Party’s Pro Rata Share of the Uninsured Amount.

(g)     Merger Expenses; Net Working Capital.  There shall be no obligation on the part of the Indemnifying Parties to indemnify the Indemnitees under this Article X to the extent that any claim for indemnification relates to an amount otherwise included in the calculation of the Parent Paid Merger Expenses or the Net Working Capital as of the Closing.

(h)     Change in Applicable Law.  There shall be no obligation to indemnify for any Damages which would not have arisen but for any alteration or repeal or enactment of any Applicable Law after the Closing Date.

(i)     Determination of Damages.  Solely for purposes of determining Damages (but not for determining any inaccuracy in or breach of any representation or warranty) with respect to this Article X, such Damages shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(j)     Sole and Exclusive Remedy.  The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims and Damages (other than claims and Damages arising from fraud, which shall be subject to the limitation set forth in Section 10.3(d)) relating to the Merger or other transactions contemplated by this Agreement, shall be pursuant to the indemnification provisions set forth in Article X. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any matter relating to the Merger or other transactions contemplated by this Agreement it may have against the other parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article X.  Nothing in this Section 10.4(j) shall limit any Person’s right to seek and obtain any (a) equitable relief to which any Person shall be entitled pursuant to Section 11.5, (b) remedies under the Parent Ancillary Agreements and the Merger Sub Ancillary Agreements or (c) to seek any remedy on account of any party’s fraud (subject to the limitation set forth in Section 10.3(d)).

10.4     Determination of the Closing Net Working Capital.

(a)     Within ninety (90) days after the Closing Date, Parent shall prepare and deliver to the Stockholders’ Agent a statement setting forth its calculation of Net Working Capital as of the Closing (the “Final Closing Working Capital Statement”) and a certificate of the Parent that the Final Working Capital Statement was prepared using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodologies that were used in the preparation of the Company Financial Statements.

(b)     If the Stockholders’ Agent disagrees with the Final Closing Working Capital Statement, the Stockholders’ Agent shall notify Parent in writing of such disagreement within thirty (30) days after delivery of the statement, which notice shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and, to the extent practicable, the dollar amount of each such disagreement and provide reasonable supporting documentation for each such disagreement (collectively, a “Disagreement Notice”).  During the Stockholders’ Agent review of the Final Closing Working Capital Statement, the Stockholders’ Agent shall have reasonable access to any documents, schedules or work papers, to the personnel who prepared the statement and to other employees of or advisors to the Parent or the Surviving Corporation to the extent access is reasonably required for the Stockholders’ Agent to assess the acceptability of the Final Closing Working Capital Statement.  If the Stockholders’ Agent fails to deliver such notice in such thirty (30) day period, the Stockholders’ Agent shall have waived its right to contest, and shall be deemed to have agreed to, the Final Closing Working Capital Statement.

(c)     If the Stockholders’ Agent notifies Parent of any objections to the Final Closing Working Capital Statement, the Stockholders’ Agent and Parent shall, within thirty (30) days following the date of such notice (the “Resolution Period”), negotiate in good faith to resolve their differences and any written resolution by them as to any disputed item or amount shall be final and binding for all purposes under this Agreement.  If at the conclusion of the Resolution Period, the Stockholders’ Agent and Parent are unable to resolve all disagreements identified by the Stockholders’ Agent pursuant to Section 10.4(a), then such disagreements shall be submitted for final and binding resolution to an independent nationally recognized accounting firm selected in good faith and by mutual agreement of the Stockholders’ Agent and Parent to resolve such disagreements (the “Accounting Arbitrator”).  The Accounting Arbitrator will only consider those items and amounts set forth in the Final Closing Working Capital Statement as to which the Stockholders’ Agent and Parent have disagreed and must resolve the matter in accordance with the terms and provisions of this Agreement and shall deliver to the Stockholders’ Agent and Parent, as promptly as practicable and in any event within sixty (60) days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement.  The Accounting Arbitrator shall make its determination based solely on presentations and supporting material provided by the parties and not pursuant to any independent review.  In reaching its determination, the only alternatives available to the Accounting Arbitrator will be to (i) accept the position of the Stockholders’ Agent, (ii) accept the position of Parent or (iii) accept a position between those two positions.  The determination of the Accounting Arbitrator shall be final and binding upon the Stockholders’ Agent and Parent.  Judgment may be entered upon the determination of the Accounting Arbitrator in any court having jurisdiction over the party against which such determination is to be enforced.  The fees, expenses and costs of the Accounting Arbitrator shall be borne pro rata as between the Stockholders’ Agent (on behalf of the Indemnifying Parties), on the one hand, and Parent, on the other hand, in proportion to the final allocation made by such Accounting Arbitrator of the disputed items weighted in relation to the claims made by the Stockholders’ Agent and Parent, such that the prevailing party pays the lesser proportion of such fees, costs and expenses.

10.5     Defense of Third Party Claims.  In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, the Company, Parent or any other Person) with respect to which any Indemnitee has a right to indemnification pursuant to this Article X, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own with counsel reasonably satisfactory to the Stockholders’ Agent.  The parties agree that, without limiting Parent’s choice of counsel, it shall be reasonable for Parent to use counsel that it has used in the past.  The Stockholders’ Agent shall have the right to participate in the defense of the claim at its own expense (on behalf of the Indemnifying Parties).  If Parent so proceeds with the defense of any such claim or Legal Proceeding:

(a)     Parent shall keep the Stockholders’ Agent reasonably informed as to the status of and all material developments in the defense;

(b)     subject to the other provisions of Article X, all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Indemnifying Parties and not made subject to the Deductible;

(c)     each Indemnifying Party shall make available to Parent any documents and materials in such Indemnifying Party’s possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

(d)     Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding; provided, however, that if Parent settles, adjusts or compromises any such claim or Legal Proceeding without the consent of the Stockholders’ Agent, such settlement, adjustment or compromise shall not be conclusive evidence of either the existence of any claim or Legal Proceeding or the amount of Damages incurred by the Indemnitee in connection with such claim or Legal Proceeding (it being understood that if Parent requests that the Stockholders’ Agent consent to a settlement, adjustment or compromise, the Stockholders’ Agent shall not unreasonably withhold or delay such consent).

(e)     If Parent does not elect to proceed with the defense of any such claim or Legal Proceeding, the Stockholders’ Agent may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to Parent; provided, however, that the Stockholders’ Agent may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of Parent (which consent may not be unreasonably withheld or delayed).  Any settlement, adjustment or compromise of a claim or Legal Proceeding with the written consent of Parent shall be conclusive evidence of the amount of Damages incurred by the Indemnitee in connection with such claim or Legal Proceeding.  Parent shall give the Stockholders’ Agent prompt notice of the commencement of any such Legal Proceeding against Parent, Merger Sub or the Company; provided, however, that any failure on the part of Parent to so notify the Stockholders’ Agent shall not limit any of the indemnification obligations set forth in Article X (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

10.6     Indemnification Claim Procedure.

(a)     If any Indemnitee has or claims in good faith to have incurred or suffered, or believes in good faith that it may incur or suffer, Damages for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under Article X or for which it is or may be entitled to a monetary remedy (such as in the case of a claim based on fraud), such Indemnitee may deliver a notice of claim (a “Notice of Claim”) to the Stockholders’ Agent; provided, however, that the failure timely to give a Notice of Claim shall affect the rights of an Indemnitee hereunder only to the extent that such failure has a materially prejudicial effect on the defenses or other rights available to the Indemnitee.  Each Notice of Claim shall: (i) state that such Indemnitee believes in good faith that such Indemnitee is or may be entitled to indemnification, compensation or reimbursement under Article X or is or may otherwise be entitled to a monetary remedy; (ii) contain a brief description of the facts and circumstances supporting the Indemnitee’s claim; and (iii) if practicable, contain a good faith, non-binding, preliminary estimate of the aggregate amount of the actual and potential Damages that the Indemnitee believes have arisen and may arise as a result of such facts and circumstances (the aggregate amount of such estimate, as it may be modified by such Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”).

(b)     During the 30-day period commencing upon delivery by an Indemnitee to the Stockholders’ Agent of a Notice of Claim (the “Dispute Period”), the Stockholders’ Agent may deliver to the Indemnitee who delivered the Notice of Claim a written response (the “Response Notice”) in which the Stockholders’ Agent: (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnitee; or (iii) indicates that no part of the Claimed Amount is owed to the Indemnitee.  If the Response Notice is delivered in accordance with clause (ii) or (iii) of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting the Stockholders’ Agent’s claim that only a portion or no part of the Claimed Amount is owed to the Indemnitee, as the case may be.  Any part of the Claimed Amount that is not agreed to be owed to the Indemnitee pursuant to the Response Notice (or the entire Claimed Amount, if the Stockholders’ Agent asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnitee) is referred to in this Agreement as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnitee to the Claimed Amount).  If a Response Notice is not received by the Indemnitee prior to the expiration of the Dispute Period, then the Stockholders’ Agent shall be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnitee.

(c)     In the event the Warranty Insurance is not bound at the Closing, if: (i) the Stockholders’ Agent delivers a Response Notice to the Indemnitee agreeing that the full Claimed Amount is owed to the Indemnitee; or (ii) the Stockholders’ Agent does not deliver a Response Notice to the Indemnitee during the Dispute Period, then the Parent and Stockholders’ Agent shall instruct the Escrow Agent to pay the Claimed Amount to the Indemnitee within three (3) Business Days.

(d)     In the event the Warranty Insurance is not bound at the Closing if the Stockholders’ Agent delivers a Response Notice to the Indemnitee during the Dispute Period agreeing that less than the full Claimed Amount is owed to the Indemnitee, then the Parent and the Stockholders’ Agent shall instruct the Escrow Agent to pay such lesser amount to the Indemnitee within three (3) Business Days.

(e)     In the event the Warranty Insurance is not bound at the Closing, if the Stockholders’ Agent delivers a Response Notice to the Indemnitee during the Dispute Period indicating that there is a Contested Amount, the Stockholders’ Agent and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount.  If the Indemnitee and the Stockholders’ Agent resolve-such dispute, then their resolution of such dispute shall be binding on the Stockholders’ Agent, the Indemnifying Parties and such Indemnitee and a settlement agreement stipulating the amount owed to the Indemnitee (the “Stipulated Amount”) shall be signed by the Indemnitee and the Stockholders’ Agent.  The Parent and Stockholders’ Agent shall instruct the Escrow Agent to pay, within three (3) Business Days following the execution of such settlement agreement (or such shorter period of time as may be set forth in the settlement agreement) the Stipulated Amount to the Indemnitee.

(f)     In the event the Warranty Insurance is not bound at the Closing and in the event that there is a dispute relating to any Notice of Claim or Contested Amount (whether it is a matter between the Indemnitee, on the one hand, and the Stockholders’ Agent, on the other hand, or it is a matter that is subject to a claim or Legal Proceeding asserted or commenced by a third party brought against the Indemnitee or the Company), such dispute (an “Arbitrable Dispute”) shall be settled by binding arbitration.  Notwithstanding the preceding sentence, nothing in this Section 10.6 shall prevent the Indemnitee from seeking preliminary injunctive relief from a court of competent jurisdiction pending settlement of any Arbitrable Dispute.  Any Arbitrable Dispute shall be resolved by arbitration in Santa Clara County, California in accordance with JAMS’ Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”) then in effect.  However, in all events, the provisions contained herein shall govern over any conflicting rules which may now or hereafter be contained in the JAMS Rules.  Any judgment upon the award rendered by the arbitrator shall be entered in any court having jurisdiction over the subject matter thereof.  The arbitrator shall have the authority to grant any equitable and legal remedies that would be available if any judicial proceeding was instituted to resolve an Arbitrable Dispute, including the ability to award attorneys’ fees.  The final decision of the arbitrator, as entered by a court of competent jurisdiction, will be furnished by the arbitrator to the Stockholders’ Agent and the Indemnitee in writing and will constitute a final, conclusive and non-appealable determination of the issue in question, binding upon the Stockholders’ Agent, the Indemnifying Parties and the Indemnitee, and an order with respect thereto may be entered in any court of competent jurisdiction.  Except as provided for in the following sentence, any such arbitration shall be kept confidential by the Indemnitee, the Stockholders’ Agent and the Indemnifying Parties.  To the extent that the arbitrator determines that the Indemnitee is entitled to receive any amount in indemnification under this Article X for which it has not received anything pursuant to Section 10.6(d), then the Parent shall provide such arbitration award to the Escrow Agent and instruct the Escrow Agent to pay such amount within three (3) Business Days.

(g)     Notwithstanding anything contained in this Article X, in the event of any release from the Escrow Fund to Indemnitees, each Indemnifying Party shall be given a reasonable opportunity to provide the Escrow Agent with cash to be released by the Escrow Agent to the Indemnitees in lieu of a number of such Indemnifying Party’s shares of Parent Common Stock equal to the amount of such cash divided by the Parent Common Valuation, which shares may be allocated as designated in a writing delivered by such Indemnifying Party (or the Stockholders’ Agent) to the Escrow Agent among the classes and series of such stockholder’s Parent Common Stock that would otherwise have been released to the Indemnitees (such substitution of cash for shares, an “Escrowed Merger Consideration Reallocation”).  Upon any such payment in cash by an Indemnifying Party, the corresponding shares of Parent Common Stock that would otherwise have been released to Indemnitee shall, instead, be promptly released from the Escrow Fund to such Indemnitee.  Following any Escrowed Merger Consideration Reallocation by an Indemnifying Party, the relative proportions of each class and series of Parent Common Stock, and the cash, if any, of such Indemnifying Party that are released from the Escrow Fund thereafter if any, on account of such Indemnifying Party (whether the release is made to such Indemnifying Party, or to the Indemnitees) the relative proportions of each class and series of Parent Common Stock and cash, if any, to be released shall be those that existed following such Escrowed Merger Consideration Reallocation, rather than those existing in such Indemnifying Party’s Pro Rata Share of the Escrow Fund.

10.7     Exercise of Remedies Other Than by Parent.  No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

10.8     Certain Limitations.  The amount of any Damages for which indemnification is provided under this Agreement shall be net of any Tax benefits realized by an Indemnitee in connection with such Damages and amounts actually recovered by the Indemnitees from third parties (including amounts actually recovered under insurance policies) with respect to such Damages.  Any netting of insurance proceeds may be satisfied by the Indemnitees assigning any potential insurance claims to the Indemnifying Parties and, in any event, the potential availability of insurance proceeds shall not permit delay by the Stockholder Agents’ in the performance of its duties under this Article X.  Any Indemnifying Parties hereunder shall be subrogated to the rights of the Indemnitees as against any relevant insurer upon payment in full of the amount of the relevant indemnifiable loss.  In the event the Warranty Insurance is not bound at the Closing, if any Indemnitee recovers an amount from a third party in respect of an indemnifiable loss for which indemnification is provided in this Agreement after the full amount of such indemnifiable loss has been paid from the Escrow Fund or after a partial payment of such indemnifiable loss has been made from the Escrow Fund and the amount received from the third party exceeds the remaining unpaid balance of such indemnifiable loss, then the Indemnitee shall promptly remit to the Indemnifying Parties (in proportion to their respective Pro Rata Shares) the excess of (i) the sum of the amount theretofore paid from the Escrow Fund in respect of such indemnifiable loss plus the amount received from the third party in respect thereof, less (ii) the full amount of such Damages.  Any Damages recoverable under this Article X (including with respect to Net Working Capital) shall be determined without duplication of recovery by reason of the state of facts giving rise to such Damages constituting a breach of more than one representation, warranty, covenant or agreement.

10.9     Stockholders’ Agent.

(a)     Appointment.  By virtue of the adoption and approval of this Agreement in exchange for Merger Consideration pursuant to this Agreement, the Indemnifying Parties irrevocably nominate, constitute and appoint Stockholders’ Agent as the agent and true and lawful attorney in fact of the Indemnifying Parties, with full power of substitution, to act in the name, place and stead of the Indemnifying Parties for purposes of executing any documents and taking any actions that the Stockholders’ Agent may, in the Stockholders’ Agent’s sole discretion, determine to be necessary, desirable or appropriate in connection with any claim for indemnification, compensation or reimbursement under Article X.  Stockholders’ Agent hereby accepts such appointment.

(b)     Authority. The Indemnifying Parties grant to the Stockholders’ Agent full authority to execute, deliver, acknowledge, certify and file on behalf of such Company Securityholders (in the name of any or all of the Company Securityholders or otherwise) any and all documents that the Stockholders’ Agent may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Stockholders’ Agent may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by Section 10.9(a).  Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the transactions contemplated hereby: (i) each Indemnitee shall be entitled to deal exclusively with the Stockholders’ Agent on all matters relating to any claim for indemnification, compensation or reimbursement under Article X; and (ii) each Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Indemnifying Parties by the Stockholders’ Agent, and on any other action taken or purported to be taken on behalf of any Indemnifying Parties by the Stockholders’ Agent, as fully binding upon such Indemnifying Parties.

(c)     Power of Attorney.  The Indemnifying Parties recognize and intend that the power of attorney granted in Section 10.9(a) and the powers, immunities and rights to indemnification granted to the Stockholders’ Agent Group hereunder: (i) are coupled with an interest and irrevocable; (ii) may be delegated by the Stockholders’ Agent; (iii) shall survive the death, incapacity, dissolution, liquidation or winding up of each of the Indemnifying Parties and shall be binding on any successor thereto; and (iv) shall survive the delivery of an assignment by any Indemnifying Party of the whole or any fraction of his, her or its interest in the Escrow Fund.

(d)     Replacement.  If the Stockholders’ Agent shall die, resign, become disabled or otherwise be unable to fulfill her responsibilities hereunder, the Indemnifying Parties shall (by consent of those Persons entitled to at least a majority of the Merger Consideration), within 10 days after such death, disability or inability, appoint a successor to the Stockholders’ Agent (who shall be reasonably satisfactory to Parent) and immediately thereafter notify Parent of the identity of such successor.  Any such successor shall succeed the Stockholders’ Agent as Stockholders’ Agent hereunder.  If for any reason there is no Stockholders’ Agent at any time, all references herein to the Stockholders’ Agent shall be deemed to refer to the Indemnifying Parties. The immunities and rights to indemnification shall survive the resignation or removal of the Stockholders’ Agent or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.

(e)     Reimbursement.  Immediately prior to the Closing, Company shall wire to the Stockholders’ Agent $35,000 (the “Expense Fund Amount”), and to the extent that the Estimated Net Working Capital is less than the Target Net Working Capital Amount due to the payment of the Expense Fund Amount, then the Initial Parent Closing Shares shall be reduced by such Expense Fund Amount on a dollar-for-dollar basis using the Parent Common Valuation.  The Expense Fund Amount shall be held by the Stockholders’ Agent as agent and for the benefit of the Indemnifying Parties in a segregated client account and shall be used (i) for the purposes of paying directly or reimbursing the Stockholders’ Agent for any Stockholders’ Agent Expenses incurred pursuant to this Agreement, the Escrow Agreement or any Stockholders’ Agent letter agreement, or (ii) as otherwise determined by the Advisory Group (the “Expense Fund”).  The Stockholders’ Agent is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct.  The Stockholders’ Agent is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund, and has no tax reporting or income distribution obligations hereunder.  As soon as reasonably determined by the Stockholders’ Agent that the Expense Fund is no longer required to be withheld, the Stockholders’ Agent shall distribute the remaining Expense Fund (if any) to the Escrow Agent for further distribution to the Indemnifying Parties.  If not paid from the Expense Fund or directly from the Indemnifying Parties, then after all valid claims for indemnification of Indemnitees have been paid and to the extent there are shares of Parent Common Stock that remain in the Escrow Fund, if applicable, the Stockholders’ Agent will be entitled to reimbursement from the Escrow Fund for its reasonable costs and any Stockholders’ Agent Expenses incurred in connection with the defense of third party claims under Section 10.5 or otherwise in connection with the performance of its duties and obligations under this Agreement and the Escrow Agreement. The Indemnifying Parties acknowledge that the Stockholders’ Agent shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby.

(f)     Stockholders’ Agent Limitations.  Notwithstanding anything to the contrary in this Agreement, the Escrow Agreement or any Stockholders’ Agent letter agreement, the Stockholders’ Agent will only have the power or authority to act regarding matters pertaining to the Indemnifying Parties as a group and does not have the power authority to act regarding matters pertaining to an individual Indemnifying Party, or to treat any particular Indemnifying Party in a manner different from any other Indemnifying Party, except as consistent with such Indemnifying Party’s Pro Rata Share.  Further, the powers conferred on the Stockholders’ Agent in this Agreement do not authorize or empower the Stockholders’ Agent to do or cause to be done any action (including without limitation by amending or waiving any provision of this Agreement or otherwise) that (i) results in an increase of any Indemnifying Party’s indemnity or other obligations or liabilities under this Agreement or any Ancillary Agreement (including without limitation, imposing joint liability on the Indemnifying Parties or any change in the nature of the indemnity obligations), (ii) results in the amounts payable under this Agreement to any Indemnifying Party being distributed in any manner other than as specified in this Agreement or (iii) binds, and will not bind, any Indemnifying Party to aggregate liability under this Agreement in excess of such Indemnifying Party’s Pro Rata Share of the Escrow Fund.

10.10     Parent Indemnification.  Effective at and after the Effective Time, Parent hereby indemnifies the Indemnifying Parties, their Affiliates and their respective successors and assignees (collectively, the “Stockholder Indemnitees”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by the Stockholder Indemnitees arising out of (a) any inaccuracy in or breach of any representation or warranty made by the Parent or the Merger Sub as of the date of this Agreement; or (b) any breach of any covenant or obligation of the Parent, the Merger Sub or the Surviving Corporation in this Agreement; provided, that Parent’s maximum aggregate liability shall not exceed $6,000,000; and provided further, that the Stockholder Indemnitees can only execute any claim pursuant to this Section 10.10 against Parent through the Stockholders’ Agent.

ARTICLE XI
MISCELLANEOUS

11.1     Governing Law.  The internal laws of the State of Delaware, irrespective of its conflicts of law principles, shall govern the validity of this Agreement, the construction of its terms, the interpretation and enforcement of the rights and duties of the parties hereto and the consummation and effects of the Merger.

11.2     Assignment; Binding Upon Successors and Assigns.  This Agreement shall inure to the benefit of the successors and assigns of Parent, including any successor to, or assignee of, all or substantially all of the business and assets of Parent.  Except as set forth in the preceding sentence, no party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Any assignment in violation of this provision shall be void.

11.3     Severability.  If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

11.4     Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

11.5     Other Remedies.  Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction.

11.6     Amendments and Waivers.  Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby.  The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.  This Agreement may be amended by the parties hereto as provided in this Section 11.6 at any time before or after adoption of this Agreement by the Company Stockholders, but, after such adoption, no amendment shall be made which by Applicable Law requires the further approval of the Company Stockholders without obtaining such further approval.  For the avoidance of doubt, after adoption of this Agreement by the Company Stockholders, the parties hereto will not agree to any amendment or waiver of any provision of this Agreement without the further approval of the Company Stockholders that (i) results in an increase of any Indemnifying Party’s indemnity or other obligations or liabilities under this Agreement or any Ancillary Agreement (including without limitation, imposing joint liability on the Indemnifying Parties or any change in the nature of the indemnity obligations), (ii) results in the amounts payable under this Agreement to any Indemnifying Party being distributed in any manner other than as specified in  this Agreement, (iii) further decreases the amounts payable to any Indemnifying Party pursuant to this Agreement or (iv) cause any Indemnifying Party’s indemnification obligation to exceed the sum of the portion of the Merger Consideration or Investor Debt Consideration, as applicable, actually received by the Indemnifying Party.  At any time prior to the Effective Time, each of Company and Parent, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for its benefit contained herein.  No such waiver or extension shall be effective unless signed in writing by the party against whom such waiver or extension is asserted.  The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

11.7     Expenses.  Except as set forth in Section 2.13, whether or not the Merger is successfully consummated, each party shall bear its respective legal, accountants, and financial advisory fees and other expenses incurred with respect to this Agreement, the Merger and the transactions contemplated hereby.

11.8     Attorneys’ Fees.  Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal).  The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

11.9     Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service; provided that with respect to notices delivered to the Stockholders’ Agent, such notices must be delivered solely via facsimile or via email.  Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile, three (3) business days after mailing if sent by mail, and one business day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 11.9:

If to Parent or Merger Sub:

GigOptix, Inc.
130 Baytech Drive
San Jose, CA 95134
Attention: Avi Katz, Chairman and CEO
Fax No.: (408) 522-3102

with a copy to:

Crowell & Moring LLP
275 Battery Street, 23rd Floor
San Francisco, CA 94111
Attention: Jeffrey Selman
Fax No.: (415) 986-2827

If to the Company:

Magnum Semiconductor, Inc.
591 Yosemite Drive
Milpitas, CA  95035
Attention: Gopal Solanki

with a copy to:

DLA Piper LLP
2000 University Avenue
East Palo Alto, CA 94303
Attention: Ben Griebe
Fax No.: (650) 687-1116

If to the Stockholders’ Agent:

Fortis Advisors LLC
Attention: Notice Department
Fax No.: (858) 408-1843
Email: notices@fortisrep.com

11.10     Interpretation; Rules of Construction.  When a reference is made in this Agreement to Exhibits, Sections or Articles, such reference shall be to an Exhibit to, Section of or Article of this Agreement, respectively, unless otherwise indicated.  The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.  Any dollar amount included herein shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Material Adverse Effect” or any other similar qualification in this Agreement.

11.11     Third Party Beneficiary Rights.  No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, Affiliate, stockholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

11.12     Public Announcement.  Company shall not make any public announcement of any kind regarding the terms of this Agreement and the transactions contemplated hereby.  Following the date hereof, Parent may issue such press releases, and make such other public disclosures regarding the Merger, as it determines are required or deems appropriate.  The Company and Parent each confirm that they have entered into the Confidentiality Agreement and that, subject to the preceding sentence, they are each bound by, and shall abide by, the provisions of such Confidentiality Agreement; provided, however, that Parent shall not be bound by such Confidentiality Agreement after the Closing.  If this Agreement is terminated, the Confidentiality Agreement shall remain in full force and effect, and all copies of documents containing confidential information of a disclosing party shall be returned by the receiving party to the disclosing party or be destroyed, as provided in the Confidentiality Agreement.  Each Company Stockholder that is a partnership, a limited liability company or a venture capital or private equity fund may disclose to its limited partners, members or investors, as applicable, and to their respective representatives, the terms of this Agreement or the transactions contemplated by this Agreement.

11.13     Entire Agreement.  This Agreement, the exhibits and schedules hereto, the Company Ancillary Agreements, the Parent Ancillary Agreements and the Merger Sub Ancillary Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Confidentiality Agreement.  The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

11.14     Waiver of Jury Trial.  EACH OF PARENT, MERGER SUB, THE COMPANY AND THE STOCKHOLDERS’ AGENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB, THE COMPANY AND THE STOCKHOLDERS’ AGENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

11.15     Legal Representation.

(a)     Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees and Affiliates, that DLA Piper LLP (US) (“DLA Piper”) may serve as counsel to each and any of the Company Securityholders and their Affiliates (individually and collectively, the “Securityholder Group”), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, DLA Piper (or any successor) may serve as counsel to the Securityholder Group or any director, manager, member, partner, officer, employee or Affiliate of any member of the Securityholder Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of the Company and/or any of its Subsidiaries.  In connection with any representation of the Company or its Subsidiaries expressly permitted pursuant to the prior sentence, Parent hereby irrevocably waives and agrees not to assert, and agrees to cause the Company and its Subsidiaries to irrevocably waive and not to assert any conflict of interest arising from or in connection with (i) DLA Piper’s prior representation of the Company and its Subsidiaries and (ii) DLA Piper’s representation of the Securityholder Group and their Affiliates prior to and after the Closing.  As to any privileged attorney-client communications between DLA Piper and the Company or between DLA Piper and the Company’s Subsidiaries prior to the Closing (collectively, the “Privileged Communications”), Parent, the Company, and each of its Subsidiaries together with any of their respective current or former Affiliates, Subsidiaries, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the parties after the Closing.

(b)     Parent further agrees, on behalf of itself and, after the Closing, on behalf of the Company and its Subsidiaries, that all privileged communications in any form or format whatsoever between or among DLA Piper, on the one hand, and the Company, its Subsidiaries, or any member of the Securityholder Group, or any of their respective directors, officers, employees, or other representatives, on the other hand, that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, any alternative transactions to the transactions contemplated by this Agreement presented to or considered by the Company or any member of the Securityholder Group, or any dispute arising under this Agreement, unless finally adjudicated to be not privileged by a court of law (collectively, the “Privileged Deal Communications”), shall remain privileged after the Closing and that the Privileged Deal Communications and the expectation of client confidence relating thereto shall belong solely to the applicable member of the Securityholder Group, shall be controlled by such member of the Securityholder Group and shall not pass to or be claimed by Parent, the Company or any of its Subsidiaries.  Parent agrees that it will not, and that it will cause the Company and its Subsidiaries not to, (i) access or use the Privileged Deal Communications, (ii) seek to have any member of the Securityholder Group waive the attorney client privilege or any other privilege, or otherwise assert that Parent, the Company or any of its Subsidiaries has the right to waive the attorney client privilege or other privilege applicable to the Privileged Deal Communications, or (iii) seek to obtain the Privileged Deal Communications or Non-Privileged Deal Communications (as defined below) from any member of the Securityholder Group or DLA Piper.

(c)     Parent further agrees, on behalf of itself and, after the Closing, on behalf of the Company and its Subsidiaries, that all communications in any form or format whatsoever between or among any of DLA Piper, the Company, its Subsidiaries, any member of the Securityholder Group, or any of their respective directors, officers, employees or other Affiliates or representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, any alternative transactions to the transactions contemplated by this Agreement presented to or considered by the Company or any member of the Securityholder Group, or any dispute arising under this Agreement and that are not Privileged Deal Communications (collectively, the “Non-Privileged Deal Communications”), shall also belong solely to the applicable member of the Securityholder Group, shall be controlled by such member of the Securityholder Group and ownership thereof shall not pass to or be claimed by Parent, the Company or any of its Subsidiaries.

(d)     Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Company or their Subsidiaries, on the one hand, and a third party other than a member of the Securityholder Group or its Affiliates, on the other hand, then Parent, the Company or their Subsidiaries may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that to the extent such dispute relates in any way to this Agreement or the transactions contemplated hereby, none of Parent, the Company or their Subsidiaries may waive such privilege without the prior written consent of such applicable member of the Securityholder Group, which consent shall not be unreasonably withheld.  If Parent, the Company or any of their Subsidiaries is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications, then Parent shall immediately (and, in any event, within two (2) Business Days) notify the Securityholder Group in writing (including by making specific reference to this Section 11.15(d)) so that such member of the Securityholder Group can seek at its sole cost and expense, a protective order, and Parent agrees to use all commercially reasonable efforts to assist therewith.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GigOptix, Inc.		Magnum Semiconductor, Inc.

By:	/s/ Avi Katz	By:	/s/ Terry Griffin

Name:	Avi Katz	Name:	Terry Griffin

Title:	Chairman & Chief Executive Officer	Title:	Chief Financial Officer, SR. VP Finance & Operations

Champagne Merger Sub, Inc.		Fortis Advisors LLC as the Stockholders’ Agent

By:	/s/ Avi Katz	By:	/s/ Ryan Simkin

Name:	Avi Katz	Name:	Ryan Simkin

Title:	Chief Executive Officer	Title:	Managing Director

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

SCHEDULE 2.3

As used in this Schedule 2.3 and the Agreement, the following terms shall have the meanings set forth below.  Unless indicated otherwise, all mathematical calculations contemplated hereby shall be made to the fifth decimal place.

“Aggregate Series E and E-1 Preference Value” means the sum of (i) Aggregate Series E Preference Value plus (ii) Aggregate Series E-1 Preference Value.

“Aggregate Series E Preference Value” means the product of (i) Per Share Series E Value multiplied by (ii) the aggregate number of shares of Series E Preferred Stock outstanding immediately prior to the Effective Time.

“Aggregate Series E-1 Preference Value” means the product of (i) Per Share Series E-1 Value multiplied by (ii) the aggregate number of shares of Series E-1 Preferred Stock outstanding immediately prior to the Effective Time.

“Aggregate Series E-1 Warrant Value” means the product of (i) Per Share Series E-1 Value multiplied by (ii) the aggregate number of Series E-1 In-The-Money Warrants outstanding immediately prior to the Effective Time.

“Aggregate Series E-2 Preference Value” means the product of (i) Per Share Series E-2 Value multiplied by (ii) the aggregate number of shares of Series E-2 Preferred Stock outstanding immediately prior to the Effective Time.

“Full Exercise Price” means an amount equal to the product of (i) $0.001 multiplied by (ii) the aggregate number of Series E-1 In-The-Money Warrants outstanding immediately prior to the Effective Time.

“Payout Percentage” means an amount equal to the quotient of (i) the sum of (A) the Merger Consideration plus (B) Full Exercise Price minus (C) Aggregate Series E-2 Preference Value, divided by (ii) the Total Aggregate Preference Value.

“Per Share Series E Consideration” means an amount equal to the quotient of (i) Series E Merger Consideration divided by (ii) the aggregate number of shares of Series E Preferred Stock outstanding immediately prior to the Effective Time.

“Per Share Series E Value” means an amount per share equal to the sum of (i) the product of (a) 1.25 multiplied by (b) $2.10, plus (ii) all accrued dividends from the date of the issuance of such share through March 31, 2010, plus (iii) any declared but unpaid dividends on the shares of Series E Preferred Stock.

“Per Share Series E-1 Consideration” means an amount equal to the quotient of (i) Series E-1 Merger Consideration divided by (ii) the aggregate number of shares of Series E-1 Preferred Stock outstanding immediately prior to the Effective Time.

“Per Share Series E-1 Value” means an amount per share equal to the sum of (i) the product of (a) 1.25 multiplied by (b) $1.20, plus (ii) any declared but unpaid dividends on the shares of Series E-1 Preferred Stock.

“Per Share Series E-1 Warrant Consideration” an amount equal to the quotient of (i) the sum of (A) the product of (x) Aggregate Series E‑1 Warrant Value multiplied by (y) the Payout Percentage, minus (B) Full Exercise Price, divided by (ii) the aggregate number of Series E-1 In-The-Money Warrants immediately outstanding before the Effective Time.

“Per Share Series E-2 Consideration” means an amount equal to the quotient of (i) Series E-2 Merger Consideration divided by (ii) the aggregate number of shares of Series E-2 Preferred Stock outstanding immediately prior to the Effective Time.

“Per Share Series E-2 Value” means an amount per share equal to the sum of (i) the product of (a) 1.00 multiplied by (b) $0.45, plus (ii) any declared but unpaid dividends on the shares of Series E-2 Preferred Stock.

“Series E Merger Consideration” means an amount equal to the product of (i) Aggregate Series E Preference Value multiplied by (ii) the Payout Percentage.

“Series E-1 Merger Consideration” means an amount equal to the product of (i) Aggregate Series E-1 Preference Value multiplied by (ii) the Payout Percentage.

“Series E-2 Merger Consideration” means an amount equal to the Aggregate Series E-2 Preference Value.

“Total Aggregate Preference Value” means the sum of (i) Aggregate Series E and E-1 Preference Value plus (ii) Aggregate Series E-1 Warrant Value.

“Total Aggregate Preference Value” means the sum of (i) Aggregate Series E and E-1 Preference Value plus (ii) Aggregate Series E-1 Warrant Value.